     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 5, 2001


                                                      REGISTRATION NO. 333-55868


                                                      REGISTRATION NO. 333-55866


                                                      REGISTRATION NO. 333-55866

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------


                                AMENDMENT NO. 1


                                       TO



               FORM S-1                               FORM S-3
     KINDER MORGAN MANAGEMENT, LLC               KINDER MORGAN, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED   KINDER MORGAN ENERGY PARTNERS, L.P.
               IN CHARTER)                  (EXACT NAME OF REGISTRANT AS
                                                SPECIFIED IN CHARTER)
               DELAWARE
    (STATE OR OTHER JURISDICTION OF                    KANSAS
    INCORPORATION OR ORGANIZATION)                    DELAWARE
                                           (STATE OR OTHER JURISDICTION OF
              76-0669886                   INCORPORATION OR ORGANIZATION)
(I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                                                     48-0290000
                 4610                                76-0380342
     (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER IDENTIFICATION
       CLASSIFICATION CODE NUMBER)                     NUMBER)
                                                        4923
                                                        4610
                                            (PRIMARY STANDARD INDUSTRIAL
                                             CLASSIFICATION CODE NUMBER)



                          ONE ALLEN CENTER, SUITE 1000


                               500 DALLAS STREET

                              HOUSTON, TEXAS 77002
                                 (713) 369-9000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
          AREA CODE, OF EACH REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               JOSEPH LISTENGART

                          ONE ALLEN CENTER, SUITE 1000


                               500 DALLAS STREET

                              HOUSTON, TEXAS 77002
                                 (713) 369-9000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                    Please send copies of communications to:


              GARY W. ORLOFF                              MIKE ROSENWASSER
       BRACEWELL & PATTERSON, L.L.P.                   VINSON & ELKINS L.L.P.
     711 LOUISIANA STREET, SUITE 2900                     666 FIFTH AVENUE
          HOUSTON, TX 77002-2781                         NEW YORK, NY 10103
              (713) 221-1306                               (917) 206-8000
           (713) 221-2166 (FAX)                         (917) 206-8100 (FAX)


                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
                            ------------------------


    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


    THE REGISTRANTS HEREBY AMEND THESE REGISTRATION STATEMENTS ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY THEIR EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THESE REGISTRATION STATEMENTS SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THESE REGISTRATION STATEMENTS SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement contains a prospectus to be used in connection with the offer and sale of Kinder Morgan Management, LLC shares. This registration statement also registers:


     - the deemed offer and sale by Kinder Morgan Energy Partners, L.P. of i-units to be acquired by Kinder Morgan Management, LLC with most of the net proceeds of the offering of its shares, pursuant to Rule 140 of the Securities Act of 1933, as amended;



     - the obligation of Kinder Morgan, Inc. to deliver common units of Kinder Morgan Energy Partners, L.P. to owners of shares of Kinder Morgan Management, LLC in exchange for their shares pursuant to the terms of an agreement between Kinder Morgan, Inc. and Kinder Morgan Management, LLC, for itself and for the express benefit of the owners of its shares;


     - the delivery by Kinder Morgan, Inc. of the common units of Kinder Morgan Energy Partners, L.P. pursuant to the exchange feature; and


     - the obligation of Kinder Morgan, Inc. to purchase shares of Kinder Morgan Management, LLC under specified circumstances pursuant to the terms of an agreement between Kinder Morgan, Inc. and Kinder Morgan Management, LLC, for itself and for the express benefit of the owners of its shares.

   THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                SUBJECT TO COMPLETION. DATED             , 2001.


                                8,500,000 SHARES

                REPRESENTING LIMITED LIABILITY COMPANY INTERESTS

                         KINDER MORGAN MANAGEMENT, LLC
                             ----------------------


     This is an initial public offering of our shares representing limited liability company interests, a class of our equity with limited voting rights. We are offering 8,500,000 of our shares through the underwriters named below including 850,000 shares to be offered to our affiliate, Kinder Morgan, Inc.



     We are a recently formed limited liability company that has elected to be treated as a corporation for United States income tax purposes. We will manage and control the business and affairs of Kinder Morgan Energy Partners, L.P. and will use the proceeds of this offering to acquire limited partner interests, referred to as i-units, in Kinder Morgan Energy Partners, L.P.



     When Kinder Morgan Energy Partners, L.P. makes distributions on its common units, we will make distributions on our shares in the form of additional shares. You will receive that number of additional shares equal to the amount of cash distributions you would have received had you owned Kinder Morgan Energy Partners, L.P. common units divided by the average market price of our shares. On March 15, 2001, Kinder Morgan Energy Partners, L.P. announced its intention to increase the quarterly distribution for the first quarter of 2001 to $1.00 per common unit, or $4.00 per common unit on an annualized basis.



     Kinder Morgan, Inc. has agreed that at any time after the 45th day following the closing of this offering, owners of our shares may exchange each of their shares for a common unit of Kinder Morgan Energy Partners, L.P. owned by Kinder Morgan, Inc. and its affiliates. This exchange feature is subject to Kinder Morgan, Inc.'s right to settle the exchange in cash rather than in common units.



     Prior to this offering, there has been no public market for our shares. We expect our shares to be offered at a price within 10% of the last reported sales price of Kinder Morgan Energy Partners, L.P. common units on the New York Stock Exchange prior to the determination of the offering price. The common units trade on the NYSE under the symbol "KMP." The last reported sales price of the
common units on the NYSE on             , 2001 was $     per common unit. We
have applied to have our shares included for trading on the      under the
symbol      .



     INVESTING IN THE SHARES OR IN THE COMMON UNITS FOR WHICH THEY MAY BE EXCHANGED INVOLVES RISK. A DISCUSSION OF RISK FACTORS BEGINS ON PAGE 20. These risks include the following:



     - Our success will be dependent upon our operation and management of Kinder Morgan Energy Partners, L.P. and its resulting performance.



     - As an owner of shares, you will have limited voting rights and therefor will have little opportunity to influence or change management.



     - Our management may have different interests than you and may not always conduct our business as you would wish.



     - Your shares are subject to mandatory and optional purchase provisions which could result in your having to sell your shares at a time or price which you do not like.


                             ----------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                             ----------------------





                                                               PER SHARE      TOTAL
                                                               ---------      -----
Initial public offering price...............................    $            $
Underwriting discount(1)....................................    $            $
Proceeds, before expenses, to Kinder Morgan Management,         $            $
  LLC ......................................................



---------------


(1)The underwriters will receive no discount or commission on the sale of 850,000 shares to Kinder Morgan, Inc.



     To the extent that the underwriters sell more than 8,500,000 shares, the underwriters have the option to purchase up to an additional 1,275,000 shares from Kinder Morgan Management, LLC at the initial public offering price less the underwriting discount.

                             ----------------------


     The underwriters expect to deliver the shares against payment in New York,
New York on             , 2001.

                              GOLDMAN, SACHS & CO.

CREDIT SUISSE FIRST BOSTON                      LEHMAN BROTHERS


DAIN RAUSCHER WESSELS                               FIRST UNION SECURITIES, INC.

                             ----------------------

                         Prospectus dated      , 2001.

                               TABLE OF CONTENTS


                                                              Page
                                                              ----
PROSPECTUS SUMMARY..........................................    3
  Risk Factors..............................................    5
  Organizational Structures.................................    7
  The Offering..............................................    9
  The Shares................................................
  Summary Financial Data....................................   15
RISK FACTORS................................................   20
  Risks Related to the Shares; i-units and Kinder Morgan
    Management, LLC.........................................   20
  Risks Related to the Common Units of Kinder Morgan Energy,
    Partners, L.P. .........................................   24
  Risks Related to Kinder Morgan Energy Partners, L.P.'s
    Business................................................   25
  Risks Related to Conflicts of Interest and Limitations on
    Liability...............................................   28
INFORMATION REGARDING FORWARD LOOKING STATEMENTS............   30
USE OF PROCEEDS.............................................   31
OUR POLICY REGARDING SHARE DISTRIBUTIONS....................   31
KINDER MORGAN ENERGY PARTNERS, L.P.'S DISTRIBUTION POLICY...   32
  Requirement to Distribute Available Cash Less Reserves....   32
  Definition of Available Cash..............................   32
  Establishment of Reserves.................................   32
  Cash, i-Unit and Share Distributions......................   32
  Two Different Types of Distributions......................   32
  General Procedure for Quarterly Distributions.............   33
  Adjustment of Target Distribution Levels..................   36
  Distributions in Liquidation..............................   37
CAPITALIZATION OF KINDER MORGAN MANAGEMENT, LLC.............   38
CAPITALIZATION OF KINDER MORGAN ENERGY PARTNERS, L.P........   39
CAPITALIZATION OF KINDER MORGAN, INC........................   40
SELECTED FINANCIAL DATA OF KINDER MORGAN ENERGY PARTNERS,
  L.P.......................................................   41
SELECTED PRO FORMA FINANCIAL DATA OF KINDER MORGAN ENERGY
  PARTNERS, L.P.............................................   43
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   45
  Kinder Morgan Management, LLC.............................   45
  Kinder Morgan Energy Partners, L.P. ......................   46
DESCRIPTION OF OUR SHARES...................................   61
  Distributions.............................................   61
  Limited Voting Rights.....................................   63
  Anti-dilution Adjustments.................................   64
  Covenants.................................................   64
  Optional Purchase.........................................   66
  Mandatory Purchase........................................   67
  Exchange Feature..........................................   68
  Registration Rights.......................................   69
  Tax Indemnity of Kinder Morgan, Inc. .....................   70
  Transfer Agent and Registrar..............................   70
  Book Entry System.........................................   70
  Replacement of Share Certificates.........................   71
  Fractional Shares.........................................   71
DESCRIPTION OF THE i-UNITS..................................   72
  Voting Rights.............................................   72
  Distributions and Payments................................   72
  Merger, Consolidation or Sale of Assets...................   73
  Federal Income Tax Characteristics........................   73
BUSINESS....................................................   74
  Kinder Morgan Management, LLC.............................   74
  Kinder Morgan Energy Partners, L.P. ......................   76
  Kinder Morgan, Inc. ......................................   81
MANAGEMENT OF KINDER MORGAN MANAGEMENT, LLC.................   81
  Directors and Executive Officers..........................   81
  Board of Directors and Committees.........................   84
  Director Compensation.....................................   84
  Executive Compensation....................................   84

                                                              Page
                                                              ----
RELATIONSHIPS AND RELATED PARTY TRANSACTIONS................   85
  Our Relationship with Kinder Morgan, Inc. and Kinder
    Morgan Energy Partners, L.P. ...........................   85
  Tax Indemnification and Other Agreement...................   88
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES........   90
  Conflicts of Interest.....................................   90
  Situations in Which a Conflict of Interest Could Arise....   90
  Fiduciary Duties Owed to Our Shareholders and the Owners
    of Units................................................   91
LIMITED LIABILITY COMPANY AGREEMENT.........................   94
  Formation.................................................   94
  Purpose and Powers........................................   94
  Federal Income Tax Status as a Corporation................   94
  Power of Attorney.........................................   94
  Members...................................................   94
  Limited Liability.........................................   95
  The Board.................................................   95
  Officers and Employees....................................   95
  Capital Structure.........................................   95
  Dissolution and Liquidation...............................   95
  Exculpation and Indemnification...........................   96
  Amendments................................................   96
  Meetings; Voting..........................................   96
  Books and Records; List of Shareholders...................   96
  No Removal................................................   97
  Distributions.............................................   97
  Exchange..................................................   97
  Optional Mandatory Purchase...............................   97
  Purchase Events...........................................   97
DESCRIPTION OF COMMON UNITS AND CLASS B UNITS...............   98
  Number of Units...........................................   98
  Where Units are Traded....................................   98
  Quarterly Distributions...................................   98
  Transfer Agent and Registrar..............................   98
  Summary of Partnership Agreement..........................   98
SHARES ELIGIBLE FOR FUTURE SALE.............................   99
INCOME TAX CONSIDERATIONS RELATING TO THE SHARES AND THE
  COMMON UNITS..............................................   99
  Legal Opinions............................................  100
  Federal Income Tax Considerations Associated with the
    Ownership and Disposition of Shares.....................  100
  Tax Consequences of Share Ownership.......................  101
  Federal Income Tax Considerations Associated with the
    Ownership and Disposition of Common Units...............  103
  Limited Partner Status....................................  105
  Tax Consequences of Common Unit Ownership.................  106
  Tax Treatment of Operations...............................  112
  Disposition of Common Units...............................  113
  Uniformity of Common Units................................  115
  Tax-Exempt Organizations, Mutual Funds and Non U.S.
    Investors...............................................  115
  Administrative Matters....................................  116
  Foreign, State, Local and Other Tax Considerations........  119
ERISA CONSIDERATIONS........................................  119
UNDERWRITING................................................  122
LEGAL MATTERS...............................................  125
EXPERTS.....................................................  125
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................  126
INDEX TO FINANCIAL STATEMENTS...............................  F-1


Until           , 2001, all dealers that buy, sell or trade our shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. Therefore, you should read this entire prospectus carefully, including the risks discussed under the "Risk Factors" section and our financial statements and the related notes. This prospectus also incorporates by reference important information about Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc., including information about their businesses and financial and operating data, and certain financial information with respect to Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P. You should also read carefully the information, including the financial statements and the footnotes to those statements, which is incorporated by reference in this prospectus.


KINDER MORGAN Management, LLC


     We are a recently formed limited liability company that has elected to be treated as a corporation for United States income tax purposes. We will be a limited partner in Kinder Morgan Energy Partners, L.P. and will manage and control its business and affairs. All of our voting shares are owned indirectly by Kinder Morgan, Inc. Upon the closing of this offering, Kinder Morgan G.P., Inc., will delegate to us, to the fullest extent permitted under Delaware law and the Kinder Morgan Energy Partners, L.P. partnership agreement, all of its rights and powers to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P., subject to Kinder Morgan G.P., Inc.'s right to approve specified actions. We were formed in Delaware on February 14, 2001. For more information regarding our management and control of the business and affairs of Kinder Morgan Energy Partners, L.P., please read "Business -- Kinder Morgan Management, LLC."


KINDER MORGAN ENERGY PARTNERS, L.P.


  BUSINESS DESCRIPTION



     Kinder Morgan Energy Partners, L.P., a Delaware limited partnership with its common units traded on the New York Stock Exchange under the symbol "KMP," was formed in August 1992. Kinder Morgan Energy Partners, L.P. is the largest publicly-traded pipeline limited partnership in the United States in terms of market capitalization. It owns and operates one of the largest refined petroleum products pipeline systems in the United States. Since February 1997, when current management assumed control of the operations of Kinder Morgan Energy Partners, L.P., quarterly common unit distributions have more than tripled from $0.315 per common unit to an announced $1.00 per common unit for the first quarter of 2001. Its operations are grouped into the following business segments:



     - PRODUCTS PIPELINES: Over 10,000 miles of pipelines and associated terminals delivering gasoline, diesel fuel, jet fuel and natural gas liquids to various markets;



     - NATURAL GAS PIPELINES: Transports, treats, processes and stores natural gas on approximately 12,000 miles of pipeline;



     - CO(2) PIPELINES: Markets and transports carbon dioxide, commonly called CO(2), to oil fields which use CO(2) to increase production of oil;



     - BULK TERMINALS: 29 bulk terminal facilities which handle more than 40 million tons of coal, petroleum coke and other products annually; and



     - LIQUIDS TERMINALS: Handles refined petroleum products, chemicals, and other liquid products.

  GATX TRANSACTION



     In March 2001, Kinder Morgan Energy Partners, L.P. completed the acquisition of GATX Corporation's domestic pipeline and terminal business for approximately $1.17 billion. The primary assets acquired include CALNEV Pipe Line Company, a 550-mile petroleum products pipeline system extending from Colton, California to Las Vegas, Nevada; Central Florida Pipeline Company, a 195-mile petroleum products pipeline system extending from Tampa, Florida to Orlando, Florida; and 12 liquids terminals with a storage capacity of 35.6 million barrels. CALNEV Pipe Line Company, Central Florida Pipeline Company, and those terminals located on the West Coast will be included in Kinder Morgan Energy Partners, L.P.'s Product Pipeline segment. The remaining terminals will comprise a new business segment of Kinder Morgan Energy Partners, L.P. called Liquids Terminals.



  BUSINESS STRATEGY



     Kinder Morgan Energy Partners, L.P.'s objective is to grow by:



     - providing, for a fee, transportation, storage and handling services which are core to the energy infrastructure of growing markets;


     - increasing utilization of assets while controlling costs;

     - leveraging economies of scale from incremental acquisitions; and


     - maximizing the benefits of its financial structure.



     Kinder Morgan Energy Partners, L.P. primarily transports and/or handles products for a fee and generally is not engaged in the purchase and resale of commodity products. As a result, Kinder Morgan Energy Partners, L.P. does not face significant risks relating directly to shifts in commodity prices.



     Generally, as utilization of its pipelines and terminals increases, Kinder Morgan Energy Partners, L.P.'s fee-based revenues increase. Increases in utilization are principally driven by increases in demand for gasoline, jet fuel, natural gas and other energy products transported and handled by Kinder Morgan Energy Partners, L.P. Increases in demand for these products are generally driven by demographic growth in markets served by Kinder Morgan Energy Partners, L.P., including the rapidly growing western and southeastern United States.



     Since February 1997, Kinder Morgan Energy Partners, L.P. has closed 21 acquisitions valued at approximately $4.8 billion. These acquisitions have assisted Kinder Morgan Energy Partners, L.P. in growing from net income of $17.7 million in 1997 to net income of $278.3 million in 2000. Kinder Morgan Energy Partners, L.P. intends to make additional acquisitions of pipelines, terminals and other energy-related transportation assets.



KINDER MORGAN, INC.



     Kinder Morgan, Inc., a Kansas corporation, with its stock traded on the NYSE under the symbol "KMI", is one of the largest energy transportation and storage companies in America, operating more than 30,000 miles of natural gas and products pipelines. Kinder Morgan, Inc. also provides retail natural gas distribution service to approximately 225,000 customers, and develops, owns and operates power plants fueled by natural gas. Kinder Morgan, Inc.'s ownership of both general and limited partnership interests in Kinder Morgan Energy Partners, L.P. is expected to contribute over $200 million of earnings in 2001.


OFFICES


     The principal executive offices of Kinder Morgan Management, LLC, Kinder Morgan, Inc. and Kinder Morgan Energy Partners, L.P. are located at One Allen Center, Suite 1000, 500 Dallas Street, Houston, Texas 77002, and the phone number at this address is (713) 369-9000.

                                  RISK FACTORS

     Before you invest in our shares, you should be aware that there are various risks relating to an investment in our shares. For more information about these risks, see "Risk Factors." You should carefully consider these risk factors together with all of the other information included in this prospectus.


RISKS RELATED TO KINDER MORGAN MANAGEMENT, LLC SHARES, I-UNITS AND KINDER MORGAN MANAGEMENT, LLC



     - The market price of our shares may be volatile and may be less than the market price of the common units of Kinder Morgan Energy Partners, L.P.



     - The value of the quarterly per-share distribution of an additional fractional share may be less than the cash distribution on a common unit.



     - Kinder Morgan Energy Partners, L.P. could be treated as a corporation for federal income tax purposes. This would substantially reduce the cash distributions on the common units and the value of i-units which Kinder Morgan Energy Partners, L.P. will distribute quarterly to us and the value of our fractional shares we will distribute quarterly to you.



     - If owners of Kinder Morgan Management, LLC shares exchange their shares for common units of Kinder Morgan Energy Partners, L.P., the market for our shares may become less liquid.



     - Kinder Morgan Energy Partners, L.P. may issue additional common or other units and we may issue additional shares, which would dilute your ownership interest.



     - Our success will be dependent upon our operation and management of Kinder Morgan Energy Partners, L.P. and its resulting performance.



     - Your shares are subject to optional and mandatory purchase provisions which could result in your having to sell your shares at a time or price you do not like.



     - Kinder Morgan, Inc. may be unable to satisfy its obligation to exchange common units or cash for shares or to purchase shares upon the occurrence of the mandatory purchase events, resulting in a loss in value of your shares.



     - As an owner of i-units, we may not receive value equivalent to the common unit value for our i-unit interest in Kinder Morgan Energy Partners, L.P. if Kinder Morgan Energy Partners, L.P. is liquidated. As a result, you may receive less per share in a liquidation than is received by an owner of a common unit.



     - A person or group owning 20% or more of the aggregate number of issued and outstanding common units and Kinder Morgan Management, LLC shares, other than Kinder Morgan, Inc. and its affiliates, may not vote common units or shares; as a result, you are less likely to receive a premium for your shares in a hostile takeover.



     - The exercise of the exchange feature or the mandatory or optional purchase right associated with our shares is a taxable event to the owners of Kinder Morgan Management, LLC shares that dispose of their shares pursuant to that exercise.



     - Owners of Kinder Morgan Management, LLC shares have limited voting rights and therefore will have little or no opportunity to influence or change management.



RISKS RELATED TO THE COMMON UNITS OF KINDER MORGAN ENERGY PARTNERS, L.P.



     - Common unitholders have limited voting rights and therefore have little or no opportunity to influence or change management.



     - There are tax risks to common unitholders of Kinder Morgan Energy Partners, L.P. that do not exist for owners of Kinder Morgan Management, LLC shares. For example, the ownership of common units will result in unrelated business taxable income to tax exempt persons, nonqualifying income to mutual funds and withholding of taxes on distributions made to non U.S. persons. If you are one of these persons, this may reduce the value to you of the right to exchange your shares for common units.


RISKS RELATED TO KINDER MORGAN ENERGY PARTNERS, L.P.'S BUSINESS


     - Pending Federal Energy Regulatory Commission and California Public Utilities Commission proceedings seek substantial refunds and reductions in tariff rates on some of Kinder Morgan Energy Partners, L.P.'s pipelines. If these proceedings are determined adversely, they could have a material adverse impact on us.



     - Kinder Morgan Energy Partners, L.P.'s acquisition strategy requires access to new capital. Tightened credit markets or more expensive capital will impair Kinder Morgan Energy Partners, L.P.'s ability to grow.



     - Environmental regulation could result in increased operating and capital costs for Kinder Morgan Energy Partners, L.P.


     - Competition could ultimately lead to lower levels of profits and lower Kinder Morgan Energy Partners, L.P.'s cash flow.


     - Kinder Morgan Energy Partners, L.P. does not own approximately 97.5% of the land on which its pipelines are constructed and Kinder Morgan Energy Partners, L.P. is subject to the possibility of increased costs to retain necessary land use.


     - Kinder Morgan Energy Partners, L.P.'s rapid growth may cause difficulties integrating new operations.


     - Kinder Morgan Energy Partners, L.P.'s debt instruments may limit its financial flexibility and increase its financing costs.



     - Restrictions on Kinder Morgan Energy Partners, L.P.'s ability to prepay the debt of SFPP, L.P. may limit its financial flexibility and increase its financing costs.



RISKS RELATED TO CONFLICTS OF INTEREST AND LIMITATIONS ON LIABILITY



     - The interests of Kinder Morgan, Inc. may differ from our interests, the interests of our shareholders and the interests of unitholders of Kinder Morgan Energy Partners, L.P.



     - Our limited liability company agreement modifies the fiduciary duties owed by our board of directors to our shareholders and the partnership agreement of Kinder Morgan Energy Partners, L.P. modifies the fiduciary duties owed by the general partner to the unitholders.

                            ORGANIZATIONAL STRUCTURE



     The following charts depict the current organizational structure of Kinder Morgan, Inc. and Kinder Morgan Energy Partners, L.P. and the organizational structure following the offering.


                                    [CHART]

                                    [CHART]



          OWNERSHIP OF KINDER MORGAN ENERGY PARTNERS, L.P. AND ITS SUBSIDIARY OPERATING PARTNERSHIPS, ON A COMBINED BASIS AFTER THE
     OFFERING:



     i-units (entire class owned by Kinder Morgan
      Management, LLC)......................................   11.0%
     Common units owned by the public.......................   69.0%
     Common units and Class B units owned by Kinder Morgan,
      Inc. and affiliates...................................   18.0%
     General partner interest...............................    2.0%
                                                              ------
               Total........................................  100.0%

                                  THE OFFERING


Shares offered................   8,500,000 shares representing limited liability
                                 company interests



Shares offered to the
public........................   7,650,000 shares representing limited liability
                                 company interests



Shares offered to Kinder
Morgan, Inc...................   850,000 shares representing limited liability
                                 interests



Shares outstanding after this
  offering....................   8,500,000 shares representing limited liability
                                 company interests



Use of proceeds...............   We will use all of the net proceeds of the
                                 offering of our shares, expected to be
                                 approximately $501 million, as follows:



                                 - approximately $500 million for the purchase
                                  of a number of i-units from Kinder Morgan
                                  Energy Partners, L.P. that will equal the number of our shares outstanding after this offering; and



                                 - approximately $1 million to compensate Kinder
                                  Morgan, Inc. for its purchase, exchange and tax indemnity obligations, commonly called the "related rights".



                                 The i-units are a new class of Kinder Morgan
                                 Energy Partners, L.P.'s limited partner
                                 interests. Kinder Morgan Energy Partners, L.P. will use the cash it receives from the sale of i-units to us to reduce short-term debt it incurred in its acquisition of the domestic pipeline and terminal businesses of GATX Corporation. Kinder Morgan Energy Partners, L.P.'s total debt prior to this offering is approximately $3.0 billion. This total debt will be reduced to approximately $2.5 billion following the close of this offering. Kinder Morgan, Inc. will use the proceeds it receives from Kinder Morgan Management, LLC for general corporate purposes.



Proposed Trading Symbol.......


     Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' option to purchase up to 1,275,000 additional shares to cover over-allotments.

                                   THE SHARES


Kinder Morgan Management,
LLC ..........................   Our shares are interests in Kinder Morgan
                                 Management, LLC, a limited liability company treated as a corporation for United States income tax purposes. Kinder Morgan Management, LLC will be a limited partner in Kinder Morgan
                                 Energy Partners, L.P. and will manage and control that partnership's business and affairs.



Federal Income Tax Matters
  Associated with our
  Shares......................   Because we will be treated as a corporation for
                                 United States income tax purposes, an owner of our shares will not report on its United States income tax return any of our items of income, gain, loss and deduction. As a result of owning our shares, you will not receive a Schedule K-1 and will not be subject to state tax filings in the various states in which Kinder Morgan Energy
                                 Partners, L.P. conducts business. In addition, a tax-exempt investor's ownership or sale of our shares will not generate income derived from an unrelated trade or business regularly carried on by the tax-exempt investor, which is generally referred to as unrelated business taxable income, unless its ownership of our shares is debt financed. The ownership or sale of our shares by a mutual fund will not generate any nonqualifying income to it, which generally means income other than interest, dividends and gains from the sale of stock or securities. Furthermore, the ownership of our shares by a mutual fund will be treated as a qualifying asset, which generally includes cash, certain receivables, government securities and other securities. There will not be any withholding taxes imposed on quarterly or other distributions of additional shares to non U.S. persons or gain from the sale of our shares by a non U.S. person provided it owns fewer than 5% of our shares and our shares are traded on a nationally recognized securities exchange.



Income Tax Matters Associated
  with i-units................   We will be subject to income taxes on our
                                 taxable income; however, the i-units owned by us generally will not be entitled to allocations of income, gain, loss or deduction of Kinder Morgan Energy Partners, L.P.
                                 Therefore, we do not anticipate that we
                                 generally will have material amounts of taxable income resulting from our ownership of the i-units. In the event that we do have taxable income, Kinder Morgan, Inc. has agreed to indemnify us for the related tax liability to the extent that liability exceeds the cash we receive related to that income.



Distributions.................   We will make distributions on our shares only
                                 in additional shares except upon our
                                 liquidation. The fraction of an additional share distributed each quarter per share outstanding will be equal to the amount of the cash distribution declared by Kinder Morgan
                                 Energy Partners, L.P. on each common unit for that quarter, divided by the average market price of one of our shares as determined for a ten-trading day period ending on the trading day immediately prior to the ex-dividend date for the shares.



Exchange Feature..............   At any time after the 45th day following the
                                 closing of this offering, owners of our shares may exchange their shares for common units of Kinder Morgan Energy Partners, L.P. owned by
                                 Kinder Morgan, Inc. and its subsidiaries. Upon exercise of this right to exchange Kinder
                                 Morgan, Inc. may elect to deliver cash rather than common units. As of the date of this prospectus, Kinder Morgan, Inc. and its subsidiaries own 11,312,000 common units and 2,656,700 Class B units.



Mandatory Purchase............   If any of the events listed below occurs,
                                 Kinder Morgan, Inc. will be required to
                                 purchase all of our then outstanding shares owned by others at a purchase price equal to the higher of the average market price of the shares and the common units as determined for a ten-trading day period ending on the trading day immediately prior to the date of the applicable event. The events include:



                                 - aggregate distributions or other payments by
                                   Kinder Morgan Energy Partners, L.P.,
                                   including pursuant to an issuer tender offer, during a 360-day period of an amount exceeding 50% of the average market price of a common unit for the ten trading days ending on the trading day immediately prior to the beginning of that 360-day period;



                                 - an event resulting in Kinder Morgan, Inc. and
                                   its affiliates ceasing to be the beneficial owner of more than 50% of the total voting power of all shares of capital stock of the general partner of Kinder Morgan Energy Partners, L.P., unless:



                                   -- a new person or entity that becomes the
                                      beneficial owner of more than 50% of that total voting power is organized under the laws of a state in the United States and has long term unsecured debt with an investment grade credit rating (as determined by Moody's and Standard & Poor's) immediately prior to the closing of the transaction; and



                                   -- that beneficial owner assumes all
                                      obligations of Kinder Morgan, Inc. to us and to the owners of our shares;



                                 - Kinder Morgan Energy Partners, L.P. merges
                                   with another entity where Kinder Morgan
                                   Energy Partners, L.P. is not the surviving entity, or sells substantially all of its assets, unless in the transaction:



                                   -- the owners of common units receive a
                                      security that has in all material respects the same rights and privileges as the common units;



                                   -- we receive a security which has in all
                                      material respects the same rights and
                                      privileges as the i-units;



                                   -- an owner of common units receives no
                                      consideration other than securities of the type described above and/or cash, and the amount of cash received per common unit does not exceed 33 1/3% of the average market price of a common unit for the ten-day trading period ending on the trading day immediately prior to the date of the transaction; and



                                   -- no consideration is received by us or the
                                     owners of i-units other than the securities referred to above.

Optional Purchase.............   Kinder Morgan, Inc. has the right to purchase
                                 all of our shares owned by others in two circumstances:



                                 - when Kinder Morgan, Inc. and its affiliates
                                  own 80% or more of our outstanding shares, and



                                 - when Kinder Morgan, Inc. and its affiliates
                                  own a number of our shares and common units which equals 80% or more of the sum of the aggregate number of our outstanding shares and the aggregate number of outstanding common units. In this second case, however, Kinder Morgan, Inc. has the right to purchase both the shares and the common units owned by others, and cannot purchase either the shares or the common units alone.



                                 In these two circumstances, the purchase price per share is calculated differently. If the first circumstance exists and Kinder Morgan, Inc. elects to purchase the shares, the purchase price per share will equal 110% of the higher of:



                                 - the average closing price for the shares for
                                   the ten consecutive trading days ending five days prior to the date the notice of the purchase is mailed to the owners of our shares; and



                                 - the highest price Kinder Morgan, Inc. or its
                                   affiliates paid for such shares during the 90 days prior to the giving of the notice, excluding exchanges or cash settlements pursuant to the exchange feature of the shares.



                                 If the second circumstance exists and Kinder
                                 Morgan, Inc. elects to purchase both the shares and the common units, the purchase price per share and the purchase price per common unit will both equal the higher of:



                                 - the average closing price for the shares or
                                   common units for the 20 consecutive trading days ending five days prior to the date the notice of the purchase is mailed to the owners; and



                                 - the highest price Kinder Morgan, Inc. or its
                                   affiliates paid for such shares or common units, during the 90 days prior to the giving of the notice, excluding exchanges or cash settlements pursuant to the exchange feature of the shares.



Voting Rights.................   Kinder Morgan G.P., Inc. owns all of our voting
                                 shares; however, owners of the class of shares issued in this offering may vote on the following matters:



                                 - on any matter submitted by Kinder Morgan
                                   Energy Partners, L.P. for a vote of the
                                   i-units, the i-units we own will be voted proportionately to the number of affirmative and negative votes and abstentions cast by the owners of our shares. The i-units vote with the Kinder Morgan Energy Partners, L.P. common units and Class B units on all matters the common units and Class B units vote on, and also, as a class, on additional matters related to the i-units alone, such as amendments to the Kinder Morgan Energy Partners, L.P. partnership agreement that would have a material adverse effect on owners of the i-units in relation to the owners of other then existing classes of limited partnership interests; and



                                 - on amendments to our limited liability
                                   company agreement, the Kinder Morgan Energy
                                   Partners, L.P. registration rights agreement, and the Kinder Morgan, Inc. exchange, tax indemnification, purchase and delegation of control agreements, each as described below, but only if any of these amendments would have a material adverse effect on us or the owners of our shares.



                                 A person or group owning common units or shares or both common units and shares which constitute 20% or more of the aggregate number of issued and outstanding common units and shares cannot vote. This limitation, however, does not apply to Kinder Morgan, Inc. and its affiliates.



Anti-dilution Adjustments.....   Through the combined effect of the provisions
                                 in the Kinder Morgan Energy Partners, L.P.
                                 partnership agreement and the provisions of our limited liability company agreement, the number of our outstanding shares and outstanding i-units will always be equal.


Our Covenants.................   Our limited liability company agreement
                                 provides:


                                 - that our activities will be limited to being
                                   a limited partner in Kinder Morgan Energy
                                   Partners, L.P. and managing and controlling its business and affairs;



                                 - that all classes of shares we issue, other
                                   than the class of shares offered in this prospectus, must be owned by the general partner of Kinder Morgan Energy Partners, L.P.; and



                                 - for the maintenance of a one-to-one
                                   relationship between the number of i-units owned by us and the number of our outstanding shares.



Covenants of Kinder Morgan
  Energy Partners, L.P........   Upon the closing of this offering, the Kinder
                                 Morgan Energy Partners, L.P. partnership agreement will be amended to provide that Kinder Morgan Energy Partners, L.P. will not:



                                 - except in liquidation, pay a distribution on
                                  i-units other than in additional i-units or a security that has in all material respects the same rights and privileges as the i-units;



                                 - pay a distribution on a common unit other
                                   than in cash, additional common units or a security that has in all material respects the same rights and privileges as the common units;



                                 - allow an owner of common units to receive any
                                   consideration other than cash, common units or a security that has in all material respects the same rights and privileges as the common units, or allow us as the owner of the i-units to receive any consideration other than i-units or a security which has in all material respects the same rights and privileges as the i-units, in a:


                                   -- merger in which Kinder Morgan Energy
                                      Partners, L.P. is not the survivor, if the unitholders of Kinder Morgan Energy Partners, L.P. immediately prior to the transaction own more than 50% of the total voting power of the voting stock of the survivor immediately after the transaction;

                                   -- merger in which Kinder Morgan Energy
                                      Partners, L.P. is the survivor; or

                                   -- recapitalization, reorganization or
                                      similar transaction;

                                 - merge into another person, sell substantially
                                   all of its assets to another person, or enter into similar transactions, if:


                                   -- the other person is to be controlled by
                                      Kinder Morgan, Inc. or its affiliates
                                      after the transaction; and


                                   -- the transaction would be a mandatory
                                      purchase event;



                                 - make a tender offer for common units unless
                                   the consideration:

                                   -- is exclusively cash; and


                                   -- together with any cash payable in respect
                                      of any tender offer by Kinder Morgan
                                      Energy Partners, L.P. for the common units concluded within the preceding 360 days and the aggregate amount of any cash distributions to all owners of common units made within the preceding 360-day period, is less than 12% of the aggregate average market value of the units of Kinder Morgan Energy Partners, L.P. determined on the trading day immediately preceding the commencement of the tender offer;



                                      or



                                 - issue any of its i-units to any person other
                                  than us.

                             SUMMARY FINANCIAL DATA

     You should read the following financial data together with the financial statements and related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in or incorporated by reference in this prospectus.

                Kinder Morgan Management, LLC Balance Sheet Data


                                                                                       PRO FORMA
                                                                                      AS ADJUSTED
                                                             FEBRUARY 16, 2001      FOR THE OFFERING
                                                                HISTORICAL            (UNAUDITED)
                                                             -----------------      ----------------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
ASSETS
  Cash.....................................................        $100                 $    100
  i-units and related rights...............................          --                  501,350
                                                                   ----                 --------
Total assets...............................................        $100                 $501,450
                                                                   ====                 ========
LIABILITIES AND EQUITY
Liabilities:...............................................          --                       --
Equity:
  Voting shares............................................        $100                 $    100
  Outstanding shares.......................................          --                  501,350
                                                                   ----                 --------
Total liabilities and equity...............................        $100                 $501,450
                                                                   ====                 ========



     The as adjusted balance sheet reflects the sale of 8,500,000 shares offered at an assumed initial public offering price of $63.10 per share, after deducting underwriting discounts and estimated offering expenses, and the application of all those funds to purchase i-units from Kinder Morgan Energy Partners, L.P. and to acquire the related rights from Kinder Morgan, Inc.



                                                       (continued on next page)

          KINDER MORGAN ENERGY PARTNERS, L.P. SELECTED FINANCIAL DATA


     You should read the following selected financial data of Kinder Morgan Energy Partners, L.P. in connection with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere or incorporated by reference in this prospectus. Our historical results are not necessarily indicative of results to be expected for future periods.



                                                                YEAR ENDED DECEMBER 31,
                                               ----------------------------------------------------------
                                                 1996       1997      1998(4)      1999(5)      2000(6)
                                                 ----       ----      -------      -------      -------
                                                            (IN THOUSANDS, EXCEPT PER UNIT)
INCOME AND CASH FLOW DATA:
Revenues.....................................  $ 71,250   $ 73,932   $  322,617   $  428,749   $  816,442
Cost of product sold.........................     7,874      7,154        5,860       16,241      124,641
Operating expense............................    22,347     17,982       77,162      111,275      190,329
Fuel and power...............................     4,916      5,636       22,385       31,745       43,216
Depreciation and amortization................     9,908     10,067       36,557       46,469       82,630
General and administrative...................     9,132      8,862       39,984       35,612       60,065
                                               --------   --------   ----------   ----------   ----------
Operating income.............................    17,073     24,231      140,669      187,407      315,561
Earnings from equity investments.............     5,675      5,724       25,732       42,918       71,603
Amortization of excess cost of equity
  investments................................        --         --         (764)      (4,254)      (8,195)
Interest (expense)...........................   (12,634)   (12,605)     (40,856)     (54,336)     (97,102)
Interest income and other, net...............     3,129       (353)      (5,992)      22,988       10,415
Income tax (provision) benefit...............    (1,343)       740       (1,572)      (9,826)     (13,934)
                                               --------   --------   ----------   ----------   ----------
Income before extraordinary charge...........    11,900     17,737      117,217      184,897      278,348
Extraordinary charge.........................        --         --      (13,611)      (2,595)          --
                                               --------   --------   ----------   ----------   ----------
Net income...................................  $ 11,900   $ 17,737   $  103,606   $  182,302   $  278,348
                                               ========   ========   ==========   ==========   ==========
General partner's interest in net income.....  $    218   $  4,074   $   33,447   $   56,273   $  109,470
Limited partners' interest in net income.....  $ 11,682   $ 13,663   $   70,159   $  126,029   $  168,878
Basic Limited Partners' income per unit
  before extraordinary charge (1)............  $   0.90   $   1.02   $     2.09   $     2.63   $     2.68
                                               ========   ========   ==========   ==========   ==========
Basic Limited Partners' net income per
  unit.......................................  $   0.90   $   1.02   $     1.75   $     2.57   $     2.68
                                               ========   ========   ==========   ==========   ==========
Diluted Limited Partners' net income per
  unit(2)....................................  $   0.90   $   1.02   $     1.75   $     2.57   $     2.67
                                               ========   ========   ==========   ==========   ==========
Per unit cash distribution(3)................  $   1.26   $   1.88   $     2.47   $     2.85   $     3.43
                                               ========   ========   ==========   ==========   ==========
Additions to property, plant and equipment...  $  8,575   $  6,884   $   38,407   $   82,725   $  125,523
BALANCE SHEET DATA (AT END OF PERIOD):
Net property, plant and equipment............  $235,994   $244,967   $1,763,386   $2,578,313   $3,306,305
Total assets.................................  $303,603   $312,906   $2,152,272   $3,228,738   $4,625,210
Long-term debt...............................  $160,211   $146,824   $  611,571   $  989,101   $1,255,453
Partners' capital............................  $118,344   $150,224   $1,360,663   $1,774,798   $2,117,067


---------------

(1) Represents income before extraordinary charge per unit adjusted for the two-for-one split of units on October 1, 1997. Basic Limited Partners' income per unit before extraordinary charge was computed by dividing the interest of our unitholders in income before extraordinary charge by the weighted average number of units outstanding during the period.

(2) Diluted Limited Partners' net income per unit reflects the potential dilution, by application of the treasury stock method, that could occur if options to issue units were exercised, which would result in the issuance of additional units that would then share in Kinder Morgan Energy Partners, L.P.'s net income.

(3) Represents cash distributions declared for the four quarters of the calendar year. Actual cash distributions paid during each year is slightly different since distributions are paid 45 days after the end of the respective quarter.


(4) Includes results of operations for the Pacific operations, Kinder Morgan Bulk Terminals, Inc. and the 24% interest in Plantation Pipe Line Company since the respective dates of acquisition. The Pacific operations were acquired on March 6, 1998, Kinder Morgan Bulk Terminals, Inc. was acquired effective July 1, 1998 and our 24% interest in Plantation Pipe Line Company was acquired on September 15, 1998.



(5) Includes results of operations for the 51% interest in Plantation Pipe Line Company, Product Pipelines' transmix operations and the 33 1/3% interest in Trailblazer Pipeline Company since the respective dates of acquisition. Our second investment in Plantation Pipe Line Company, representing a 27% interest was made on June 16, 1999. The Product Pipelines' transmix operations were acquired on September 10, 1999, and our initial 33 1/3% investment in Trailblazer was made on November 30, 1999.



(6) Includes results of operations for Kinder Morgan Interstate Gas Transmission LLC, the 66 2/3% interest in Trailblazer Pipeline Company, the 49% interest in Red Cedar Gathering Company, Kinder Morgan CO(2) Company acquisitions, Milwaukee and Dakota bulk terminals, Kinder Morgan Transmix Company, LLC, the 32.5% interest in Cochin Pipeline System and Delta Terminal Services since dates of acquisition. Kinder Morgan Interstate Gas Transmission, LLC, Trailblazer Pipeline Company assets, and our 49% interest in Red Cedar Gathering Company were acquired effective December 31, 1999. Milwaukee Bulk Terminals, Inc. and Dakota Bulk Terminal, Inc. were acquired effective January 1, 2000. Our remaining 80% interest in Kinder Morgan CO(2) Company, was acquired on April 1, 2000. The Devon Energy carbon dioxide properties were acquired on June 1, 2000. Kinder Morgan Transmix Company, LLC (formerly Buckeye Transmix) was acquired on October 25, 2000. Our 32.5% interest in Cochin Pipeline System was acquired effective November 3, 2000, and Delta Terminal Services, Inc. was acquired effective December 1, 2000.

          KINDER MORGAN ENERGY PARTNERS, L.P. PRO FORMA FINANCIAL DATA

     The following table shows selected income and cash flow data and balance sheet data for Kinder Morgan Energy Partners, L.P.:

     - for the year ended December 31, 2000;


     - pro forma to reflect:



        -- the acquisition of the U.S. terminals and pipeline operations of GATX
           Corporation; and



        -- the issuance of $700 million of 6.75% notes due 2011 and $300 million of 7.40% notes due 2031, and the application of the proceeds to retire short-term debt; and



     - as adjusted to reflect the payment by Kinder Morgan Management, LLC of the net proceeds of our public offering of the shares (less $1 million paid to Kinder Morgan, Inc. for the related rights), expected to be $500,350,000, to purchase a number of i-units from Kinder Morgan Energy Partners, L.P. equal to the number of outstanding shares of Kinder Morgan Management, LLC and the use by Kinder Morgan Energy Partners, L.P. of its share of those net proceeds to retire short-term debt.



     The unaudited pro forma data for GATX have been derived from the historical balance sheets and income statements of Kinder Morgan Energy Partners, L.P. and GATX Terminals Companies as of December 31, 2000 and for the year then ended. The unaudited pro forma data have been prepared using the purchase method of accounting to give effect to the acquisition of the domestic terminals and pipeline operations of GATX Terminals Companies for $1.170 billion, consisting of $988.5 million in cash and assumed debt and other liabilities of $181.5 million, exclusive of working capital. On March 1, 2001, Kinder Morgan Energy Partners, L.P. closed the acquisition of all of the assets purchased from GATX other than the CALNEV Pipe Line Company. Kinder Morgan Energy Partners, L.P. completed the acquisition of the CALNEV Pipe Line Company on March 30, 2001. The unaudited pro forma data have been prepared assuming the acquisition had been consummated on January 1, 2000.



     The purchase price allocated in the unaudited pro forma data is based on management of Kinder Morgan Energy Partners, L.P.'s estimate of the fair market values of assets acquired and liabilities assumed.



     The unaudited pro forma data include assumptions and adjustments as described in the notes to the unaudited pro forma combined financial statements incorporated by reference and should be read in conjunction with the historical financial statements and related notes of Kinder Morgan Energy Partners, L.P. and GATX Terminals Companies incorporated by reference into this prospectus.



     The unaudited pro forma data may not be indicative of the results that would have occurred if the GATX acquisition had been consummated on the date indicated or which will be obtained in the future.


                                                        (continued on next page)

                                                                             PRO FORMA        PRO FORMA
                                                             YEAR ENDED       FOR GATX       AS ADJUSTED
                                                            DECEMBER 31,      AND DEBT       FOR SALE OF
                                                                2000          OFFERING         I-UNITS
                                                            ------------     ---------       -----------
                                                                           (UNAUDITED)      (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
INCOME AND CASH FLOW DATA:
  Revenues................................................   $  816,442      $1,075,632       $1,075,632
  Cost of product sold....................................      124,641         124,641          124,641
  Operations and maintenance..............................      164,379         263,125          263,125
  Fuel and power..........................................       43,216          43,216           43,216
  Depreciation and amortization...........................       82,630         109,583          109,583
  General and administrative..............................       60,065          91,728           91,728
  Taxes, other than income taxes..........................       25,950          25,950           25,950
                                                             ----------      ----------       ----------
    Operating income......................................      315,561         417,389          417,389
  Earnings from equity investments........................       71,603          71,603           71,603
  Amortization of excess cost of equity investments.......       (8,195)         (8,195)          (8,195)
  Interest, net...........................................      (93,284)       (174,393)        (137,364)
  Other, net..............................................       14,584          14,584           14,584
  Minority interest.......................................       (7,987)         (8,167)          (8,541)
                                                             ----------      ----------       ----------
  Income before income taxes..............................      292,282         312,821          349,477
  Income tax benefit (expense)............................      (13,934)        (13,934)         (13,934)
                                                             ----------      ----------       ----------
  Net income..............................................   $  278,348      $  298,887       $  335,543
                                                             ==========      ==========       ==========
  General partner's interest in net income................   $  109,470      $  122,094       $  136,082
  Limited partner's interest in net income................   $  168,878      $  176,793       $  199,461
  Basic limited partners' net income per unit.............   $     2.68      $     2.80       $     2.79
                                                             ==========      ==========       ==========
  Number of units used in computation.....................       63,106          63,106           71,607
  Diluted limited partners' net income per unit...........   $     2.67      $     2.80       $     2.78
                                                             ==========      ==========       ==========
  Number of units used in computation.....................       63,150          63,150           71,650
  Additions to property, plant and equipment..............   $  125,523      $  180,760       $  180,760
BALANCE SHEET DATA (AT END OF PERIOD):
  Net property, plant and equipment.......................   $3,306,305      $4,433,818       $4,433,818
  Total assets............................................   $4,625,210      $5,829,015       $5,829,015
  Short-term debt.........................................   $  648,949      $  654,678       $  149,222
  Long-term debt..........................................   $1,255,453      $2,375,203       $2,375,203
  Partners' capital.......................................   $2,117,067      $2,117,067       $2,617,417

                                  RISK FACTORS


     Any investment in our shares involves a high degree of risk. You should carefully consider the following risks and all of the information contained in, or incorporated by reference into, this prospectus before deciding whether to purchase our shares. If any of the following risks actually occur the trading price of our shares could decline, and you may lose all or part of your investment in our shares.



RISKS RELATED TO KINDER MORGAN MANAGEMENT, LLC SHARES, I-UNITS AND KINDER MORGAN MANAGEMENT, LLC



     THE MARKET PRICE OF OUR SHARES MAY BE VOLATILE AND MAY BE LESS THAN THE MARKET PRICE OF THE COMMON UNITS OF KINDER MORGAN ENERGY PARTNERS, L.P. Prior to this offering, you could not buy or sell Kinder Morgan Management, LLC shares. An active public trading market for our shares may not develop or continue after this offering. The market price after this offering may vary significantly from the initial public offering price in response to any of the following factors, some of which are beyond our control:


     - the complexity of the terms of our shares, including the exchange feature, optional and mandatory purchases and tax indemnity, and

     - announcements by Kinder Morgan Energy Partners, L.P. or its competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments.


     THE VALUE OF THE QUARTERLY PER SHARE DISTRIBUTION OF AN ADDITIONAL FRACTIONAL SHARE MAY BE LESS THAN THE CASH DISTRIBUTION ON A COMMON UNIT. The fraction of a Kinder Morgan Management, LLC share to be issued in distributions per share outstanding will be based on the average closing price of the shares for the ten consecutive trading days preceding the ex-dividend date. Since the market price of our shares may vary substantially over time, the market value on the date you receive a distribution of additional shares may vary substantially from the cash you would have received had you owned common units instead of shares.



     KINDER MORGAN ENERGY PARTNERS, L.P. COULD BE TREATED AS A CORPORATION FOR FEDERAL INCOME TAX PURPOSES. THIS WOULD SUBSTANTIALLY REDUCE THE CASH DISTRIBUTIONS ON THE COMMON UNITS AND THE VALUE OF I-UNITS WHICH KINDER MORGAN ENERGY PARTNERS, L.P. WILL DISTRIBUTE QUARTERLY TO US AND OUR SHARES WE WILL DISTRIBUTE QUARTERLY TO YOU. The anticipated benefit of an investment in shares depends largely on the treatment of Kinder Morgan Energy Partners, L.P. as a partnership for income tax purposes. Kinder Morgan Energy Partners, L.P. has not requested, and does not plan to request, a ruling from the IRS on this or any other matter affecting Kinder Morgan Energy Partners, L.P. Current law requires Kinder Morgan Energy Partners, L.P. to derive at least 90% of its annual gross income from specific activities to continue to be treated as a partnership for income tax purpose. Kinder Morgan Energy Partners, L.P. may not find it possible, regardless of its efforts, to meet this income requirement or may inadvertently fail to meet this income requirement. Current law may change so as to cause Kinder Morgan Energy Partners, L.P. to be taxed as a corporation for income tax purposes without regard to its income or otherwise subject Kinder Morgan Energy Partners, L.P. to entity-level taxation.



     If Kinder Morgan Energy Partners, L.P. were to be treated as a corporation for federal income tax purposes, it would pay federal income tax on its income at the corporate tax rate, which is currently a maximum of 35% and would pay state taxes at varying rates. Distributions to us of additional i-units would generally be taxed as a corporate distribution. Because a tax would be imposed upon Kinder Morgan Energy Partners, L.P. as a corporation, the cash available for distribution to a common unitholder would be substantially reduced which would reduce the value of i-units distributed quarterly to us and our shares distributed quarterly to you. Treatment of Kinder Morgan Energy Partners, L.P. as a corporation would cause a substantial reduction in the value of our shares.

     IF OWNERS OF KINDER MORGAN MANAGEMENT, LLC SHARES EXCHANGE THEIR SHARES FOR COMMON UNITS OF KINDER MORGAN ENERGY PARTNERS, L.P., THE MARKET FOR OUR SHARES MAY BECOME LESS LIQUID. Subject to Kinder Morgan, Inc.'s election to deliver cash in lieu of common units, our shares may be exchanged at any time after the 45th day following the closing of this offering for common units of Kinder Morgan Energy Partners, L.P. If owners of our shares exercise their exchange features, the number of shares owned by parties that are not our affiliates will decrease. Therefore, fewer shares may be available in the open market, reducing the liquidity of our shares. If a liquid market does not develop for our shares, the value of your investment may be reduced.



     KINDER MORGAN ENERGY PARTNERS, L.P. MAY ISSUE ADDITIONAL COMMON OR OTHER UNITS AND WE MAY ISSUE ADDITIONAL SHARES, WHICH WOULD DILUTE YOUR OWNERSHIP INTEREST. The issuance of additional common units or shares other than in our quarterly distributions to you may have the following effects:


     - the amount available for distributions on each share may decrease;


     - the relative voting power of each previously outstanding share will be decreased; and


     - the market price of shares may decline.


     OUR SUCCESS WILL BE DEPENDENT UPON OUR OPERATION AND MANAGEMENT OF KINDER MORGAN ENERGY PARTNERS, L.P. AND ITS RESULTING PERFORMANCE. After this offering we will be a limited partner in Kinder Morgan Energy Partners, L.P. In the event that Kinder Morgan Energy Partners, L.P. decreases its cash distributions to its common unitholders, distributions on our i-units will decrease correspondingly, and distributions to holders of our shares will decrease as well.



     YOUR SHARES ARE SUBJECT TO OPTIONAL AND MANDATORY PURCHASE PROVISIONS WHICH COULD RESULT IN YOUR HAVING TO SELL YOUR SHARES AT A TIME OR PRICE YOU DO NOT LIKE. If any of the events listed below occurs, Kinder Morgan, Inc. will be required to purchase all of our then outstanding shares at a purchase price equal to the higher of the average market price of the shares and the common units as determined for a ten-trading day period ending on the trading day immediately prior to the date of the applicable event.



     The mandatory purchase events include:



     - aggregate distributions or other payments by Kinder Morgan Energy Partners, L.P., other than in common units or in securities which have in all material respects the same rights and privileges as common units but including pursuant to an issuer tender offer, during a 360-day period of an amount exceeding 50% of the average market price of a common unit for the ten trading days ending on the trading day immediately prior to the beginning of that 360-day period;



     - an event resulting in Kinder Morgan, Inc. and its affiliates ceasing to be the beneficial owners of more than 50% of the total voting power of all shares of capital stock of the general partner of Kinder Morgan Energy Partners, L.P., unless:



      -- a new person or entity that becomes the beneficial owner of more than 50% of that total voting power has long term unsecured debt with an investment grade credit rating (as determined by Moody's and Standard & Poor's) immediately prior to the closing of the transaction; and



      -- that beneficial owner assumes all obligations of Kinder Morgan, Inc. to us and to the owners of our shares; and



     - Kinder Morgan Energy Partners, L.P. merges with another entity where Kinder Morgan Energy Partners, L.P. is not the surviving entity, or sells substantially all of its assets, unless in the transaction:

      -- the owners of common units receive a security that has in all material respects the same rights and privileges as the common units;



      -- we receive a security which has in all material respects the same rights and privileges as the i-units;



      -- an owner of common units receives no consideration other than securities of the type described above and/or cash, and the amount of cash received per common unit does not exceed 33 1/3% of the average market price of a common unit for the ten trading day period ending on the trading day immediately prior to the date of the transaction; and



      -- no consideration is received by us or the owners of i-units other than the securities referred to above.



     In addition, Kinder Morgan, Inc. has the right to purchase all of our shares owned by other holders in two circumstances:



     - when Kinder Morgan, Inc. and its affiliates own 80% or more of our outstanding shares; and



     - when Kinder Morgan, Inc. and its affiliates own a number of shares and common units which equals 80% or more of the sum of the aggregate number of our outstanding shares and the aggregate number of outstanding common units. In this second case, however, Kinder Morgan, Inc. and its affiliates have the right to purchase both the shares and the common units owned by other holders, and cannot purchase either the shares or the units alone.



In these two circumstances, the purchase price per share is calculated differently. If the first circumstance exists and Kinder Morgan, Inc. elects to purchase the shares, the purchase price per share will equal 110% of the higher of:



     - the average closing price for the shares for the ten consecutive trading days ending five days prior to the date the notice of the purchase is mailed to the owners of our shares; and



     - the highest price Kinder Morgan, Inc. or its affiliates paid for such shares during the 90 days prior to the giving of the notice, excluding exchanges or cash settlements pursuant to the exchange feature of the shares.



If the second circumstance exists and Kinder Morgan, Inc. elects to purchase both the shares and the common units, the purchase price per share and the purchase price per common unit will both equal the higher of:



     - the average closing price for the shares or common units for the 20 consecutive trading days ending five days prior to the date the notice of the purchase is mailed to the owners; and



     - the highest price Kinder Morgan, Inc. or its affiliates paid for such shares or common units, during the 90 days prior to the giving of the notice, excluding exchanges or cash settlements pursuant to the exchange feature of the shares.



     If either of the optional purchase rights are exercised by Kinder Morgan, Inc., or if there is a mandatory purchase event, you will be required to sell your shares at a time or price that may be undesirable, and could receive less than you paid for your shares. You may also incur a tax liability upon the sale of your shares. For further information regarding the optional and mandatory purchase rights, please read "Description of Our Shares -- Optional Purchase" and "Description of Our Shares -- Mandatory Purchase."

     KINDER MORGAN, INC. MAY BE UNABLE TO SATISFY ITS OBLIGATION TO EXCHANGE COMMON UNITS OR CASH FOR SHARES OR TO PURCHASE SHARES UPON THE OCCURRENCE OF THE MANDATORY PURCHASE EVENTS, RESULTING IN A LOSS IN VALUE OF YOUR SHARES. The obligations of Kinder Morgan, Inc. to exchange common units or cash for shares or to purchase shares following a purchase event is dependent on Kinder Morgan, Inc.'s financial ability to meet its obligations. There is no requirement for Kinder Morgan, Inc. to secure its obligations or comply with financial covenants. In either of these circumstances you may not receive cash or common units in exchange for your shares.



     AS AN OWNER OF I-UNITS, WE MAY NOT RECEIVE VALUE EQUIVALENT TO THE COMMON UNIT VALUE FOR OUR I-UNIT INTEREST IN KINDER MORGAN ENERGY PARTNERS, L.P. IF KINDER MORGAN ENERGY PARTNERS, L.P. IS LIQUIDATED. AS A RESULT, YOU MAY RECEIVE LESS PER SHARE IN A LIQUIDATION THAN IS RECEIVED BY AN OWNER OF A COMMON UNIT. If Kinder Morgan Energy Partners, L.P. is liquidated and Kinder Morgan, Inc. does not satisfy its obligation to purchase your shares which is triggered by a liquidation, then the value of your shares may depend on the liquidating distribution received by us as the owner of i-units. The terms of the i-units provide that no allocations of income, gain, loss or deduction will be made in respect of the i-units until such time as there is a liquidation of Kinder Morgan Energy Partners, L.P. If there is a liquidation of Kinder Morgan Energy Partners, L.P., it is intended that we will receive allocations of income and gain in an amount necessary for the capital account attributable to each i-unit to be equal to that of a common unit. As a result, we will likely realize taxable income upon the liquidation of Kinder Morgan Energy Partners, L.P. However, there may not be sufficient amounts of income and gain to cause the capital account attributable to each i-unit to be equal to that of a common unit. If they are not equal, we and therefore you may receive less value than would be received by an owner of common units.



     Further, the tax indemnity provided to us by Kinder Morgan, Inc. only indemnifies us for our tax liabilities to the extent we have not received cash in the transaction generating the tax liability adequate to pay the tax. Prior to liquidation of Kinder Morgan Energy Partners, L.P. we do not expect to receive cash in a taxable transaction. If a liquidation of Kinder Morgan Energy Partners, L.P. occurs, however, we would likely receive cash which would need to be used at least in part to pay taxes. As a result our residual value would be substantially reduced.



     A PERSON OR GROUP OWNING 20% OR MORE OF THE AGGREGATE NUMBER OF ISSUED AND OUTSTANDING COMMON UNITS AND KINDER MORGAN MANAGEMENT, LLC SHARES, OTHER THAN KINDER MORGAN, INC. AND ITS AFFILIATES, MAY NOT VOTE COMMON UNITS OR SHARES; AS A RESULT, YOU ARE LESS LIKELY TO RECEIVE A PREMIUM FOR YOUR SHARES IN A HOSTILE TAKEOVER. Any common units and shares owned by a person or group that owns 20% or more of the aggregate number of issued and outstanding common units and shares cannot be voted. This limitation does not apply to Kinder Morgan, Inc. and its affiliates. This provision may:



     - discourage a person or group from attempting to take over control of us or Kinder Morgan Energy Partners, L.P.; and



     - reduce the price at which the common units will trade under certain circumstances. For example, a third party will probably not attempt to remove the general partner and take over our management by making a tender offer for the common units at a price above their trading market price.



     THE EXERCISE OF THE EXCHANGE FEATURE OR THE MANDATORY OR OPTIONAL PURCHASE RIGHT ASSOCIATED WITH OUR SHARES IS A TAXABLE EVENT TO THE OWNERS OF KINDER MORGAN MANAGEMENT, LLC SHARES THAT DISPOSE OF THEIR SHARES PURSUANT TO THAT EXERCISE. Any sale or exchange of our shares, with Kinder Morgan, Inc. or otherwise, for common units or cash will be a taxable transaction to the owner of the shares sold or exchanged. Accordingly, a gain or loss will be recognized on the sale or exchange equal to the difference between the fair market value of the common units or cash received and the owner's tax basis in the shares sold or exchanged.



     OWNERS OF KINDER MORGAN MANAGEMENT, LLC SHARES HAVE LIMITED VOTING RIGHTS AND THEREFORE WILL HAVE LITTLE OR NO OPPORTUNITY TO INFLUENCE OR CHANGE MANAGEMENT. Kinder Morgan G.P., Inc., owns 100% of our voting shares. As the owner of all of our voting shares, Kinder Morgan G.P., Inc. is entitled to elect all of the members of our board of directors. Our directors and officers are the same as those of Kinder Morgan G.P., Inc., except that Kinder Morgan, Inc. will be an additional director on our board. In addition, because of its ownership of all of our voting shares, Kinder Morgan G.P., Inc. has the exclusive right to vote on all matters other than:



     - those submitted to a vote of the owners of i-units, for which the i-units will be voted in proportion to the vote of the owners of our shares;



     - amendments to our limited liability company agreement, including the purchase and exchange provisions, the Kinder Morgan, Inc. tax indemnity agreement, the Kinder Morgan Energy Partners, L.P. registration rights agreement, and the delegation of control agreement; but only if any of these amendments would have an adverse effect on us or the owners of the common units; and



     - amendments to the Kinder Morgan Energy Partners, L.P. partnership agreement that would have an adverse effect on the owners of the i-units in relation to the common units.



     Upon the closing of this offering Kinder Morgan G.P., Inc. will delegate to us, to the fullest extent permitted under Delaware law and the Kinder Morgan Energy Partners, L.P. partnership agreement, all of its rights and powers to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P., subject to Kinder Morgan G.P., Inc.'s right to approve specified actions. For a more detailed description of these approval rights please see
"Business -- Kinder Morgan Management LLC."



RISKS RELATED TO THE COMMON UNITS OF KINDER MORGAN ENERGY PARTNERS, L.P.



     COMMON UNITHOLDERS HAVE LIMITED VOTING RIGHTS AND THEREFORE HAVE LITTLE OR NO OPPORTUNITY TO INFLUENCE OR CHANGE MANAGEMENT. Owners of common units have only limited voting rights on matters affecting Kinder Morgan Energy Partners, L.P. Kinder Morgan Management, LLC, will manage partnership activities as the delegatee of Kinder Morgan, G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P. to the extent permitted by Delaware law and the Kinder Morgan Energy Partners, L.P. partnership agreement. Owners of common units have no right to elect the general partner on an annual or other ongoing basis. If the general partner withdraws, however, its successor may be elected by the owners of a majority of the outstanding units, excluding units owned by the departing general partner and its affiliates. The withdrawal or removal of the general partner of Kinder Morgan Energy Partners, L.P. will simultaneously terminate our power and authority to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P.


     The limited partners may remove the general partner only if:


     - the owners of at least 66 2/3% of the outstanding common units, excluding common units owned by the departing general partner and its affiliates, vote to remove the general partner;


     - a successor general partner is approved by at least 66 2/3% of the outstanding common units, excluding common units owned by the departing general partner and its affiliates; and


     - Kinder Morgan Energy Partners, L.P. receives an opinion of counsel opining that the removal would not result in the loss of limited liability to any limited partner or the limited partner of the operating partnership or cause the partnership or its operating partnerships to be taxed other than as a partnership for federal income tax purposes.



     THERE ARE TAX RISKS TO COMMON UNITHOLDERS OF KINDER MORGAN ENERGY PARTNERS, L.P. THAT DO NOT EXIST FOR OWNERS OF KINDER MORGAN MANAGEMENT, LLC SHARES. FOR EXAMPLE, THE OWNERSHIP OF COMMON UNITS WILL RESULT IN UNRELATED BUSINESS TAXABLE INCOME TO TAX EXEMPT PERSONS, NONQUALIFYING INCOME TO MUTUAL FUNDS AND WITHHOLDING OF TAXES ON DISTRIBUTIONS MADE TO NON U.S. PERSONS. IF YOU ARE ONE OF THOSE PERSONS, THIS MAY REDUCE THE VALUE TO YOU OF THE RIGHT TO EXCHANGE YOUR SHARES FOR COMMON UNITS. The federal income tax consequences of owning common units in an entity like Kinder Morgan Energy Partners, L.P. which is treated as a partnership for income tax purposes are different than those associated with owning shares in an entity like ours which is treated as a corporation for income tax purposes. Likewise, there is different tax treatment for sales of common units in Kinder Morgan Energy Partners, L.P. than for the sale of our shares. Before exercising a right to exchange our shares for common units in Kinder Morgan Energy Partners, L.P., you should read "Federal Income Tax Considerations Associated with the Ownership and Disposition of Common Units" for a more complete discussion of the federal income tax risks and consequences related to owning and disposing of common units of Kinder Morgan Energy Partners, L.P. These risks include the impact of the IRS challenging federal income tax positions taken by Kinder Morgan Energy Partners, the fact that more taxable income, gain, loss and deduction will be allocated to common unitholders upon the issuance of additional i-units by Kinder Morgan Energy Partners, L.P., and the fact that tax-exempt entities, regulated investment companies, mutual funds, or non U.S. persons may have adverse tax consequences from owning and selling common units. For example, virtually all of Kinder Morgan Energy Partners, L.P.'s income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Very little of Kinder Morgan Energy Partners, L.P.'s income will be qualifying income to a regulated investment company or mutual fund. Distributions to non U.S. persons will be reduced by withholding taxes, currently at the rate of 39.6%, and non U.S. persons will be required to file United States federal income returns and pay tax on their share of Kinder Morgan Energy Partners, L.P.'s taxable income.


RISKS RELATED TO KINDER MORGAN ENERGY PARTNERS, L.P.'S BUSINESS


     PENDING FEDERAL ENERGY REGULATORY COMMISSION AND CALIFORNIA PUBLIC UTILITIES COMMISSION PROCEEDINGS SEEK SUBSTANTIAL REFUNDS AND REDUCTIONS IN TARIFF RATES ON SOME OF KINDER MORGAN ENERGY PARTNERS, L.P.'S PIPELINES. IF THE PROCEEDINGS ARE DETERMINED ADVERSELY, THEY COULD HAVE A MATERIAL ADVERSE IMPACT ON US. In 1992, 1995 and 1999, some shippers on Kinder Morgan Energy Partners, L.P.'s pipelines filed complaints with the Federal Energy Regulatory Commission and California Public Utilities Commission that seek substantial refunds for alleged overcharges during the years in question and prospective reductions in the tariff rates on our Pacific operations.



     The complaints predominantly attacked the interstate pipeline tariff rates of the Kinder Morgan Energy Partners, L.P.'s Pacific operations, contending that the rates were not just and reasonable under the Interstate Commerce Act and should not be entitled to "grandfathered" status under the Energy Policy Act. Complaining shippers seek substantial reparations for alleged overcharges during the years in question and request prospective rate reductions on each of the challenged facilities. These complaints are expected to proceed to hearing in August 2001, with an initial decision by the administrative law judge expected in the first half of 2002.



     The complaints filed before the California Public Utilities Commission challenge the rates charged for intrastate transportation of refined petroleum through the Pacific operations' pipeline system in California. After the California Public Utilities Commission dismissed these complaints and subsequently granted a limited rehearing on April 10, 2000, the complainants filed a new complaint with the California Public Utilities Commission asserting SFPP, L.P.'s intrastate rates were not just and reasonable.



     The Federal Energy Regulatory Commission complaint seeks approximately $105 million in tariff refunds and approximately $35 million in prospective annual tariff reductions. The California Public Utilities Commission complaint seeks approximately $17 million in tariff refunds and approximately $10 million in prospective annual tariff reductions. Decisions regarding these complaints could negatively impact Kinder Morgan Energy Partners, L.P.'s cash flow. Additional challenges to tariff rates could be filed with the Federal Energy Regulatory Commission and California Public Utilities Commission in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Kinder Morgan Energy Partners, L.P."



     KINDER MORGAN ENERGY PARTNERS, L.P.'S ACQUISITION STRATEGY REQUIRES ACCESS TO NEW CAPITAL. TIGHTENED CREDIT MARKETS OR MORE EXPENSIVE CAPITAL WILL IMPAIR KINDER MORGAN ENERGY PARTNERS, L.P.'S ABILITY TO GROW. Part of Kinder Morgan Energy Partners, L.P.'s business strategy includes acquiring additional businesses that will allow it to increase distributions to unitholders. During the period from December 31, 1996 to December 31, 2000, Kinder Morgan Energy Partners, L.P. made several acquisitions that increased its asset base over 14 times and increased its net income over 23 times. Kinder Morgan Energy Partners, L.P. regularly considers and enters into discussions regarding potential acquisitions and is currently contemplating potential acquisitions. These transactions can be effected quickly, may occur at any time and may be significant in size relative to Kinder Morgan Energy Partners, L.P.'s existing assets. Kinder Morgan Energy Partners, L.P. may need new capital to finance these acquisitions. Limitations on Kinder Morgan Energy Partners, L.P.'s access to capital will impair its ability to execute this strategy. Expensive capital will limit Kinder Morgan Energy Partners, L.P.'s ability to make acquisitions that increase net income and distributable cash on a per unit basis. Kinder Morgan Energy Partners, L.P.'s ability to maintain its capital structure may impact the market value of its common units.



     ENVIRONMENTAL REGULATION COULD RESULT IN INCREASED OPERATING AND CAPITAL COSTS FOR KINDER MORGAN ENERGY PARTNERS, L.P. Kinder Morgan Energy Partners, L.P.'s business operations are subject to federal, state and local laws and regulations relating to environmental protection. If an accidental leak or spill of liquid petroleum products occurs from Kinder Morgan Energy Partners, L.P.'s pipelines or at its storage facilities, it may have to pay a significant amount to clean up the leak or spill. The resulting costs and liabilities could negatively affect Kinder Morgan Energy Partners, L.P.'s level of cash flow. In addition, emission controls required under the Federal Clean Air Act and other similar federal and state laws could require significant capital expenditures at Kinder Morgan Energy Partners, L.P.'s facilities. The impact of Environmental Protection Agency standards or future environmental measures on Kinder Morgan Energy Partners, L.P. could increase its costs significantly if environmental laws and regulations become stricter. Since the costs of environmental regulation are already significant, additional regulation could negatively affect Kinder Morgan Energy Partners, L.P.'s business.


     COMPETITION COULD ULTIMATELY LEAD TO LOWER LEVELS OF PROFITS AND LOWER KINDER MORGAN ENERGY PARTNERS, L.P.'S CASH FLOW. Propane competes with electricity, fuel, oil and natural gas in the residential and commercial heating market. In the engine fuel market, propane competes with gasoline and diesel fuel. Butanes and natural gasoline used in motor gasoline blending and isobutane used in premium fuel production compete with alternative products. Natural gas liquids used as feed stocks for refineries and petrochemical plants compete with alternative feed stocks. The availability and prices of alternative energy sources and feed stocks significantly affect demand for natural gas liquids.

     Refined product pipelines are generally the lowest cost method for intermediate and long-haul overland refined product movement. Accordingly, the most significant competitors to Kinder Morgan Energy Partners, L.P.'s product pipelines are:

     - proprietary pipelines owned and operated by major oil companies in the areas where Kinder Morgan Energy Partners, L.P.'s pipelines deliver products;

     - refineries within the market areas served by Kinder Morgan Energy Partners, L.P.'s product pipelines; and

     - trucks.

     Additional product pipelines may be constructed in the future to serve specific markets now served by Kinder Morgan Energy Partners, L.P.'s pipelines.

     Trucks competitively deliver products in certain markets. Recently, major oil companies have increased the usage of trucks, resulting in minor but notable reductions in product volumes delivered to certain shorter-haul destinations, primarily Orange County and Colton, California served by the South and West lines of the Pacific operations. Kinder Morgan Energy Partners, L.P. cannot predict with certainty whether this trend towards increased short-haul trucking will continue in the future.

     Demand for terminaling services varies widely throughout the product pipeline system. Certain major petroleum companies and independent terminal operators directly compete with Kinder Morgan Energy Partners, L.P. at several terminal locations. At those locations, pricing, service capabilities and available tank capacity control market share.


     Kinder Morgan Energy Partners, L.P.'s natural gas pipelines compete against other existing natural gas pipelines originating from the same sources or serving the same markets as Kinder Morgan Energy Partners, L.P.'s natural gas pipelines. In addition, Kinder Morgan Energy Partners, L.P. also may face competition from natural gas pipelines that are built in the future.


     Kinder Morgan Energy Partners, L.P.'s ability to compete also depends upon general market conditions, which may change. Kinder Morgan Energy Partners, L.P. conducts its operations without the benefit of exclusive franchises from government entities. Kinder Morgan Energy Partners, L.P. provides common carrier transportation services through its pipelines at posted tariffs and, with respect to its Pacific operations, almost always without long-term contracts for transportation service with customers. Demand for transportation services on Kinder Morgan Energy Partners, L.P.'s pipelines is primarily a function of:

     - total and per capita consumption;

     - prevailing economic and demographic conditions;

     - alternate modes of transportation;

     - alternate sources; and

     - price.


     KINDER MORGAN ENERGY PARTNERS, L.P. DOES NOT OWN APPROXIMATELY 97.5% OF THE LAND ON WHICH ITS PIPELINES ARE CONSTRUCTED AND KINDER MORGAN ENERGY PARTNERS, L.P. IS SUBJECT TO THE POSSIBILITY OF INCREASED COSTS TO RETAIN NECESSARY LAND USE. Instead, it obtains the right to construct and operate the pipelines on other people's land for a period of time. If Kinder Morgan Energy Partners, L.P. were to lose these rights, its business could be affected negatively.



     Southern Pacific Transportation Company has allowed Kinder Morgan Energy Partners, L.P. to construct and operate a significant portion of its Pacific operations' pipeline under their railroad tracks. Southern Pacific Transportation Company and its predecessors were given the right to construct their railroad tracks under federal statutes enacted in 1871 and 1875. The 1871 statute was thought to be an outright grant of ownership that would continue until the land ceased to be used for railroad purposes. Two United States Circuit Courts, however, ruled in 1979 and 1980 that railroad rights-of-way granted under laws similar to the 1871 statute provide only the right to use the surface of the land for railroad purposes without any right to the underground portion. If a court were to rule that the 1871 statute does not permit the use of the underground portion for the operation of a pipeline, Kinder Morgan Energy Partners, L.P. may be required to obtain permission from the land owners in order to continue to maintain the pipelines.

Approximately 10% of Kinder Morgan Energy Partners, L.P.'s pipeline assets are located in the ground underneath railroad rights-of-way.


     Whether Kinder Morgan Energy Partners, L.P. has the power of eminent domain for its pipelines varies from state to state depending upon the type of pipeline -- petroleum liquids, natural gas or carbon dioxide -- and the laws of the particular state. Kinder Morgan Energy Partners, L.P.'s inability to exercise the power of eminent domain could negatively affect its business if it were to lose the right to use or occupy the property on which its pipelines are located.


     KINDER MORGAN ENERGY PARTNERS, L.P.'S RAPID GROWTH MAY CAUSE DIFFICULTIES INTEGRATING NEW OPERATIONS. Part of Kinder Morgan Energy Partners, L.P.'s business strategy includes acquiring additional businesses that will allow it to increase distributions to its unitholders. During the period from December 31, 1996 to December 31, 2000, Kinder Morgan Energy Partners, L.P. made several acquisitions that increased its asset base over 14 times and increased its net income over 23 times. Unexpected costs or challenges may arise whenever businesses with different operations and management are combined. Successful business combinations require management and other personnel to devote significant amounts of time to integrating the acquired business with existing operations. These efforts may temporarily distract their attention from day-to-day business, the development or acquisition of new properties and other business opportunities. In addition, the management of the acquired business often will not join our management team. The change in management may make it more difficult to integrate an acquired business with Kinder Morgan Energy Partners, L.P.'s existing operations.



     KINDER MORGAN ENERGY PARTNERS, L.P.'S DEBT INSTRUMENTS MAY LIMIT ITS FINANCIAL FLEXIBILITY AND INCREASE ITS FINANCING COSTS. The instruments governing Kinder Morgan Energy Partners, L.P. debt contain restrictive covenants that may prevent it from engaging in certain transactions that it deems beneficial and that may be beneficial to us. The agreements governing Kinder Morgan Energy Partners, L.P.'s debt generally require it to comply with various affirmative and negative covenants, including the maintenance of certain financial ratios and restrictions on:


     - incurring additional debt;

     - entering into mergers, consolidations and sales of assets; and

     - granting liens.

     The instruments governing any future debt may contain similar restrictions.


     RESTRICTIONS ON KINDER MORGAN ENERGY PARTNERS, L.P.'S ABILITY TO PREPAY THE DEBT OF SFPP, L.P. MAY LIMIT ITS FINANCIAL FLEXIBILITY AND INCREASE ITS FINANCING COSTS. SFPP, L.P. is subject to restrictions with respect to its debt that may limit Kinder Morgan Energy Partners, L.P.'s flexibility in structuring or refinancing existing or future debt. These restrictions include the following:


     - before December 15, 2002, Kinder Morgan Energy Partners, L.P. may prepay SFPP, L.P.'s first mortgage notes with a make-whole prepayment premium; and

     - Kinder Morgan Energy Partners, L.P. agreed as part of the acquisition of the Pacific operations not to take actions with respect to $190 million of SFPP, L.P.'s debt that would cause adverse tax consequences for the prior general partner of SFPP, L.P.


RISKS RELATED TO CONFLICTS OF INTEREST AND LIMITATIONS ON LIABILITY



     THE INTERESTS OF KINDER MORGAN, INC. MAY DIFFER FROM OUR INTERESTS, THE INTERESTS OF OUR SHAREHOLDERS AND THE INTERESTS OF UNITHOLDERS OF KINDER MORGAN ENERGY PARTNERS, L.P. Kinder Morgan, Inc. owns all of the stock of the general partner of Kinder Morgan Energy Partners, L.P. and elects all of its directors. The general partner of Kinder Morgan Energy Partners, L.P. owns all of our voting shares and elects all of our directors. Furthermore, some of our directors and officers are also directors and officers of Kinder Morgan, Inc. and the general partner of Kinder

Morgan Energy Partners, L.P. and have fiduciary duties to manage the businesses of Kinder Morgan, Inc. and Kinder Morgan Energy Partners, L.P. in a manner that may not be in the best interest of our shareholders. Kinder Morgan, Inc. has a number of interests that differ from the interests of our shareholders and the interests of the common unitholders. As a result, there is a risk that important business decisions will not be made in your best interest as one of our shareholders.



     Situations in which a conflict of interest could arise include:



     - We and Kinder Morgan Energy Partners, L.P. may compete for the time and effort of the directors, officers and employees who provide services both to us and to Kinder Morgan, Inc. and its affiliates.



     - The acquisition strategy of Kinder Morgan, Inc. may create conflicts of interest with the acquisition strategy of Kinder Morgan Energy Partners, L.P.



     - Kinder Morgan Inc. and its affiliates may compete with Kinder Morgan Energy Partners, L.P.



     - Kinder Morgan, Inc. may sell assets or provide services to Kinder Morgan Energy Partners, L.P. giving rise to conflicts of interest.



     - The fiduciary duties of our board of directors to us and of the general partner of Kinder Morgan Energy Partners, L.P. to its unitholders have been limited under our limited liability company agreement and the partnership agreement of Kinder Morgan Energy Partners, L.P.



     - Owners of the shares will have no right to enforce obligations of Kinder Morgan, Inc. and its affiliates under agreements with us.



     - Contracts between us and Kinder Morgan Energy Partners, L.P., on the one hand, and Kinder Morgan, Inc. and its affiliates, on the other, will not be the result of arm's-length negotiations.



     - Because of the dilution of its interest, Kinder Morgan, Inc. may not want Kinder Morgan Energy Partners, L.P. to issue additional equity when such issuance would be in the best interest of Kinder Morgan Energy Partners, L.P.



     - Kinder Morgan, Inc. may exercise its rights to purchase the shares at a time or price that you may not like.



     OUR LIMITED LIABILITY COMPANY AGREEMENT MODIFIES THE FIDUCIARY DUTIES OWED BY OUR BOARD OF DIRECTORS TO OUR SHAREHOLDERS AND THE PARTNERSHIP AGREEMENT OF KINDER MORGAN ENERGY PARTNERS, L.P. MODIFIES THE FIDUCIARY DUTIES OWED BY THE GENERAL PARTNER TO THE UNITHOLDERS. Modifications of state law standards of fiduciary duties may significantly limit the ability of our shareholders and the unitholders to successfully challenge the actions of our board of directors and the general partner, respectively, in the event of a breach of their fiduciary duties. These state law standards include the highest duties of good faith, fairness and loyalty to the shareholders and to the unitholders, as applicable. The duty of loyalty would generally prohibit our board of directors or the general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. Our limited liability company agreement provides that none of our directors or officers will be liable to us or any other person for any act or omission taken or omitted in the reasonable belief that the act or omission is in or is not contrary to our best interests and is within his scope of authority, provided that the act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence. For further information on the limitation of liability of our board of directors, our voting shareholder and the general partner of Kinder Morgan Energy Partners, L.P., please read "Conflicts of Interest and Fiduciary Responsibilities."

                             INFORMATION REGARDING
                           FORWARD LOOKING STATEMENTS


     This prospectus and the documents of Kinder Morgan, Inc. and Kinder Morgan Energy Partners, L.P. incorporated in this prospectus by reference include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," "will," or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events or future operating results or the ability to generate sales, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the ability of us, Kinder Morgan Energy Partners, L.P., Kinder Morgan, Inc. and their affiliates to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements, include:


     - price trends and overall demand for natural gas liquids, refined petroleum products, oil, carbon dioxide, natural gas, coal and other bulk materials in the United States; economic activity, weather, alternative energy sources, conservation and technological advances may affect price trends and demand;

     - changes in Kinder Morgan Energy Partners, L.P.'s tariff rates implemented by the Federal Energy Regulatory Commission or the California Public Utilities Commission;

     - Kinder Morgan, Inc.'s and Kinder Morgan Energy Partners, L.P.'s ability to integrate any acquired operations into their respective existing operations;

     - any difficulties or delays experienced by railroads in delivering products to the bulk terminals;

     - Kinder Morgan Energy Partners, L.P.'s ability to successfully identify and close strategic acquisitions and make cost saving changes in operations;

     - shut-downs or cutbacks at major refineries, petrochemical plants, utilities, military bases or other businesses that use or supply Kinder Morgan Energy Partners, L.P.'s services;

     - changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies may adversely affect Kinder Morgan, Inc.'s and Kinder Morgan Energy Partners, L.P.'s respective business or their ability to compete;

     - Kinder Morgan, Inc.'s and Kinder Morgan Energy Partners, L.P.'s respective indebtedness could make each of them vulnerable to general adverse economic and industry conditions, limit their ability to borrow additional funds, place them at competitive disadvantages compared to their competitors that have less debt or have other adverse consequences;

     - the condition of the capital markets and equity markets in the United States; and

     - the political and economic stability of the oil producing nations of the world.

You should not put undue reliance on any forward-looking statements.

     When considering forward-looking statements, one should keep in mind the risk factors described under "Risk Factors" in this prospectus.

                                USE OF PROCEEDS


KINDER MORGAN MANAGEMENT, LLC



     We expect that we will receive net proceeds of approximately $501.4 million from the sale of the 8,500,000 shares we are offering, based on the assumed initial public offering price of $63.10 per share and after deducting underwriting discounts and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we will receive net proceeds of approximately $577.6 million. We will use approximately $500 million of the net proceeds of this offering to purchase a number of i-units from Kinder Morgan Energy Partners, L.P. equal to the number of shares we sell in this offering and approximately $1 million to purchase the exchange and purchase rights and tax indemnity from Kinder Morgan, Inc.



KINDER MORGAN ENERGY PARTNERS, L.P.



     Kinder Morgan Energy Partners, L.P. will use all of the proceeds it receives to reduce by approximately $500 million the short-term debt it incurred in its acquisition of the domestic terminal and pipeline businesses of GATX Corporation. Kinder Morgan Energy Partners, L.P.'s total debt prior to this offering is approximately $3.0 billion. This total debt will be reduced to approximately $2.5 billion following the close of this offering. As of April 3, 2001, the weighted average interest rate of the short-term debt to be retired was 5.8%.



KINDER MORGAN, INC.



     Kinder Morgan, Inc. will use the approximately $1 million of proceeds it receives for general corporate purposes.



                    OUR POLICY REGARDING SHARE DISTRIBUTIONS



     Prior to our liquidation:



     - we will only make distributions to owners of shares in additional shares or fractions of shares;



     - we will calculate each quarter the fraction of a share to be distributed per outstanding share by



        -- dividing the quarterly cash distribution to be made by Kinder Morgan
          Energy Partners, L.P. on each common unit by



        -- the average market price of a share over the ten consecutive trading days preceding the date on which the shares begin to trade ex-dividend under the rules of the principal exchange on which they are listed;



     - we will issue our quarterly distributions of shares at approximately the same time as Kinder Morgan Energy Partners, L.P. pays its quarterly distributions of cash to owners of common units; and



     - we will simultaneously make a distribution of an equivalent fraction of a voting share on each voting share or fraction owned by the general partner of Kinder Morgan Energy Partners, L.P.



When we issue our quarterly distribution, Kinder Morgan Energy Partners, L.P. will simultaneously issue to us i-units equal in number to the number of all shares and voting shares we distribute.

           KINDER MORGAN ENERGY PARTNERS, L.P.'S DISTRIBUTION POLICY



REQUIREMENT TO DISTRIBUTE AVAILABLE CASH LESS RESERVES



     The partnership agreement of Kinder Morgan Energy Partners, L.P. provides that it will distribute its available cash to its partners on a quarterly basis. Distributions for a quarter are generally made within 45 days after the end of the quarter.



DEFINITION OF AVAILABLE CASH



     Available cash generally means, for any calendar quarter, all cash received by Kinder Morgan Energy Partners, L.P. from all sources, less all of its cash disbursements and net additions to or reductions in reserves. The term available cash excludes the amount paid in respect of the 0.5% special limited partner interest in SFPP, L.P. owned by the former general partner of SFPP, L.P., which amount will equal 0.5% of the total cash distributions made each quarter by SFPP, L.P. to its partners.



ESTABLISHMENT OF RESERVES



     Decisions regarding amounts to be placed in or released from reserves have a direct impact on the amount of available cash for distribution. This is because increases and decreases in reserves are taken into account in computing available cash. Each quarter we may, in our reasonable discretion, determine the amounts to be placed in or released from reserves, subject to restrictions on the purposes of the reserves and to the approval of Kinder Morgan G.P., Inc.



CASH, I-UNIT AND SHARE DISTRIBUTIONS



     The general partner and owners of common units and Class B units will receive distributions in cash, while we will receive our distributions in additional i-units. When we receive additional i-units from Kinder Morgan Energy Partners, L.P., we will issue and distribute an equal number of additional shares to all of our shareholders.



     For each outstanding i-unit and share, an additional fraction of an i-unit and share will be issued. The fraction will be calculated by dividing the amount of cash being distributed per common unit by the average market price of a share over the ten consecutive trading days preceding the date on which the shares begin to trade ex-dividend under the rules of the principal exchange on which the shares are listed. The cash equivalent associated with distributions of additional i-units will be treated as if it had actually been distributed for purposes of determining the distributions to Kinder Morgan Energy Partners, L.P.'s general partner. Kinder Morgan Energy Partners, L.P. will not distribute the related cash but will retain the cash and use the cash in its business.



TWO DIFFERENT TYPES OF DISTRIBUTIONS



     Distributions by Kinder Morgan Energy Partners, L.P. will be characterized either as distributions of cash from operations or as distributions of cash from interim capital transactions. This distinction affects the distributions to owners of common units, Class B units and i-units relative to the distributions to the general partner.



     Cash from Operations. Cash from operations generally refers to the cash balance of Kinder Morgan Energy Partners, L.P. on the date it commenced operations, plus all cash generated by the operations of its business, after deducting related cash expenditures, net additions to or reductions in reserves, debt service and various other items.



     Cash from Interim Capital Transactions. Cash from interim capital transactions will generally result only from distributions that are funded from borrowings, sales of debt and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business.



     Rule for Characterizing Distributions. To avoid the difficulty of trying to determine whether available cash distributed by Kinder Morgan Energy Partners, L.P. is cash from operations or cash from interim capital transactions, all available cash distributed by Kinder Morgan Energy Partners, L.P. from any source will be treated as distributions of cash from operations until the sum of all available cash distributed equals the cumulative amount of cash from operations actually generated from the date Kinder Morgan Energy Partners, L.P. commenced operations through the end of the calendar quarter prior to that distribution. Any distribution of available cash which, when added to the sum of all prior distributions, is in excess of the cumulative amount of cash from operations, will be considered a distribution of cash from interim capital transactions. For purposes of calculating the sum of all distributions of available cash, the total equivalent cash amount of all distributions to us as the holder of all i-units will be treated as distributions of available cash, even though the distributions to us are made in additional i-units rather than cash. Kinder Morgan Energy Partners, L.P. will retain this cash and use the cash in its business.



GENERAL PROCEDURES FOR QUARTERLY DISTRIBUTIONS



     The following illustrates the implementation of the provisions described above. For each quarter, we will use the following procedures to determine distributions to the limited partners and general partner of Kinder Morgan Energy Partners, L.P. and to our shareholders:



     - first, we will determine the amount of cash receipts less cash disbursements during the quarter;



     - second, we will establish the net change in the reserves that will be retained from or added to this cash. The unreserved and remaining balance of cash will be the amount of available cash to be distributed;



     - third, we will determine whether the distribution will be characterized as cash from operations or cash from interim capital transactions;



     - fourth, we will calculate how this available cash will be divided and distributed among the partners of Kinder Morgan Energy Partners, L.P. If the available cash is characterized as cash from operations, we will apply the amount of available cash to the various percentage distribution levels described below in "Allocation of Distributions from Operations." If the available cash is characterized as cash from interim capital transactions, then distributions will be made according to the percentages described under "Allocation of Distributions from Interim Capital Transactions" below. As a result of this process, we will determine the amounts of cash to be distributed to the general partner and holders of the common units and Class B units. We will also determine the total cash equivalent amount that will be used to calculate the number of additional i-units to be distributed to us;



     - fifth, we will divide our total cash equivalent amount by the average market price of one of our shares to determine the number of additional i-units that will be distributed to us;



     - sixth, we will cause Kinder Morgan Energy Partners, L.P. to make the cash distributions to the general partner and holders of common units and Class B units and to distribute to us the additional i-units; and



     - seventh, we will issue pro rata to owners of our shares and voting shares an aggregate number of additional shares equal to the number of i-units we receive from Kinder Morgan Energy Partners, L.P.

     Allocation of Distributions. The discussion below indicates the percentages of distributions required to be made to the limited partners and general partner of Kinder Morgan Energy Partners, L.P. All distributions to the general partner and owners of common units and Class B units will be made in cash.



     Distributions to us as the owner of all i-units will be made in additional i-units or fractions of i-units. These distributions of additional i-units will be treated as if their cash equivalent amount had actually been distributed for purposes of determining the distributions to be made to the general partner. Kinder Morgan Energy Partners, L.P. will not distribute the cash related to the i-units but will retain the cash and use the cash in its business.



     Allocation of Distributions from Operations. Kinder Morgan Energy Partners, L.P. will make the following distributions of cash from operations for each quarter:



     - first, 98% to the owners of all classes of units pro rata and 2% to the general partner until the owners of all classes of units have received a total of $0.3025 per unit in cash or equivalent i-units for that quarter;



     - second, 85% of any available cash then remaining to the owners of all classes of units pro rata and 15% to the general partner until the owners of all classes of units have received a total of $0.3575 per unit in cash or equivalent i-units for that quarter;



     - third, 75% of any available cash then remaining to the owners of all classes of units pro rata and 25% to the general partner until the owners of all classes of units have received a total of $0.4675 per unit in cash or equivalent i-units for that quarter; and



     - fourth, 50% of any available cash then remaining to the owners of all classes of units pro rata, paid to owners of common units and Class B units in cash and to us in the equivalent number of i-units, and 50% to the general partner.

     Illustration of a Distribution of Cash from Operations. The following tables depict a hypothetical example of a quarterly distribution of cash from operations to the partners of Kinder Morgan Energy Partners, L.P. and to our shareholders. The example assumes that Kinder Morgan Energy Partners, L.P. has a total of 76.0 million units outstanding; composed of 64.8 million common units,
2.7 million Class B units and 8.5 million i-units, and assumes that 8.5 million of our shares are outstanding. The amounts shown for "cash receipts less cash disbursements for the quarter " and "reserves" are hypothetical and were selected to produce a quarterly distribution of exactly $1.00 of cash per common unit of Kinder Morgan Energy Partners, L.P.



                DETERMINATION OF AVAILABLE CASH FOR DISTRIBUTION



Cash receipts less cash disbursements for the quarter.......  $125,000,000
Less reserves...............................................    (4,536,502)
                                                              ------------
Available cash for distribution to all partners.............  $120,463,498
                                                              ============



            ALLOCATION BETWEEN GENERAL PARTNER AND LIMITED PARTNERS



                                         LIMITED PARTNERS   GENERAL PARTNER    TOTAL CASH FOR     TOTAL CASH TO
                       PER UNIT AMOUNT      PERCENTAGE        PERCENTAGE      LIMITED PARTNERS   GENERAL PARTNER      TOTAL
                       ---------------   ----------------   ---------------   ----------------   ---------------      -----
First................  $0.0000-$0.3025          98%                2%           $22,990,000        $   469,184     $ 23,459,184
Second...............  $0.3025-$0.3575          85%               15%             4,180,000            737,647        4,917,647
Third................  $0.3575-$0.4675          75%               25%             8,360,000          2,786,667       11,146,667
Fourth...............  $0.4675-$1.0000          50%               50%            40,470,000         40,470,000       80,940,000
                       ---------------          --                --            -----------        -----------     ------------
Total................  $    1.00                                                $76,000,000        $44,463,498     $120,463,498
                                                                                                                   ============



             PRO RATA ALLOCATION AMONG CLASSES OF LIMITED PARTNERS



                                                                 TOTAL             PER UNIT
                                                              -----------          --------
Cash distributions to all owners of common units............  $64,800,000           $1.00
Cash distributions to all owners of Class B units...........    2,700,000           $1.00
Cash retained for use in Kinder Morgan Energy Partners,
  L.P.'s business (represents equivalent value of
  distributions to us as owner of all i-units)..............    8,500,000           $1.00
                                                              -----------           -----
Total.......................................................  $76,000,000
                                                              ===========



                DETERMINATION OF I-UNIT AND SHARE DISTRIBUTIONS


                     (ASSUMING $63.10 AVERAGE SHARE PRICE)



                                                                                                      CASH
                                                                                                   EQUIVALENT
                                                                                      TOTAL CASH      VALUE
                                                                        PER UNIT OR   EQUIVALENT   PER UNIT OR
                                                               TOTAL     PER SHARE      VALUE       PER SHARE
                                                              -------   -----------   ----------   -----------
i-units distributed to us as owner of all i-units...........  134,707     .015848     $8,500,000      $1.00
Additional shares distributed to owners of our outstanding
  shares....................................................  134,707     .015848     $8,500,000      $1.00



     Allocation of Distributions from Interim Capital Transactions. Any distribution by Kinder Morgan Energy Partners, L.P. of available cash that constitutes cash from interim capital transactions will be distributed:



     - 98% to all owners of common units and Class B units pro rata with a distribution to i-units being made instead in the form of i-units; and



     - 2% to the general partner



until Kinder Morgan Energy Partners, L.P. has distributed cash from this source in respect of each common unit outstanding since the original public offering of Kinder Morgan Energy Partners, L.P. in an aggregate amount per unit equal to the initial common unit price of $11.00. Distribution from interim capital transactions to us, as the owner of all i-units, will not be made in cash but will be made in additional i-units.

     As cash from interim capital transactions is distributed, it is treated as if it were a repayment of the initial public offering price of the common units. To reflect that repayment, the first three distribution levels will be adjusted downward proportionately by multiplying each distribution amount by a fraction, the numerator of which is the unrecovered initial common unit price immediately after giving effect to that distribution and the denominator of which is the unrecovered initial common unit price immediately prior to giving effect to that distribution. The unrecovered initial common unit price includes the amount by which the initial common unit price exceeds the aggregate distribution of cash from interim capital transactions per common unit.



     When the initial common unit price is fully recovered, then each of the first three distribution levels will have been reduced to zero. Thereafter all distributions of available cash from all sources will be treated as if they were cash from operations and available cash will be distributed 50% to all owners of common units and Class B units pro rata with a distribution to i-units being made instead in the form of i-units and 50% to the general partner. As the owner of all i-units, we will receive our distribution in additional i-units rather than cash.



ADJUSTMENT OF TARGET DISTRIBUTION LEVELS



     The first three distribution levels will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of units, whether effected by a distribution payable in any type of units or otherwise, but not by reason of the issuance of additional i-units in lieu of distributions of available cash from operations or interim capital transactions or the issuance of additional common units, Class B units or i-units for cash or property. For example, in connection with Kinder Morgan Energy Partners, L.P.'s 2-for-1 split of the common units on October 1, 1997, each of the first three distribution levels was reduced to 50% of its initial level.



     In addition, if a distribution is made of available cash constituting cash from interim capital transactions, the first three distribution levels will be adjusted downward proportionately, by multiplying each distribution level, as the same may have been previously adjusted, by a fraction, the numerator of which is the unrecovered initial common unit price immediately after giving effect to that distribution and the denominator of which is the unrecovered initial common unit price immediately prior to that distribution. For example, assuming the unrecovered initial common unit price is $11.00 per common unit and if cash from the first interim capital transaction of $5.50 per unit is distributed to owners of common units, then the amount of the first three distribution levels would each be reduced to 50% of its initial level. If the unrecovered initial common unit price is zero, the first three distribution levels each will have been reduced to zero, and the general partner's share of distributions of available cash will increase to 50% of all distributions of available cash.



     The first three distribution levels may also be adjusted if legislation is enacted which causes Kinder Morgan Energy Partners, L.P. to become taxable as a corporation or otherwise subjects Kinder Morgan Energy Partners, L.P. to taxation as an entity for federal income tax purposes. In that event, the first three distribution levels for each quarter thereafter would be reduced to an amount equal to



     - the product of each of the first three distribution levels



     - multiplied by a number which is equal to one minus the sum of



      -- the highest effective federal income tax rate to which Kinder Morgan
        Energy Partners, L.P. is subject as an entity; plus



      -- any increase that results from that legislation in the effective overall state and local income tax rate to which Kinder Morgan Energy Partners, L.P. is subject as an entity, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes.

     For example, assuming Kinder Morgan Energy Partners, L.P. were not previously subject to state and local income tax, if Kinder Morgan Energy Partners, L.P. were to become taxable as an entity for federal income tax purposes and Kinder Morgan Energy Partners, L.P. became subject to a highest effective federal, and effective state and local, income tax rate of 38% then each of the distribution levels would be reduced to 62% of the amount immediately prior to that adjustment.



DISTRIBUTIONS IN LIQUIDATION



     In the event of a liquidation of Kinder Morgan Energy Partners, L.P., Kinder Morgan, Inc. will be required to purchase all of our outstanding shares for cash at a price equal to the greater of the market value per unit of the common units and the market value per share of our shares.



     Upon dissolution of Kinder Morgan Energy Partners, L.P., unless Kinder Morgan Energy Partners, L.P. is reconstituted and continued, the authorized liquidator will liquidate Kinder Morgan Energy Partners, L.P.'s assets and apply the proceeds of the liquidation as follows:



     - first, towards the payment of all creditors of Kinder Morgan Energy Partners, L.P. and the creation of a reserve for contingent liabilities; and



     - then, to all partners in accordance with the positive balances in their respective capital accounts.



     Under some circumstances and subject to various limitations, the liquidator may defer liquidation or distribution of Kinder Morgan Energy Partners, L.P.'s assets for a reasonable period of time if the liquidator determines that an immediate sale would be impractical or would cause undue loss to the partners.



     If there is a liquidation of Kinder Morgan Energy Partners, L.P., it is intended that, to the extent available, we will receive allocations of income and gain, or deduction and loss, in an amount necessary for the capital account attributable to each i-unit to be equal to that of a common unit and a Class B unit.



     Thus, generally, any gain will be allocated



     - first, to owners of the i-units until the capital account of each i-unit equals the capital account of a common unit and a Class B unit; and



     - thereafter, between the owners of common units, Class B units and i-units, as limited partners, and Kinder Morgan G.P., Inc., as the general partner, in a manner that approximates their sharing ratios in the various distribution levels and equally on a per unit basis between the i-units and the common and Class B units.



     Any loss or unrealized loss will be allocated to the general partner and the owners of common units, Class B and i-units:



     - first, to the common units and Class B units until the per unit balance in a common unit and Class B unit capital account equals the per unit balance in an i-unit capital account;



     - second, in proportion to the positive balances in the partners' capital accounts until all the balances are reduced to zero; and



     - thereafter, to the general partner.

                CAPITALIZATION OF KINDER MORGAN MANAGEMENT, LLC

     The following table describes our capitalization as of February 16, 2001:


     - on an historical basis; and



     - on an as adjusted basis to give effect to the sale of 8,500,000 shares offered by us at an assumed initial public offering price of $63.10 per share, after deducting underwriting discounts and estimated offering expenses, and the application of the net proceeds as described in this prospectus.


     You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing elsewhere in this prospectus.


                                                                               PRO FORMA
                                                                              AS ADJUSTED
                                                              FEBRUARY 16,     FOR THIS
                                                                  2001         OFFERING
                                                              ------------    -----------
                                                                              (UNAUDITED)
                                                                    (IN THOUSANDS)
Equity:
  Voting shares.............................................      $100         $    100
  Outstanding shares........................................        --          501,350
                                                                  ----         --------
     Total equity...........................................      $100         $501,450
                                                                  ====         ========


     The historical and as adjusted information in the table excludes 1,275,000 shares issuable upon the exercise of the underwriters' over-allotment option.

             CAPITALIZATION OF KINDER MORGAN ENERGY PARTNERS, L.P.

     The following table sets forth Kinder Morgan Energy Partners, L.P.'s historical capitalization as of December 31, 2000, and its capitalization as adjusted to give effect to:


     - the acquisition of the U.S. terminals and pipeline operations of GATX Corporation;



     - the issuance of $700 million of 6.75% notes due 2011 and $300 million of 7.40% notes due 2031, and the application of the proceeds to retire short-term debt; and



     - the payment by Kinder Morgan Management, LLC of the net proceeds from our offering of shares (less $1 million paid to Kinder Morgan, Inc. for the related rights), expected to be $500,350,000, to purchase a number of i-units from Kinder Morgan Energy Partners, L.P. equal to the number of shares sold by Kinder Morgan Management, LLC in this offering and the use by Kinder Morgan Energy Partners, L.P. of those net proceeds to retire short-term debt.



     See "Use of Proceeds."



                                                              DECEMBER 31,     PRO FORMA
                                                                  2000        AS ADJUSTED
                                                              ------------    (UNAUDITED)
                                                                    (IN THOUSANDS)
Short-term debt.............................................   $  648,949     $  149,222
Long-term debt..............................................    1,255,453      2,375,203
Minority interest(1)........................................       58,169         63,275
Partners' capital:
  Common units, 64,858,109 issued and outstanding...........    1,957,357      1,957,357
  Class B units, 2,656,700 issued and outstanding...........      125,961        125,961
  i-units, 8,500,000 issued and outstanding after the
     offering...............................................           --        500,350
  General partner interest..................................       33,749         33,749
                                                               ----------     ----------
Total partners' capital.....................................    2,117,067      2,617,417
                                                               ----------     ----------
Total capitalization........................................   $4,079,638     $5,205,117
                                                               ==========     ==========


---------------


(1) The change in minority interest results from the capital contribution by our general partner required pursuant to the partnership agreement.


     The unit numbers do not include:

     - the i-units issuable if the underwriters exercise their over-allotment option to purchase additional shares of Kinder Morgan Management, LLC;

     - the 218,900 common units issuable, subject to vesting, upon exercise of options granted by Kinder Morgan Energy Partners, L.P. and outstanding on December 31, 2000; and

     - the 5,000 units issued upon exercise of options since December 31, 2000.

                     CAPITALIZATION OF KINDER MORGAN, INC.


     The following table sets forth Kinder Morgan, Inc.'s historical capitalization as of December 31, 2000, and its capitalization as adjusted to give effect to:



     - the formation of Kinder Morgan Management, LLC, which will be consolidated on Kinder Morgan, Inc.'s financial statements, and the offering, which will result in additional Minority Interest in Equity of Subsidiaries amounting to the net proceeds of the offering less the net proceeds from the 10% of the offered shares that will be purchased by Kinder Morgan, Inc., and



     - the $1,000,000 received by Kinder Morgan, Inc. from us for the exchange and purchase rights associated with our shares and the tax indemnity.



                                                                              PRO FORMA
                                                              DECEMBER 31,   AS ADJUSTED
                                                                  2000       (UNAUDITED)
                                                              ------------   -----------
                                                                    (IN THOUSANDS)
Short-term debt.............................................   $  100,000    $  153,635
                                                               ==========    ==========
Current portion of long-term debt...........................   $  808,167    $  808,167
Long-term debt..............................................    2,478,983     2,478,983
Kinder Morgan-obligated mandatorily redeemable preferred
  capital trust securities of subsidiary trust holding
  solely debentures of Kinder Morgan........................      275,000       275,000
Minority interest in equity of subsidiaries.................        4,910       456,125
Stockholders' equity:
  Preferred stock...........................................           --            --
  Common stock; 150,000,000 shares authorized; par value $5
     per share; outstanding 114,578,800 before deducting
     96,140 shares held in treasury.........................      572,894       572,894
  Additional paid-in capital................................    1,189,270     1,190,270
  Retained earnings.........................................       37,584        37,584
  Other, including shares held in treasury..................       (2,327)       (2,327)
                                                               ----------    ----------
          Total stockholders' equity........................    1,797,421     1,798,421
                                                               ----------    ----------
Total capitalization........................................   $5,364,481    $5,816,696
                                                               ==========    ==========

                           SELECTED FINANCIAL DATA OF
                      KINDER MORGAN ENERGY PARTNERS, L.P.

     You should read the following selected financial data of Kinder Morgan Energy Partners, L.P. below in conjunction with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere or incorporated by reference in this prospectus. Our historical results are not necessarily indicative of results to be expected for future periods.


                                                      YEAR ENDED DECEMBER 31,
                                     ----------------------------------------------------------
                                       1996       1997      1998(4)      1999(5)      2000(6)
                                       ----       ----      -------      -------      -------
                                               (IN THOUSANDS EXCEPT PER UNIT AMOUNTS)
INCOME AND CASH FLOW DATA:
Revenues...........................  $ 71,250   $ 73,932   $  322,617   $  428,749   $  816,442
Cost of product sold...............     7,874      7,154        5,860       16,241      124,641
Operating expense..................    22,347     17,982       77,162      111,275      190,329
Fuel and power.....................     4,916      5,636       22,385       31,745       43,216
Depreciation and amortization......     9,908     10,067       36,557       46,469       82,630
General and administrative.........     9,132      8,862       39,984       35,612       60,065
                                     --------   --------   ----------   ----------   ----------
Operating income...................    17,073     24,231      140,669      187,407      315,561
Earnings from equity investments...     5,675      5,724       25,732       42,918       71,603
Amortization of excess cost of
  equity investments...............        --         --         (764)      (4,254)      (8,195)
Interest (expense).................   (12,634)   (12,605)     (40,856)     (54,336)     (97,102)
Interest income and other, net.....     3,129       (353)      (5,992)      22,988       10,415
Income tax (provision) benefit.....    (1,343)       740       (1,572)      (9,826)     (13,934)
                                     --------   --------   ----------   ----------   ----------
Income before extraordinary
  charge...........................    11,900     17,737      117,217      184,897      278,348
Extraordinary charge...............        --         --      (13,611)      (2,595)          --
                                     --------   --------   ----------   ----------   ----------
Net income.........................  $ 11,900   $ 17,737   $  103,606   $  182,302   $  278,348
                                     ========   ========   ==========   ==========   ==========
General partner's interest in net
  income...........................  $    218   $  4,074   $   33,447   $   56,273   $  109,470
Limited partners' interest in net
  income...........................  $ 11,682   $ 13,663   $   70,159   $  126,029   $  168,878
Basic limited partners' net income
  per unit before extraordinary
  charge(1)........................  $   0.90   $   1.02   $     2.09   $     2.63   $     2.68
                                     ========   ========   ==========   ==========   ==========
Basic limited partners' net income
  per unit.........................  $   0.90   $   1.02   $     1.75   $     2.57   $     2.68
                                     ========   ========   ==========   ==========   ==========
Diluted limited partners' net
  income per unit(2)...............  $   0.90   $   1.02   $     1.75   $     2.57   $     2.67
                                     ========   ========   ==========   ==========   ==========
Per unit cash distribution(3)......  $   1.26   $   1.80   $     2.47   $     2.85   $     3.43
                                     ========   ========   ==========   ==========   ==========
Additions to property, plant and
  equipment........................  $  8,575   $  6,884   $   38,407   $   82,725   $  125,523
BALANCE SHEET DATA (AT END OF
  PERIOD):
Net property, plant and
  equipment........................  $235,994   $244,967   $1,763,386   $2,578,313   $3,306,305
Total assets.......................  $303,603   $312,906   $2,152,272   $3,228,738   $4,625,210
Long-term debt.....................  $160,211   $146,824   $  611,571   $  989,101   $1,255,453
Partners' capital..................  $118,344   $150,224   $1,360,663   $1,774,798   $2,117,067


---------------


(1) Represents income before extraordinary charge per unit adjusted for the two-for-one split of units on October 1, 1997. Basic limited partners' income per unit before extraordinary charge was computed by dividing the interest of our unitholders in income before extraordinary charge by the weighted average number of units outstanding during the period.


(2) Diluted limited partners' net income per unit reflects the potential dilution, by application of the treasury stock method, that could occur if options to issue units were exercised, which would result in the issuance of additional units that would then share in Kinder Morgan Energy Partners, L.P.'s net income.


(3) Represents cash distributions declared for the four quarters of the calendar year. Actual cash distributions paid during each year is different since distributions are paid 45 days after the end of the respective quarter.


(4) Includes results of operations for Pacific operations, Kinder Morgan Bulk Terminals Inc. and 24% interest in Plantation Pipe Line Company since dates of acquisition. Pacific operations were acquired on March 6, 1998. Kinder Morgan Bulk Terminals was acquired effective July 1, 1998 and our 24% interest in Plantation Pipe Line Company Inc. was acquired on September 15, 1998.



(5) Includes results of operations for 51% interest in Plantation Pipe Line Company, Product Pipelines' transmix operations and 33 1/3% interest in Trailblazer Pipeline Company since dates of acquisition. Our second investment in Plantation, representing a 27% interest was made on June 16, 1999. The Product Pipelines' transmix operations were acquired on September 10, 1999, and our initial 33 1/3% investment in Trailblazer was made effective November 30, 1999.



(6) Includes results of operations for Kinder Morgan Interstate Gas Transmission LLC, 66 2/3% interest in Trailblazer Pipeline Company, 49% interest in Red Cedar Gathering Company, Kinder Morgan CO(2) Company acquisitions, Kinder Morgan Transmix Company, Milwaukee and Dakota bulk terminals, 32.5% interest in Cochin Pipeline System and Delta Terminal Services since dates of acquisition. Kinder Morgan Interstate Gas Transmission, LLC, Trailblazer assets, and our 49% interest in Red Cedar were acquired effective December 31, 1999. Milwaukee Bulk Terminals, Inc. and Dakota Bulk Terminal, Inc. were acquired effective January 1, 2000. Our remaining 80% interest in Kinder Morgan CO(2) Company was acquired on April 1, 2000. The Devon Energy carbon dioxide properties were acquired on June 1, 2000. Kinder Morgan Transmix Company, LLC was acquired on October 25, 2000. Our 32.5% interest in Cochin was acquired effective November 3, 2000, and Delta Terminal Services, Inc. was acquired effective December 1, 2000.

                      SELECTED PRO FORMA FINANCIAL DATA OF
                      KINDER MORGAN ENERGY PARTNERS, L.P.

     The following table shows selected income and cash flow data and balance sheet data for Kinder Morgan Energy Partners, L.P.:

     - for the year ended December 31, 2000;


     - pro forma to reflect:



        -- the acquisition of the U.S. terminals and pipeline operations of GATX
           Corporation; and



        -- the issuance of $700 million of 6.75% notes due 2011 and $300 million of 7.40% notes due 2031, and the application of the proceeds to retire short-term debt; and



     - as adjusted to reflect the payment by Kinder Morgan Management, LLC of net proceeds from our public offering of the shares (less $1 million paid to Kinder Morgan, Inc. for the related rights), expected to be $500,350,000, to purchase i-units from Kinder Morgan Energy Partners, L.P. and the use by Kinder Morgan Energy Partners, L.P. of those net proceeds to retire short-term debt.



     The unaudited pro forma for GATX data have been derived from the historical balance sheets and income statements of Kinder Morgan Energy Partners, L.P. and GATX Terminals Companies as of December 31, 2000 and for the year then ended. The unaudited pro forma data have been prepared to give effect to the acquisition of the U.S. terminals and pipeline operations of GATX Terminals Companies for $1.170 billion, consisting of $988.5 million in cash and assumed debt and other liabilities of $181.5 million, exclusive of working capital, using the purchase method of accounting. The acquisition was consummated on March 1, 2001, except for CALNEV Pipeline Company which was consummated March 30, 2001. The unaudited pro forma data have been prepared assuming the acquisition had been consummated on January 1, 2000.



     The purchase price allocated in the unaudited pro forma data is based on management of Kinder Morgan Energy Partners, L.P.'s estimate of the fair market values of assets to be acquired and liabilities to be assumed.



     The unaudited pro forma data include assumptions and adjustments as described in the notes to the unaudited pro forma combined financial statements incorporated in this prospectus by reference and should be read in conjunction with the historical financial statements and related notes of Kinder Morgan Energy Partners, L.P. and GATX Terminals Companies incorporated in this prospectus by reference.



     The unaudited pro forma data may not be indicative of the results that would have occurred if the GATX acquisition had been consummated on the date indicated or which will be obtained in the future.

                                                                      PRO FORMA            PRO FORMA
                                                YEAR ENDED            FOR GATX            AS ADJUSTED
                                             DECEMBER 31, 2000    AND DEBT OFFERING   FOR SALE OF I-UNITS
                                             -----------------    -----------------   -------------------
                                               (HISTORICAL)          (UNAUDITED)          (UNAUDITED)
                                                        (IN THOUSANDS EXCEPT PER UNIT AMOUNTS)
INCOME AND CASH FLOW DATA:
  Revenues.................................     $  816,442           $1,075,632           $1,075,632
  Cost of product sold.....................        124,641              124,641              124,641
  Operations and maintenance...............        164,379              263,125              263,125
  Fuel and power...........................         43,216               43,216               43,216
  Depreciation and amortization............         82,630              109,583              109,583
  General and administrative...............         60,065               91,728               91,728
  Taxes, other than income taxes...........         25,950               25,950               25,950
                                                ----------           ----------           ----------
          Operating income.................        315,561              417,389              417,389
  Earnings from equity investments.........         71,603               71,603               71,603
  Amortization of excess cost of equity
     investments...........................         (8,195)              (8,195)              (8,195)
  Interest, net............................        (93,284)            (174,393)            (137,364)
  Other, net...............................         14,584               14,584               14,584
  Minority interest........................         (7,987)              (8,167)              (8,541)
                                                ----------           ----------           ----------
  Income before income taxes...............        292,282              312,821              349,477
  Income tax benefit (expense).............        (13,934)             (13,934)             (13,934)
                                                ----------           ----------           ----------
  Net income...............................     $  278,348           $  298,887           $  335,543
                                                ==========           ==========           ==========
  General partner's interest in net
     income................................     $  109,470           $  122,094           $  136,082
  Limited partners' interest in net
     income................................     $  168,878           $  176,793           $  199,461
  Basic limited partners' net income per
     unit..................................     $     2.68           $     2.80           $     2.79
                                                ==========           ==========           ==========
  Number of units used in computation......         63,106               63,106               71,607
  Diluted limited partners' net income per
     unit..................................     $     2.67           $     2.80           $     2.78
                                                ==========           ==========           ==========
  Number of units used in computation......         63,150               63,150               71,650
  Additions to property, plant and
     equipment.............................     $  125,523           $  180,760           $  180,760
BALANCE SHEET DATA (AT END OF PERIOD):
  Net property, plant and equipment........     $3,306,305           $4,433,818           $4,433,818
  Total assets.............................     $4,625,210           $5,829,015           $5,829,015
  Short-term debt..........................     $  648,949           $  654,678           $  149,222
  Long-term debt...........................     $1,255,453           $2,375,203           $2,375,203
  Partners' capital........................     $2,117,067           $2,117,067           $2,617,417

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     You should read the following discussion and analysis in conjunction with our "Selected Financial Data" and our financial statements and the related notes appearing elsewhere in this prospectus. You should also read the Selected Financial Data of Kinder Morgan Energy Partners, L.P. included in this prospectus as well as the financial statements and related notes of Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. incorporated by reference in this prospectus.


Kinder Morgan Management, LLC


  GENERAL



     Kinder Morgan Management, LLC is a limited liability company, formed on February 14, 2001, that has elected to be treated as a corporation for United States income tax purposes. All of our voting shares are owned indirectly by Kinder Morgan, Inc.



  BUSINESS



     On the closing of the initial offering of our shares to the public and our acquisition of an equal number of i-units from Kinder Morgan Energy Partners, L.P., Kinder Morgan G.P., Inc. will delegate to us, to the fullest extent permitted under Delaware law and the Kinder Morgan Energy Partners, L.P. partnership agreement, all of its power and authority to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P., subject to Kinder Morgan G.P., Inc.'s right to approve specified actions.



  LIQUIDITY AND CAPITAL RESOURCES



     Our authorized capital structure consists of two classes of membership interests: (1) nonvoting equity interests and (2) voting equity interests. Additional classes of equity interests may be approved by our board, provided that such additional class shall be owned only by Kinder Morgan G.P., Inc. At February 16, 2001, the issued capitalization consisted of $100,000 contributed by Kinder Morgan, G.P., Inc. for its voting equity interest.



     We expect to issue shares of non-voting equity interests for cash to the public, using all of the net proceeds to purchase i-units from Kinder Morgan Energy Partners, L.P. and the exchange and purchase rights and tax indemnity from Kinder Morgan, Inc. The number of our shares outstanding, including the voting equity interest owned by Kinder Morgan G.P., Inc., will at all times equal the number of i-units we own. All quarterly distributions from operations and from interim capital transactions will be made to us as the holder of i-units in additional i-units rather than cash. Each time Kinder Morgan Energy Partners, L.P. issues i-units to us, we will also distribute an equal number of shares to owners of our shares. The number of i-units and shares will remain equal.



     We expect that our expenditures associated with managing and controlling the business and affairs of Kinder Morgan Energy Partners, L.P. and the reimbursement received from Kinder Morgan Energy Partners, L.P. will be equal. Kinder Morgan Energy Partners, L.P. will also reimburse us for our general and administrative expenses associated with securities filings and related costs. As stated above, the distributions we expect to receive on the i-units we will own will be in the form of additional i-units. Therefore, we expect neither to generate nor to require significant amounts of cash in ongoing operations. Any cash received from the sale of additional shares will be immediately used to purchase additional i-units. Accordingly, we do not anticipate any other sources or needs for additional liquidity.

  RESULTS OF OPERATIONS



     Upon completion of our initial offering of shares to the public and the purchase of i-units from Kinder Morgan Energy Partners, L.P., our results of operations will consist of (1) the offsetting expenses and revenues associated with managing and controlling the business and affairs of Kinder Morgan Energy Partners, L.P. and (2) our share of the earnings of Kinder Morgan Energy Partners, L.P. attributable to the i-units we will hold. If this offering is completed for 8,500,000 shares (assuming no exercise of the underwriters' overallotment option), we will own approximately 10.9% of all of Kinder Morgan Energy Partners, L.P.'s outstanding limited partner interests. We will use the equity method of accounting for our investment and, therefore, will record earnings equal to approximately 10.9% of Kinder Morgan Energy Partners L.P.'s limited partners' net income. Our percentage ownership could change over time if our number of units held becomes a different percent of the total units outstanding due to, among other things, issuances of additional common units by Kinder Morgan Energy Partners, L.P. As shown in the historical financial statements of Kinder Morgan Energy Partners, L.P. incorporated by reference into this prospectus, the limited partners' interest in net income was $168.9 million, $126.0 million and $70.2 million for the years ended December 31, 2000, 1999 and 1998, respectively. These historical amounts are not necessarily indicative of the level of earnings to be expected in the future.


KINDER MORGAN ENERGY PARTNERS, L.P.

  RESULTS OF OPERATIONS


     Kinder Morgan Energy Partners, L.P.'s financial results over the past three years reflect significant growth in revenues, operating income and net income. During this timeframe, Kinder Morgan Energy Partners, L.P. made numerous strategic business acquisitions and experienced strong growth in its pipeline and terminal operations. The combination of targeted business acquisitions, higher capital spending, favorable economic conditions and management's continuing focus on controlling general and operating expenses across Kinder Morgan Energy Partners, L.P.'s entire business portfolio led the way to strong growth in all four of its business segments. In 2000, Kinder Morgan Energy Partners, L.P. reported record levels of revenue, operating income, net income and earnings per unit.



     Kinder Morgan Energy Partners, L.P.'s net income was $278.3 million ($2.67 per diluted unit) on revenues of $816.4 million in 2000, compared to net income of $182.3 million ($2.57 per diluted unit) on revenues of $428.7 million in 1999, and net income of $103.6 million ($1.75 per diluted unit) on revenues of $322.6 million in 1998. Included in Kinder Morgan Energy Partners, L.P.'s net income for 1999 and 1998 were extraordinary charges associated with debt refinancing transactions in the amount of $2.6 million in 1999 and $13.6 million in 1998. In addition, Kinder Morgan Energy Partners, L.P.'s 1999 net income included a benefit of $10.1 million related to the sale of its 25% interest in the Mont Belvieu Fractionator, which separates natural gas liquids from natural gas, partially offset by special non-recurring charges. Kinder Morgan Energy Partners, L.P.'s total consolidated operating income was $315.6 million in 2000, $187.4 million in 1999 and $140.7 million in 1998. Kinder Morgan Energy Partners, L.P.'s total consolidated net income before extraordinary charges was $278.3 million in 2000, $184.9 million in 1999 and $117.2 million in 1998.


     Kinder Morgan Energy Partners, L.P.'s increase in overall net income and revenues in 2000 compared to 1999 primarily resulted from its inclusion of the Natural Gas Pipelines segment, acquired from Kinder Morgan, Inc. on December 31, 1999, and its acquisition of the remaining 80% ownership interest in Kinder Morgan CO(2) Company, L.P. (formerly Shell CO(2) Company, Ltd.) effective April 1, 2000. Prior to that date, Kinder Morgan Energy Partners, L.P. owned a 20% equity interest in Kinder Morgan CO(2) Company, L.P. and reported its results under the equity method of accounting. The results of Kinder Morgan CO(2) Company, L.P. are included in

Kinder Morgan Energy Partners, L.P.'s CO(2) Pipelines segment. Kinder Morgan Energy Partners, L.P.'s acquisition of substantially all of its Product Pipelines' transmix operations in September 1999, and Milwaukee Bulk Terminals, Inc. and Dakota Bulk Terminal, Inc. in January 2000, also contributed to its overall increase in period-to-period revenues and net income.

     The inclusion of a full year of activity for Kinder Morgan Energy Partners, L.P.'s Pacific operations and Bulk Terminals segment was the largest contributing factor for the increase in total revenues and earnings in 1999 compared with 1998. Kinder Morgan Energy Partners, L.P. acquired its Pacific operations in March 1998, Kinder Morgan Bulk Terminals, Inc. in July 1998 and the Pier IX and Shipyard River terminals in December 1998.

  PRODUCT PIPELINES


     Kinder Morgan Energy Partners, L.P.'s Product Pipelines' segment revenues increased 34%, from $314.1 million in 1999 to $421.4 million in 2000, and net income increased 6%, from $209.0 million in 1999 to $221.2 million in 2000. The $107.3 million increase in year-to-year segment revenues includes a $90.7 million increase in revenues earned from transmix operations. The increase in transmix revenues resulted primarily from the inclusion of a full year of operations from our initial acquisition of transmix assets, acquired in September 1999, and the inclusion of two months of operations from additional transmix assets acquired in late October 2000. The segment also reported revenues of $3.8 million from the inclusion of two months of operations from our investment in the Cochin pipeline system, which was acquired in November 2000. Furthermore, higher throughput volumes on both Kinder Morgan Energy Partners, L.P.'s Pacific operations and North System pipelines contributed to a $12.7 million increase in segment revenues. On Kinder Morgan Energy Partners, L.P.'s Pacific operations, average tariff rates remained relatively flat between 2000 and 1999, with an almost 3% increase in mainline delivery volumes resulting in a 3% increase in revenues. On Kinder Morgan Energy Partners, L.P.'s North System, revenues grew 14% in 2000 compared to 1999. The increase was due to an almost 10% increase in throughput revenue volumes, primarily due to strong demand from refineries in the Midwest, as well as a 5% increase in average tariff rates.



     In 1998, the Product Pipelines segment earned $156.9 million on revenues of $258.7 million. The $55.4 million increase in revenues in 1999 over 1998 relates to the inclusion in 1999 of a full year of results from Kinder Morgan Energy Partners, L.P.'s Pacific operations, acquired in March 1998, and the inclusion of almost four months of transmix operations, which were acquired in early September 1999. The acquired transmix assets produced revenues of $18.3 million in 1999. Kinder Morgan Energy Partners, L.P.'s Pacific operations reported a revenue increase of $35.3 million in 1999 versus 1998. With a full twelve months of activity reported in 1999, total mainline throughput volumes on Kinder Morgan Energy Partners, L.P.'s Pacific operations pipelines increased 22% in 1999 compared to 1998. The higher 1999 segment revenues were partly offset by an almost 4% decrease in average tariff rates on Kinder Morgan Energy Partners, L.P.'s Pacific pipelines. The decrease in average tariff rates was mainly due to the reduction in transportation rates, effective April 1, 1999, on Kinder Morgan Energy Partners, L.P.'s Pacific operation's East Line.


     Combined operating expenses for the Product Pipeline segment, which include the segment's cost of sales, fuel, power and operating and maintenance expenses, were $172.5 million in 2000, $76.5 million in 1999 and $56.3 million in 1998. The increase in expenses in each year resulted mainly from the inclusion of Kinder Morgan Energy Partners, L.P.'s transmix operations and the higher delivery volumes on its Pacific operations pipelines. Depreciation and amortization expense was $41.7 million in 2000, $38.9 million in 1999 and $32.7 million in 1998, reflecting Kinder Morgan Energy Partners, L.P.'s acquisitions, continued investments in capital additions and pipeline expansions. Segment operating income was $193.5 million in 2000, $186.1 million in 1999 and $159.2 million in 1998. Earnings from Kinder Morgan Energy Partners, L.P.'s equity investments, net of amortization of excess costs, were $29.1 million in 2000, $21.4 million in 1999 and $5.9 million in 1998. The increases in Kinder Morgan Energy Partners, L.P.'s equity earnings each year were chiefly due to Kinder Morgan Energy Partners, L.P.'s investments in Plantation Pipe Line Company. Kinder Morgan Energy Partners, L.P. acquired a 24% ownership interest in Plantation Pipe Line Company in September 1998 and an additional 27% ownership interest in June 1999. Additionally, the Product Pipeline segment benefited from favorable changes in non-operating income/expense in 1999 compared to 1998, primarily the result of lower 1999 expense accruals made for Kinder Morgan Energy Partners, L.P.'s Federal Energy Regulatory Commission rate case reserve (as a result of the Federal Energy Regulatory Commission's opinion relating to an outstanding rate case dispute), 1999 insurance recoveries and favorable adjustments to employee post-retirement benefit liabilities.



     We are parties to proceedings at the Federal Energy Regulatory Commission and the California Public Utilities Commission that challenge our tariffs on our Pacific operations. The FERC complaint seeks approximately $105 million in tariff refunds and approximately $35 million in prospective annual tariff reductions. The CPUC complaint seeks approximately $17 million in tariff refunds and approximately $10 million in prospective annual tariff reductions. Decisions regarding these complaints could negatively impact Kinder Morgan Energy Partners, L.P.'s cash flow. Additional challenges to tariff rates could be filed with the Federal Energy Regulatory Commission and California Public Utilities Commission in the future. Kinder Morgan Energy Partners, L.P. believes it has meritorious defenses in the proceedings challenging its pipeline tariffs, and it is defending these proceedings vigorously. Kinder Morgan Energy Partners, L.P. believes the ultimate resolutions of these proceedings will be materially more favorable than the outcomes sought by the protesting shippers.


  NATURAL GAS PIPELINES


     Kinder Morgan Energy Partners, L.P.'s Natural Gas Pipelines segment reported earnings of $112.9 million on revenues of $173.0 million in 2000. These results were produced from assets that Kinder Morgan Energy Partners, L.P. acquired from Kinder Morgan, Inc. on December 31, 1999. For comparative purposes, transported gas volumes on our natural gas assets increased almost 6% in 2000 compared with 1999 when these assets were owned by Kinder Morgan, Inc. The overall increase includes an almost 9% increase in volumes shipped on the Trailblazer Pipeline. Higher capacity to receive natural gas on the Trailblazer Pipeline during 2000 resulted in an increase in the available quantity of gas delivered to the Trailblazer Pipeline. Segment operating expenses totaled $51.2 million in 2000 and segment operating income was $97.2 million. Earnings for 2000 from the segment's 49% equity investment in Red Cedar Gathering Company, net of amortization of excess costs, were $15.0 million.



     Segment results from 1999 and 1998 primarily represent activity from Kinder Morgan Energy Partners, L.P.'s since divested partnership interest in the Mont Belvieu fractionation facility. Segment earnings of $16.8 million in 1999 includes $2.5 million in equity earnings from its 25% interest in the Mont Belvieu Fractionator and $14.1 million from Kinder Morgan Energy Partners, L.P.'s third quarter gain on the sale of that interest to Enterprise Products Partners, L.P. In 1998, the segment reported earnings of $4.9 million, including equity income of $4.6 million. This amount represents earnings from our interest in the Mont Belvieu facility for a full twelve-month period.


  CO(2) PIPELINES

     Kinder Morgan Energy Partners, L.P.'s CO(2) Pipelines segment consists of Kinder Morgan CO(2) Company, L.P. After Kinder Morgan Energy Partners, L.P.'s acquisition of the remaining 80% interest in Kinder Morgan CO(2) Company, L.P., on April 1, 2000, Kinder Morgan Energy Partners, L.P. no longer accounted for its investment on an equity basis. Kinder Morgan Energy Partners, L.P.'s 2000 results also include the segment's acquisition of significant CO(2) pipeline assets and oil-producing property interests on June 1, 2000. For the year 2000, the segment reported earnings of $68.0 million on revenues of $89.2 million. CO(2) Pipelines reported operating expenses of $26.8 million and operating income of $47.9 million. Equity earnings from the segment's 50% interest in the Cortez Pipeline Company, net of amortization of excess costs, were $19.3 million.


     Segment results from 1999 and 1998 primarily represent equity earnings from Kinder Morgan Energy Partners, L.P.'s original 20% interest in Kinder Morgan CO(2) Company, L.P. Segment earnings of $15.2 million in 1999 include $14.5 million in equity earnings from Kinder Morgan Energy Partners, L.P.'s interest in Kinder Morgan CO(2) Company, L.P. In 1998, Kinder Morgan Energy Partners, L.P.'s CO(2) Pipelines segment reported earnings of $15.5 million, including $14.5 million in equity earnings from Kinder Morgan Energy Partners, L.P.'s Kinder Morgan CO(2) Company, L.P. investment. Under the terms of the prior Kinder Morgan CO(2) Company, L.P. partnership agreement, Kinder Morgan Energy Partners, L.P. received a priority distribution of $14.5 million per year during 1998, 1999 and the first quarter of 2000. After Kinder Morgan Energy Partners, L.P.'s acquisition of the remaining 80% ownership interest, it amended this partnership agreement, among other things, to eliminate the priority distribution and other provisions rendered irrelevant by its sole ownership.


  BULK TERMINALS


     Kinder Morgan Energy Partners, L.P.'s Bulk Terminals segment reported its highest amount of revenues, operating income and earnings in 2000. Following Kinder Morgan Energy Partners, L.P.'s acquisition of Kinder Morgan Bulk Terminals, Inc. effective July 1, 1998, it continued to make selective acquisitions and increase capital spending in order to grow and expand its bulk terminal businesses. Kinder Morgan Energy Partners, L.P.'s 2000 results include the operations of Milwaukee Bulk Terminals, Inc. and Dakota Bulk Terminal, Inc., effective January 1, 2000, and Delta Terminal Services, Inc., acquired on December 1, 2000. The 1999 results include the full-year of operations for Kinder Morgan Bulk Terminals, Inc. and the Pier IX and Shipyard River terminals, acquired on December 18, 1998.



     The Bulk Terminals segment reported earnings of $37.6 million in 2000, $35.0 million in 1999 and $19.2 million in 1998. Segment revenues were $132.8 million in 2000, $114.6 million in 1999 and $62.9 million in 1998. In addition to Kinder Morgan Energy Partners, L.P.'s acquisitions made in 2000, which generated revenues of $11.4 million, its Bulk Terminals segment's overall increases in year-to-year revenues were due to a 10% increase in coal transfer revenues earned by the segment's Cora and Grand Rivers coal terminals in 1999 and 2000. Combined, these two coal terminals reported a $2.0 million increase in transfer revenues in 2000 over 1999 due to a 6% increase in coal volumes accompanied by a 4% increase in average coal transfer rates. A $1.7 million increase in 1999 transfer revenues over 1998 transfer revenues resulted from an 18% increase in coal volumes handled at the terminals, partially offset by a 7% decrease in average transfer rates. The growth in the Bulk Terminals segment revenues over the two-year period was partially offset by lower revenue from coal marketing activities.



     Bulk Terminals combined operating expenses totaled $81.7 million in 2000 compared to $66.6 million in 1999 and $36.9 million in 1998. The increase in 2000 versus 1999 was the result of acquisitions made in 2000, higher operating expenses associated with the transfer of higher coal volumes and an increase in fuel costs. The increase in 1999 compared to 1998 was the result of including a full year of operations for Kinder Morgan Bulk Terminals, Inc., partially offset by higher 1998 cost of sales expenses related to purchase/sale marketing contracts. Depreciation and amortization expense was $9.6 million in 2000, $7.5 million in 1999 and $3.9 million in 1998. The increases in depreciation were primarily due to the addition of Kinder Morgan Bulk Terminals, Inc. and the Pier IX and Shipyard River terminal in 1998 and the Milwaukee and Dakota Bulk Terminals in 2000, and higher property balances as a result of increased capital spending.

  OTHER

     Items not attributable to any segment include general and administrative expenses, interest income and expense and minority interest. General and administrative expenses totaled $60.1 million in 2000 compared with $35.6 million in 1999 and $40.0 million in 1998. The increase in Kinder Morgan Energy Partners, L.P.'s 2000 general and administrative expenses over the prior year was mainly due to its larger and more diverse operations. During 2000, Kinder Morgan Energy Partners, L.P. assimilated the operations of its Natural Gas Pipelines and CO(2) Pipelines business segments. Kinder Morgan Energy Partners, L.P. continues to manage aggressively its infrastructure expense and to focus on its productivity and expense controls. Kinder Morgan Energy Partners, L.P.'s total interest expense, net of interest income, was $93.3 million in 2000, $52.6 million in 1999 and $38.6 million in 1998. The increases were primarily due to debt Kinder Morgan Energy Partners, L.P. assumed as part of the acquisition of its Pacific operations as well as additional debt related to the financing of its 2000 and 1999 investments. Minority interest increased to $8.0 million in 2000 compared with $2.9 million in 1999 and $1.0 million in 1998. The $5.1 million increase in 2000 over 1999 primarily resulted from the inclusion of earnings attributable to the Trailblazer Pipeline Company. The $1.9 million increase in 1999 over 1998 resulted from higher earnings attributable to Kinder Morgan Energy Partners, L.P.'s Pacific operations as well as to Kinder Morgan Energy Partners, L.P.'s higher overall income.

  OUTLOOK

     Kinder Morgan Energy Partners, L.P. actively pursues a strategy to increase its operating income. Kinder Morgan Energy Partners, L.P. will use a three-pronged strategy to accomplish this goal.


     - Cost Reductions. Kinder Morgan Energy Partners, L.P. has reduced by approximately 15 percent the total operating, maintenance, general and administrative expenses of those operations that it owned at the time Kinder Morgan (Delaware), Inc. acquired Kinder Morgan Energy Partners, L.P.'s general partner in February 1997. In addition, Kinder Morgan Energy Partners, L.P. has made similar percentage reductions in the operating, maintenance, general and administrative expenses of many of the businesses and assets that it acquired since February 1997, including its Pacific operations and Plantation Pipe Line Company. Generally, these reductions in expense have been achieved by eliminating functions which Kinder Morgan Energy Partners, L.P. and the acquired businesses each maintained prior to their combination. Kinder Morgan Energy Partners, L.P. expects to make similar percentage reductions in expenses of the recently acquired GATX pipelines and terminals and intends to continue to seek further reductions throughout its businesses where appropriate.


     - Internal Growth. Kinder Morgan Energy Partners, L.P. intends to expand the operations of its current facilities. Kinder Morgan Energy Partners, L.P. has taken a number of steps that management believes will increase revenues from existing operations, including the following:


      - completed the expansion of Kinder Morgan Energy Partners, L.P.'s San Diego Line in June 2000. The expansion project cost approximately $18 million and consisted of the construction of 23 miles of 16-inch diameter pipe and other appurtenant facilities. The new facilities will increase capacity on Kinder Morgan Energy Partners, L.P.'s San Diego Line by approximately 25%;



      - entered into an agreement to provide pipeline transportation services on the North System for Aux Sable Liquid Products, L.P. in the Chicago area beginning in the first quarter 2001;

      - constructed a multi-million dollar cement import and distribution facility at the Shipyard River terminal, which was completed in the fourth quarter 2000, as part of a 30 year cement contract with Blue Circle Cement;



      - announced an expansion project on the Trailblazer Pipeline in August 2000. The project will involve the installation of two new compressor stations and the addition of horsepower at an existing compressor station; and



      - continued a $13 million upgrade to the coal loading facilities at the Cora and Grand Rivers coal terminals. The two terminals handled an aggregate of 17.0 million tons of coal during 2000 compared with 16.0 million tons in 1999.



     - Strategic Acquisitions. Since January 1, 2000, Kinder Morgan Energy Partners, L.P. has made the following acquisitions:



-    Milwaukee Bulk Terminals, Inc.                             January 1, 2000
-    Dakota Bulk Terminal, Inc.                                 January 1, 2000
-    Kinder Morgan CO(2) Company, L.P. (80%)                    April 1, 2000
-    CO(2) Assets                                               June 1, 2000
-    Transmix Assets                                            October 25, 2000
-    Cochin Pipeline System                                     November 3, 2000
-    Delta Terminal Services, Inc.                              December 1, 2000
-    Kinder Morgan Texas Pipeline, L.P.                         December 21, 2000
-    Casper-Douglas Gas Gathering and Processing Assets         December 21, 2000
-    Coyote Gas Treating, LLC (50%)                             December 21, 2000
-    Thunder Creek Gas Services, LLC (25%)                      December 21, 2000
-    CO(2) Investment to be contributed to Joint Venture        December 28, 2000
     with Marathon
-    Colton Transmix Processing Facility (50%)                  December 31, 2000
-    GATX Domestic Pipelines and Terminals                      March 1, 2001 and
                                                                March 30, 2001
-    Pinney Dock and Transportation Company                     March 13, 2001



     The costs and methods of financing for each significant acquisition are discussed under "Capital Requirements for Recent Transactions."



     Kinder Morgan Energy Partners, L.P. regularly seeks opportunities to make additional strategic acquisitions, to expand existing businesses and to enter into related businesses. Kinder Morgan Energy Partners, L.P. periodically considers potential acquisition opportunities as they are identified. We cannot assure you that Kinder Morgan Energy Partners, L.P. will be able to consummate any such acquisition. Kinder Morgan Energy Partners, L.P.'s management anticipates that it will finance acquisitions by borrowings under its bank credit facilities or by issuing commercial paper, and subsequently reduce these short-term borrowings by issuing new debt securities and/or units.


     On January 17, 2001, Kinder Morgan Energy Partners, L.P. announced a quarterly distribution of $0.95 per unit for the fourth quarter of 2000. The distribution for the fourth quarter of 1999 was $0.725 per unit.


     On March 15, 2001, Kinder Morgan Energy Partners, L.P. announced its intention to increase the quarterly distribution for the first quarter of 2001 to $1.00 per common unit, or $4.00 per common unit on an annualized basis.

  LIQUIDITY AND CAPITAL RESOURCES


     Kinder Morgan Energy Partners, L.P.'s primary cash requirements, in addition to normal operating expenses, are debt service, sustaining capital expenditures, expansion capital expenditures, and quarterly distributions to its unitholders and general partner. In addition to utilizing cash generated from operations, Kinder Morgan Energy Partners, L.P. could meet its cash requirements through borrowings under its credit facilities or issuing short-term commercial paper, long-term notes or additional units. Kinder Morgan Energy Partners, L.P. expects to fund:


     - future cash distributions and sustaining capital expenditures with existing cash and cash flows from operating activities;

     - expansion capital expenditures through additional borrowings or issuance of additional units;

     - interest payments from cash flows from operating activities; and


     - debt principal payments with additional borrowings as they become due or by the issuance of additional units.



     At December 31, 2000, Kinder Morgan Energy Partners, L.P.'s current commitments for capital expenditures were approximately $37 million. This amount has primarily been committed for the purchase of plant and equipment. Kinder Morgan Energy Partners, L.P. expects to fund these commitments through additional borrowings or the issuance of additional units. All of Kinder Morgan Energy Partners, L.P.'s capital expenditures, with the exception of sustaining capital expenditures, are discretionary.



  OPERATING ACTIVITIES



     Net cash provided by operating activities was $301.6 million in 2000 compared to $182.9 million in 1999. The $118.7 million increase in Kinder Morgan Energy Partners, L.P.'s period-to-period cash flows from operations resulted from a net increase of $118.5 million in cash receipts from the sales of services and products, net of cash operating expenses. Higher net cash flows generated from sales and expenses were primarily due to the business acquisitions and capital investments made during 2000. Other significant year-to-year changes in cash from operating activities include:



     - a $52.5 million payment of accrued rate refund liabilities;



     - a $20.3 million increase in collections of trade receivables, net of payments on trade payables;



     - a $13.8 million increase in distributions from equity investments; and



     - a $11.3 million net increase in insurance receivables.



     The payment of the rate refunds was made under settlement agreements with shippers on Kinder Morgan Energy Partners, L.P.'s natural gas pipelines. Higher cash inflows from collections on accounts receivable, net of accounts payable payments, were mainly due to collections from Kinder Morgan Energy Partners, L.P.'s natural gas pipelines, which were included in Kinder Morgan Energy Partners, L.P.'s 2000 operating results. The increase in distributions from equity investments was mainly due to distributions Kinder Morgan Energy Partners, L.P. received in 2000 from its 50% ownership interest in Cortez Pipeline Company and its 49% ownership interest in Red Cedar Gathering Company. Following its acquisition of the remaining ownership interest in Kinder Morgan CO(2) Company, L.P. on April 1, 2000, Kinder Morgan Energy Partners, L.P. accounted for its investment in Cortez Pipeline Company under the equity method of accounting. Kinder Morgan Energy Partners, L.P. acquired its interest in Red Cedar Gathering Company from Kinder Morgan, Inc. on December 31, 1999. The overall increase in distributions from equity investments was partially offset by the absence of distributions from Kinder Morgan Energy Partners, L.P.'s original 20% interest in Kinder Morgan CO(2) Company, L.P. from April 1, 2000 through December 31, 2000 due to the fact it no longer accounted for this investment on an equity basis. The increase in cash flows from insurance receivables reflects higher collections on its Pacific operations' insurance receivables.


  INVESTING ACTIVITIES

     Net cash used in investing activities was $1,197.6 million in 2000 compared to $196.5 million in 1999, an increase of $1,001.1 million chiefly attributable to the $1,008.6 million of asset acquisitions Kinder Morgan Energy Partners, L.P. made in 2000. Kinder Morgan Energy Partners, L.P.'s 2000 acquisition outlays included:

     - a $478.3 million payment to Kinder Morgan, Inc. for the Natural Gas Pipelines assets;

     - a $188.9 million net payment for the remaining 80% interest in Kinder Morgan CO(2) Company, L.P.;


     - a $120.5 million payment for its 32.5% ownership interest in the Cochin Pipeline System;


     - a $114.3 million payment for Bulk Terminal acquisitions, including Milwaukee Bulk Terminals, Inc., Dakota Bulk Terminal, Inc. and Delta Terminal Services, Inc.;


     - a $53.4 million payment for its interests in the Canyon Reef Carriers CO(2) pipeline and SACROC oil field; and



     - a $45.7 million payment for the acquisition of Kinder Morgan Transmix Company, LLC, formerly Buckeye Refining Company, LLC.


     Kinder Morgan Energy Partners, L.P. expended an additional $42.8 million for capital expenditures in 2000 compared to 1999. Including expansion and maintenance projects, Kinder Morgan Energy Partners, L.P.'s capital expenditures were $125.5 million in 2000 and $82.7 million in 1999. The increase was driven primarily by continued investment in Kinder Morgan Energy Partners, L.P.'s Pacific operations and in its Bulk Terminals business segment. Proceeds from the sale of investments, property, plant and equipment, net of removal costs, were lower by $29.7 million in 2000 versus 1999. Proceeds received from sales and retirements of investments, property, plant and equipment were $13.4 million in 2000 and $43.1 million in 1999. The decrease was due to the $41.8 million Kinder Morgan Energy Partners, L.P. received for the sale of its interest in the Mont Belvieu fractionation facility in September 1999.

     The overall increase in funds used in investing activities was offset by a $82.4 million decrease in cash used for acquisitions of investments. Kinder Morgan Energy Partners, L.P. used $79.4 million for acquisitions of investments in 2000 compared with $161.8 million in 1999.

     Kinder Morgan Energy Partners, L.P.'s 2000 investment outlays included:


     - $34.2 million for a 7.5% interest in the Yates oil field subsequently contributed to the CO(2) joint venture with Marathon Oil Company;


     - $44.6 million for its 25% interest in Thunder Creek Gas Services, LLC and its 50% interest in Coyote Gas Treating, LLC.

     Kinder Morgan Energy Partners, L.P.'s 1999 investment outlays consisted of:


     - $124.2 million for a 27% interest in Plantation Pipe Line Company (increasing Kinder Morgan Energy Partners, L.P.'s interest to 51%); and



     - $37.6 million for a one-third interest in Trailblazer Pipeline Company.

  FINANCING ACTIVITIES


     Net cash provided by financing activities amounted to $915.3 million in 2000, an increase of $893.3 million from the prior year that was mainly the result of an additional $817.1 million Kinder Morgan Energy Partners, L.P. received from overall debt financing activities. The increase in borrowings was mainly due to 2000 acquisitions. Kinder Morgan Energy Partners, L.P. completed a private placement of $400 million in debt securities during the first quarter of 2000, resulting in a cash inflow of $397.9 million net of discounts and issuing costs. Kinder Morgan Energy Partners, L.P. completed a second private placement of $250 million in debt securities during the fourth quarter of 2000, resulting in a cash inflow of $246.8 million net of discounts and issuing costs. In addition, Kinder Morgan Energy Partners, L.P. received $171.4 million as proceeds from Kinder Morgan Energy Partners, L.P.'s issuance of units during 2000, most significantly realized from Kinder Morgan Energy Partners, L.P.'s public offering of 4,500,000 common units on April 4, 2000. The overall increase in funds provided by Kinder Morgan Energy Partners, L.P.'s financing activities was partially offset by a $102.8 million increase in its distributions to partners. Distributions to all partners increased to $293.6 million in 2000 compared to $190.8 million in 1999. The increase in distributions was due to:


     - an increase in its per unit distributions paid;

     - an increase in its number of units outstanding;

     - Kinder Morgan Energy Partners, L.P.'s general partner incentive distributions, which resulted from increased distributions to its unitholders; and


     - distributions paid by Trailblazer Pipeline Company, which were included in Kinder Morgan Energy Partners, L.P.'s consolidated results following the acquisition of its controlling 66 2/3% interest on December 31, 1999.



     Kinder Morgan Energy Partners, L.P. paid distributions of $3.20 per unit in 2000 compared to $2.775 per unit in 1999. The 15% increase in paid distributions per unit resulted from favorable operating results in 2000.


  PARTNERSHIP DISTRIBUTIONS


     Kinder Morgan Energy Partners, L.P.'s partnership agreement requires that it distribute 100% of its available cash to its partners within 45 days following the end of each calendar quarter in accordance with their respective percentage interests. Kinder Morgan Energy Partners, L.P.'s available cash consists generally of all of its cash receipts, including cash received by its operating partnerships, less cash disbursements and net additions to reserves (including any reserves required under debt instruments for future principal and interest payments) and amounts payable to the former general partner of Santa Fe Pacific Pipeline, L.P. in respect of its 0.5% interest in SFPP, L.P.



     Kinder Morgan Energy Partners, L.P.'s general partner is granted discretion by the Kinder Morgan Energy Partners, L.P. partnership agreement, which discretion has been delegated to us, subject to the approval of the general partner, to establish, maintain and adjust reserves for future operating expenses, debt service, maintenance capital expenditures, rate refunds and distributions for the next four quarters. These reserves are not restricted by magnitude, but only by type of future cash requirements with which they can be associated. When we determine our quarterly distributions, we consider current and expected reserve needs along with current and expected cash flows to identify the appropriate sustainable distribution level. For 1998, 1999, and 2000 Kinder Morgan Energy Partners, L.P. distributed 93%, 97%, and 102%, of the total of cash receipts less cash disbursements, respectively. The difference between these numbers and 100% reflects net additions to or reductions in reserves.

     Kinder Morgan Energy Partners, L.P.'s available cash is initially distributed 98% to its limited partners and 2% to its general partner, Kinder Morgan G.P., Inc. These distribution percentages are modified to provide for incentive distributions to be made to Kinder Morgan Energy Partners, L.P.'s general partner in the event that quarterly distributions to unitholders exceed certain specified targets.



     Kinder Morgan Energy Partners, L.P.'s available cash for each quarter is distributed:



     - first, 98% to the owners of all classes of units pro rata and 2% to the general partner until the owners of all classes of units have received a total of $0.3025 per unit in cash or equivalent i-units for that quarter;



     - second, 85% of any available cash then remaining to the owners of all classes of units pro rata and 15% to the general partner until the owners of all classes of units have received a total of $0.3575 per unit in cash or equivalent i-units for that quarter;



     - third, 75% of any available cash then remaining to the owners of all classes of units pro rata and 25% to the general partner until the owners of all classes of units have received a total of $0.4675 per unit in cash or equivalent i-units for that quarter; and



     - fourth, 50% of any available cash then remaining to the owners of all classes of units pro rata, paid in cash to owners of all classes of units and to us in the equivalent number of i-units, and 50% in cash to the general partner.



     Distributions to us as the owner of all i-units will be made in additional i-units or fractions of i-units. These distributions of additional i-units will be treated as if their cash equivalent amount had actually been distributed for purposes of determining the percentage of distributions to be made to the general partner. Kinder Morgan Energy Partners, L.P. will not distribute the related cash but will retain the cash and use the cash in its business.



     Incentive distributions are generally defined as all cash distributions made to Kinder Morgan Energy Partners, L.P.'s general partner that are in excess of 2% of the aggregate amount of cash being distributed. The general partner's incentive distributions declared by Kinder Morgan Energy Partners, L.P. for 2000 were $107,764,885, while the incentive distributions paid during 2000 were $89,399,771.



     Concurrently with the closing of this offering, the Kinder Morgan Energy Partners, L.P. partnership agreement will be amended to provide for distributions to common unitholders, Class B unitholder, the i-unitholders and the general partner as described under "Kinder Morgan Energy Partners, L.P.'s Distribution Policy." Except upon the liquidation of Kinder Morgan Energy Partners, L.P., distributions will be made in cash to holders of common units, Class B units and to the general partner and in additional i-units to us as the owner of i-units.


  DEBT AND CREDIT FACILITIES

     Kinder Morgan Energy Partners, L.P.'s debt and credit facilities as of December 31, 2000, consist primarily of:


     - a $600 million unsecured 364-day credit facility due October 25, 2001, which also supports a commercial paper program of equivalent size;


     - a $300 million unsecured five-year credit facility due September 29, 2004;


     - $200 million of Floating Rate Senior Notes due March 22, 2002;



     - $200 million of 8.00% Senior Notes due March 15, 2005;



     - $250 million of 6.30% Senior Notes due February 1, 2009;


     - $250 million of 7.50% Senior Notes due November 1, 2010;

     - $20.2 million of Senior Secured Notes due September 2002 (Trailblazer Pipeline Company, of which Kinder Morgan Energy Partners, L.P. owns
      66 2/3%, is the obligor on the notes);



     - $119 million of Series F First Mortgage Notes due December 2004 (Kinder Morgan Energy Partners, L.P.'s subsidiary, SFPP, L.P., is the obligor on the notes); and



     - $23.7 million of tax-exempt bonds due 2024 (Kinder Morgan Energy Partners, L.P.'s subsidiary, Kinder Morgan Operating L.P. "B," is the obligor on these bonds).



     First Union National Bank is the administrative agent under the $600 million and $300 million credit facilities referred to above.


     Interest on borrowings is payable quarterly. Interest on the credit facilities accrues at Kinder Morgan Energy Partners, L.P.'s option at a floating rate equal to either:


     - First Union National Bank's base rate (but not less than the Federal Funds Rate, plus .5%) (As of March 31, 2001, First Union National Bank's base rate was 8.0%); or



     - LIBOR, plus a margin, which varies depending upon the credit rating of its long-term senior unsecured debt (As of March 31, 2001, Kinder Morgan Energy Partners, L.P. could borrow for one month at a rate of 5.5% under the 364-day facility and 5.55% under the 5-year facility).



     These rates have decreased since the beginning of the year as short term interest rates have fallen. The five-year credit facility also permits Kinder Morgan Energy Partners, L.P. to obtain bids for fixed rate loans from members of the lending syndicate.



     The credit facilities include the following restrictive covenants:



     - requirements to maintain certain financial ratios; total debt divided by EBITDA for the prior four quarters may not exceed 4.5 prior to July 1, 2001 and 4.0 thereafter and EBITDA for the prior four quarters divided by interest expense for the prior four quarters may not fall below 3.0 prior to July 1, 2001 and 3.5 thereafter;



     - restrictions on the type of additional indebtedness that may be incurred and on the incurrence of additional indebtedness of our subsidiaries.


     - restrictions on entering into mergers, consolidations and sales of assets;

     - restrictions on granting liens;

     - prohibitions on making cash distributions to holders of units more frequently than quarterly;


     - prohibitions on making cash distributions in excess of 100% of available cash for the immediately preceding calendar quarter; and


     - prohibitions on making any distribution to holders of units if an event of default exists or would exist upon making such distribution.


     Kinder Morgan Energy Partners, L.P. is in compliance with these covenants.


     As of December 31, 2000, Kinder Morgan Energy Partners, L.P. had outstanding borrowings under its credit facilities of $789.6 million. At December 31, 2000, the interest rate on Kinder Morgan Energy Partners, L.P.'s credit facilities was 7.115% per annum. Kinder Morgan Energy Partners, L.P.'s borrowings at December 31, 2000 included the following:

     - $193 million borrowed to fund the purchase price of natural gas pipelines assets acquired in December 2000;

     - $175 million used to pay the outstanding balance on SFPP, L.P.'s credit facility;

     - $118 million borrowed to fund the purchase price of its 32.5% interest in the Cochin Pipeline system in December 2000;


     - $114 million borrowed to fund the purchase price of Delta Terminal Services, Inc. in December 2000;



     - $72 million borrowed to fund principal and interest payments on SFPP, L.P.'s Series F First Mortgage Notes in December 2000;



     - $34 million borrowed to fund the purchase price of Kinder Morgan Energy Partners, L.P.'s 7.5% interest in the Yates oil field in December 2000; and


     - $83.6 million borrowed to fund expansion capital projects.

     Kinder Morgan Energy Partners, L.P.'s short-term debt at December 31, 2000, consisted of:

     - $582 million of borrowings under its unsecured 364-day credit facility due October 25, 2001;

     - $52 million of commercial paper borrowings;


     - $35 million under SFPP, L.P.'s 10.70% Series F First Mortgage Notes; and


     - $14.6 million in other borrowings.

     During 2000, Kinder Morgan Energy Partners, L.P.'s cash used for acquisitions and expansions exceeded $600 million. Historically, Kinder Morgan Energy Partners, L.P. has utilized its short-term credit facilities to fund acquisitions and expansions and then refinanced its short-term borrowings utilizing long-term credit facilities and by issuing equity or long-term debt securities. Kinder Morgan Energy Partners, L.P. intends to refinance its short-term debt during 2001 through a combination of long-term debt and equity. Based on prior successful short-term debt refinancings and current market conditions, Kinder Morgan Energy Partners, L.P. does not anticipate any liquidity problems.

     Kinder Morgan Energy Partners, L.P. has an outstanding letter of credit issued under its five-year credit facility in the amount of $23.7 million that backs-up its tax-exempt bonds due 2024. The letter of credit reduces the amount available for borrowing under that credit facility. The $23.7 million principal amount of tax-exempt bonds due 2024 were issued by the Jackson-Union Counties Regional Port District. These bonds bear interest at a weekly floating market rate. At December 31, 2000, the interest rate was 5.00%.

     In addition, as of December 31, 1999, Kinder Morgan Energy Partners, L.P. financed $330 million through Kinder Morgan, Inc. to fund part of the acquisition of assets acquired from Kinder Morgan, Inc. on December 31, 1999. In accordance with the Closing Agreement entered into as of January 20, 2000, Kinder Morgan Energy Partners, L.P. paid Kinder Morgan, Inc. a per diem fee of $180.56 for each $1,000,000 financed. Kinder Morgan Energy Partners, L.P. paid Kinder Morgan, Inc. $200 million on January 21, 2000, and the remaining $130 million on March 23, 2000 with a portion of the proceeds from its issuance of notes on March 22, 2000.

     In December 1999, Kinder Morgan Energy Partners, L.P. established a commercial paper program providing for the issuance of up to $200 million of commercial paper, subsequently increased to $300 million in January, 2000 and then on October 25, 2000, in conjunction with Kinder Morgan Energy Partners, L.P.'s new 364-day credit facility, we increased the commercial paper program to provide for the issuance of up to $600 million of commercial paper. Borrowings under Kinder Morgan Energy Partners, L.P.'s commercial paper program reduce the borrowings allowed under its 364-day and five-year credit facilities combined. As of December 31, 2000, Kinder Morgan Energy Partners, L.P. had $52 million of commercial paper outstanding with an interest rate of 7.02%.

     At December 31, 2000, the outstanding balance under SFPP, L.P.'s Series F notes was $119.0 million. The annual interest rate on the Series F notes is 10.70%, the maturity is December 2004, and interest is payable semiannually in June and December. The Series F notes are payable in annual installments of $39.5 million in 2001, $42.5 million in 2002 and $37.0 million in 2003. The Series F notes may also be prepaid in full or in part at a price equal to par plus, in certain circumstances, a premium. The Series F notes are secured by mortgages on substantially all of the properties of SFPP, L.P. The Series F notes contain certain covenants limiting the amount of additional debt or equity that may be issued by SFPP, L.P. and limiting the amount of cash distributions, investments, and property dispositions by SFPP, L.P.



     At December 31, 1999, the outstanding balance under SFPP, L.P.'s bank credit facility was $174 million. On August 11, 2000, Kinder Morgan Energy Partners, L.P. replaced the outstanding balance under SFPP, L.P.'s secured credit facility with a $175 million unsecured borrowing under Kinder Morgan Energy Partners, L.P.'s five-year credit facility. SFPP, L.P. executed a $175 million intercompany note in favor of Kinder Morgan Energy Partners, L.P. to evidence this obligation.


     In December 1999, Trailblazer Pipeline Company entered into a 364-day revolving credit agreement with Toronto Dominion, Inc. providing for loans up to $10 million. At December 26, 2000, the outstanding balance due under Trailblazer Pipeline Company's bank credit facility was $10 million. On December 27, 2000, Trailblazer Pipeline Company paid the outstanding balance under its credit facility with a $10 million borrowing under an intercompany account payable in favor of Kinder Morgan, Inc. In January 2001, Trailblazer Pipeline Company entered into a 364-day revolving credit agreement with Credit Lyonnais New York Branch, providing for loans up to $10 million. The agreement expires December 27, 2001. The borrowings were used to pay the account payable to Kinder Morgan, Inc. At January 31, 2001, the outstanding balance under Trailblazer Pipeline Company's revolving credit agreement was $10 million. The agreement provides for an interest rate of LIBOR plus 0.875%. At January 31, 2001 the interest rate on the credit facility debt was 6.625%. Pursuant to the terms of the revolving credit agreement with Credit Lyonnais New York Branch, Trailblazer Pipeline Company partnership distributions are restricted by certain financial covenants.


     From time to time Kinder Morgan Energy Partners, L.P. issues long-term debt securities. All of Kinder Morgan Energy Partners, L.P.'s long term debt securities issued to date, other than those issued under its revolving credit facilities, generally have the same terms except for interest rates, maturity dates and prepayment restrictions. All of Kinder Morgan Energy Partners, L.P.'s outstanding debt securities are unsecured obligations that rank equally with all of its other senior debt obligations. Kinder Morgan Energy Partners, L.P.'s outstanding debt securities as of December 31, 2000, consist of the following:


     - $250 million in principal amount of 6.3% senior notes due February 1, 2009. These notes were issued on January 29, 1999 at a price to the public of 99.67% per note. In the offering, Kinder Morgan Energy Partners, L.P. received proceeds, net of underwriting discounts and commissions, of approximately $248 million. Kinder Morgan Energy Partners, L.P. used the proceeds to pay the outstanding balance on its credit facility and for working capital and other partnership purposes. At December 31, 2000, the unamortized liability balance on the 6.30% senior notes was $249.3 million;


     - $200 million of floating rate notes due March 22, 2002 and $200 million of 8.0% notes due March 15, 2005. Kinder Morgan Energy Partners, L.P. used the proceeds to reduce outstanding commercial paper. At December 31, 2000, the interest rate on its floating rate notes was 7.0%; and


     - $250 million of 7.5% notes due November 1, 2010. These notes were issued on November 8, 2000. The proceeds from this offering, net of underwriting discounts, were $246.8 million. These proceeds were used to reduce Kinder Morgan Energy Part-ners, L.P.'s outstanding commercial paper. At December 31, 2000, the unamortized liability balance on the 7.5% notes was $248.4 million.

     The fixed rate notes provide that Kinder Morgan Energy Partners, L.P. may redeem the notes at any time at a price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date plus a make-whole premium. Kinder Morgan Energy Partners, L.P. may not prepay the floating rate notes prior to their maturity.


     On September 23, 1992, pursuant to the terms of a Note Purchase Agreement, Trailblazer Pipeline Company issued and sold an aggregate principal amount of $101 million of Senior Secured Notes to a syndicate of fifteen insurance companies. Trailblazer Pipeline Company provided security for the notes principally by an assignment of certain Trailblazer Pipeline Company transportation contracts. Effective April 29, 1997, Trailblazer Pipeline Company amended the Note Purchase Agreement. This amendment allowed Trailblazer Pipeline Company to include several additional transportation contracts as security for the notes, added a limitation on the amount of additional money that Trailblazer Pipeline Company could borrow and relieved Trailblazer Pipeline Company from its security deposit obligation. At December 31, 2000, Trailblazer Pipeline Company's outstanding balance under the Senior Secured Notes was $20.2 million. The Senior Secured Notes have a fixed annual interest rate of 8.03% and will be repaid in semiannual installments of $5.05 million from March 1, 2001 through September 1, 2002, the final maturity date. Interest is payable semiannually in March and September. Pursuant to the terms of this Note Purchase Agreement, Trailblazer Pipeline Company partnership distributions are restricted by certain financial covenants. Currently, Trailblazer Pipeline Company's proposed expansion project is pending before the Federal Energy Regulatory Commission. If the expansion is approved, which is expected in the first quarter of 2001, Kinder Morgan Energy Partners, L.P. plans to refinance these notes.


  CAPITAL REQUIREMENTS FOR RECENT TRANSACTIONS

     Milwaukee Bulk Terminals, Inc. Effective January 1, 2000, Kinder Morgan Energy Partners, L.P. acquired Milwaukee Bulk Terminals, Inc. for approximately $14.6 million in aggregate consideration consisting of $0.6 million and 0.3 million common units.

     Dakota Bulk Terminal, Inc. Effective January 1, 2000, Kinder Morgan Energy Partners, L.P. acquired Dakota Bulk Terminal, Inc. for approximately $9.5 million in aggregate consideration consisting of $0.2 million and 0.2 million common units.

     Kinder Morgan CO(2) Company, L.P. On April 1, 2000, Kinder Morgan Energy Partners, L.P. acquired the remaining 80% ownership interest in Shell CO(2) Company, Ltd. that it did not own for approximately $212.1 million before purchase price adjustments. Kinder Morgan Energy Partners, L.P. paid this amount with approximately $171.4 million received from its public offering of 4.5 million units on April 4, 2000 and approximately $40.7 million received from the issuance of commercial paper.


     CO(2) Assets. On June 1, 2000, Kinder Morgan Energy Partners, L.P. acquired an interest in SACROC oil field and Canyon Reef Carrier CO(2) Pipeline assets from Devon Energy Production Company, L.P. for approximately $55 million before purchase price adjustments. Kinder Morgan Energy Partners, L.P. borrowed the necessary funds under its commercial paper program.



     Transmix Operations. On October 25, 2000, Kinder Morgan Energy Partners, L.P. acquired Kinder Morgan Transmix Company, LLC, formerly known as Buckey Refining Company, LLC, for $45.6 million after purchase price adjustments. Kinder Morgan Energy Partners, L.P. borrowed the necessary funds under its commercial paper program.



     Delta Terminal Services, Inc. Effective December 1, 2000, Kinder Morgan Energy Partners, L.P. acquired Delta Terminal Services, Inc. for $114.1 million. Kinder Morgan Energy

Partners, L.P. borrowed $114 million under its credit facilities and its commercial paper program to fund this acquisition.



     Cochin Pipeline. On November 3, 2000, Kinder Morgan Energy Partners, L.P. acquired a 32.5% ownership interest in the Cochin Pipeline system for $120.5 million from NOVA Chemicals Corporation. Kinder Morgan Energy Partners, L.P. borrowed $118 million under its credit facilities to partially fund this acquisition.


     Colton Transmix Processing Facility. On December 31, 2000 Kinder Morgan Energy Partners, L.P. acquired an additional 50% ownership interest in the Colton Transmix Processing Facility from Duke Energy Merchants for $11.2 million. Kinder Morgan Energy Partners, L.P. borrowed the necessary funds under its commercial paper program.


     CO(2) Joint Venture With Marathon Oil Company. On December 28, 2000, Kinder Morgan Energy Partners, L.P. paid $34.2 million for a 7.5% interest in the Yates oil field which was subsequently contributed to a CO(2) joint venture with Marathon Oil Company. The joint venture was formed on January 1, 2001. Kinder Morgan Energy Partners, L.P. borrowed $34 million under its credit facilities to fund this acquisition.



     Natural Gas Pipelines. On December 31, 2000, Kinder Morgan Energy Partners, L.P. acquired certain assets of Kinder Morgan Inc. for approximately $349.0 million in aggregate consideration consisting of $192.7 million, 0.64 million common units and 2.7 million class B units. Kinder Morgan Energy Partners, L.P. borrowed $193 million under its credit facilities to fund the cash portion of the purchase price.



     GATX Acquisition. On February 22, 2001, Kinder Morgan Energy Partners, L.P. entered into an additional $1.1 billion unsecured credit facility that expires on December 31, 2001 with a syndicate of financial institutions to fund the GATX acquisition. With the proceeds from issuing $1 billion in notes described below, on March 23, 2001, this facility was reduced by $600 million to $500 million. This facility supports the issuance of commercial paper used to finance the GATX acquisition. Following the closing of this offering, Kinder Morgan Energy Partners, L.P. expects to terminate this facility. First Union National Bank, an affiliate of First Union Securities, Inc., is the administrative agent under this facility. As of March 31, 2001, Kinder Morgan Energy Partners, L.P. could borrow for one month at a rate of 5.5% under this 364-day facility. Kinder Morgan Energy Partners, L.P. issued $700 million of 6.75% notes due 2011 and $300 million of 7.40% notes due 2031 and applied the proceeds to retire short-term debt used to fund the GATX acquisition.



     Pinney Dock. On March 13, 2001, Kinder Morgan Energy Partners, L.P. purchased Pinney Dock and Transportation Company for approximately $41.5 million in cash. Kinder Morgan Energy Partners, L.P. borrowed the necessary funds under its commercial paper program.

                           DESCRIPTION OF OUR SHARES



     The following is a summary of the principal documents which relate to our shares, as well as documents which relate to the i-units to be purchased by us upon completion of the offering. Copies of those documents are on file with the SEC as part of our registration statement. See "Where You Can Find Additional Information" for information on how to obtain copies. You should refer to the provisions of each of the following agreements because they, and not this summary, will govern your rights as a holder of shares. These agreements include:



     - our limited liability company agreement which provides for the issuance of the shares and their distribution and limited voting rights and which establishes the rights, obligations and limited circumstances for the mandatory and optional purchase of the shares by Kinder Morgan, Inc. as provided in the Kinder Morgan, Inc. purchase agreement;



     - the Kinder Morgan, Inc. purchase agreement which provides for the optional and mandatory purchase of our shares in the limited circumstances set forth in our limited liability company agreement;



     - the Kinder Morgan, Inc. exchange agreement, which is part of our limited liability company agreement and which provides the owners of our shares the right to exchange their shares for common units of Kinder Morgan Energy Partners, L.P., subject to Kinder Morgan, Inc.'s election to deliver cash rather than common units on the exercise of that right;



     - the Kinder Morgan Energy Partners, L.P. registration rights agreement which provides for the registration with the SEC of the exchange by Kinder Morgan, Inc. of common units for shares, as contemplated in the Kinder Morgan, Inc. exchange agreement;



     - the Kinder Morgan, Inc. tax indemnity agreement, which is part of our limited liability company agreement and which provides that Kinder Morgan, Inc. will indemnify us for any tax liability attributable to our formation or our management of the business and affairs of Kinder Morgan Energy Partners, L.P., and for any taxes arising out of a transaction involving our i-units to the extent the transaction does not generate sufficient cash to pay our taxes;



     - the Kinder Morgan Energy Partners, L.P. amended and restated limited partnership agreement which establishes the i-units as a class and specifies the relative rights and preferences of the i-units; and



     - the delegation of control agreement among Kinder Morgan G.P., Inc., Kinder Morgan Management, LLC and Kinder Morgan Energy Partners, L.P. and its operating partnerships which delegates to us, to the fullest extent permitted under Delaware law and the Kinder Morgan Energy Partners, L.P. partnership agreement, the power and authority to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P. and its operating partnerships, subject to Kinder Morgan G.P., Inc.'s right to approve specified actions.


DISTRIBUTIONS


     General. Under the terms of our limited liability company agreement, except in connection with our liquidation, we will not pay distributions on our shares in cash but we will make distributions of additional shares or fractions of shares. Within 45 days after the end of each quarter, beginning with the
quarter ending                            , 2001, we will distribute to each
share that fraction of a share determined by dividing the amount of the cash distribution to be made by Kinder Morgan Energy Partners, L.P. on each common unit by the average market price of a share determined for a 10 trading day period ending on the trading day immediately prior to the dividend date for the shares.

     Kinder Morgan Energy Partners, L.P. has been distributing all of its "available cash" to its common unitholders of record on the applicable record date and the general partner within approximately 45 days after the end of each quarter. "Available cash" is generally, for any calendar quarter, all cash received by Kinder Morgan Energy Partners, L.P. from all sources less all of its cash disbursements and net additions to reserves. On February 14, 2001, Kinder Morgan Energy Partners, L.P. made a quarterly distribution to owners of its common units of $0.95 per common unit, or $3.80 on an annual basis. On March 15, 2001, Kinder Morgan Energy Partners, L.P. announced its intention to increase quarterly distributions for the first quarter of 2001 to $1.00 per common unit, or $4.00 per common unit on an annual basis.



     Concurrently with the closing of this offering, the Kinder Morgan Energy Partners, L.P. partnership agreement will be amended to provide for distributions to the extent of available cash to common unitholders, Class B unitholders and the general partner in cash and to us in additional i-units except in the event of a liquidation or dissolution, in which event the distribution will be in cash. Therefore, future, non-liquidating distributions will be made in cash to owners of common units, Class B unitholders and to the general partner and in additional i-units to us.



     We also will distribute to owners of shares additional shares if owners of common units receive a cash distribution or other cash payment on their common units other than a regular quarterly distribution. In that event, we will distribute on each share that fraction of an additional share determined by dividing the cash distribution made by Kinder Morgan Energy Partners, L.P. on each common unit in the distribution by an average market price of a share determined for a 10 trading day period ending on the trading day immediately prior to the ex-dividend date for the shares.



     Our limited liability company agreement provides that we may not declare any distribution on the shares after Kinder Morgan, Inc. gives notice to us of an optional purchase of our shares or after the occurrence of an event triggering a mandatory purchase of our shares.



     There will be no public market for trading fractional shares. We will issue fractional shares in payment of the distribution to owners of our shares. No fraction of a share can be traded on any exchange on which our shares are listed until a holder acquires the remainder of the fraction and has a whole share.



     The term "average market price" is used above in connection with the share distributions and it is used below in connection with optional and mandatory purchase of our shares. When we refer to the average market price of a share or a common unit, we mean the average closing price of a share or common unit during the 10 consecutive trading days prior to the determination date but not including that date, unless a longer or shorter number of trading days is expressly noted.


     The "closing price" of securities on any date means:

     - the last sale price for that day, regular way, if there are no sales on that day, the average of the closing bid and asked prices for that day, regular way, in either case as reported in the principal composite transactions reporting system for the principal United States national or regional securities exchange on which the securities are listed; or

     - if the securities are not listed on a United States national or regional securities exchange on that date, the last quoted price on that day, or if no price is quoted, the average of the high bid and low asked prices on that day, each as reported by the NASDAQ; or


     - if on that day the securities are not so quoted, the average of the closing bid and asked prices on that day furnished by a professional market maker in the securities selected by our board of directors (or, in the cases of exchanges for common units or mandatory or optional purchases, the board of directors of Kinder Morgan, Inc.); or


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


     - if on that day no market maker is making a market in the securities, the fair value of the securities as determined by our board of directors (or, in the cases of exchanges for common units or mandatory or optional purchases, the board of directors of Kinder Morgan, Inc.).


     A "trading day" for securities means a day on which:


     - the principal United States national or regional securities exchange on which the securities are listed is open for business, or



     - if the securities are not listed, on any United States national or regional securities exchange, a day in which banking institutions in the city of New York generally are open.


LIMITED VOTING RIGHTS


     Under the terms of our limited liability company agreement, you have limited voting rights as an owner of our shares. The limited liability company agreement provides that:



     - We will not, without the approval of the owners of at least a majority of the shares then outstanding, amend, alter or repeal any of the provisions of our limited liability company agreement, the Kinder Morgan, Inc. purchase agreement, the Kinder Morgan, Inc. exchange agreement, the Kinder Morgan Energy Partners, L.P. registration rights agreement, the Kinder Morgan, Inc. tax indemnification agreement or the delegation of control agreement in a manner that materially adversely affects our powers, preferences or rights of our company or the owners of our shares or reduces the time for any notice to which the holders of our shares may be entitled.



     - We will not, without the approval of the owners of a majority of the shares then outstanding, consent to an amendment, alteration or repeal of any of the provisions of Kinder Morgan Energy Partners, L.P.'s partnership agreement in a manner that materially adversely affects the powers, preferences, rights and privileges of owners of the i-units as compared to the preferences or rights of the owners of other classes of units.



     - On any matter submitted to us as the owner of i-units, the i-units we own will be voted in the same proportion as our shares are voted including non-votes or abstentions. Under the terms of the Kinder Morgan Energy Partners, L.P. limited partnership agreement, the i-units vote on all matters on which the common units vote. Except with respect to the amendments to Kinder Morgan Energy Partners, L.P.'s partnership agreement noted above, the i-units and common units will generally vote together as a single class with each i-unit having one vote.



     A person or group owning 20% or more of the aggregate number of issued and outstanding common units and shares cannot vote its common units or shares. This limitation does not apply to Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P., and its affiliates.



     Nevertheless, shares owned by Kinder Morgan, Inc. or any of its affiliates will not have any voting rights except on matters where the shares and the common units, Class B units and i-units vote together as a single class. Except as provided in the preceding sentence, in determining if approval of the holders of a majority of the shares has been received, shares owned by Kinder Morgan, Inc. and its affiliates will be treated as if they are not outstanding. This limitation on voting of shares by Kinder Morgan, Inc. or its affiliates will not affect the rights of Kinder Morgan G.P., Inc. to vote our voting shares.



     The relevant agreements provide that we may make changes in the terms of our limited liability company agreement, the shares, the exchange agreement, tax indemnification agreement, purchase agreement, registration rights agreement and delegation of control agreement without


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


the approval of the shares, in order to meet the requirements of applicable securities and other laws and regulations and exchange rules and other changes which our board of directors determines in its sole discretion will not have a material adverse effect on the powers, preferences, rights and privileges associated with the shares. The agreements provide that we are also permitted to amend the terms of the shares and these agreements without the approval of the shares to accommodate changes resulting from a person other than Kinder Morgan, Inc. and its affiliates becoming the beneficial owner of more than 50% of the total voting power of all shares of capital stock of the general partner of Kinder Morgan Energy Partners, L.P. that does not constitute a mandatory purchase event, or from mergers, recapitalizations, reorganizations and similar transactions which in each case do not constitute a mandatory purchase event.


ANTI-DILUTION ADJUSTMENTS


     Concurrently with the closing of this offering, Kinder Morgan Energy Partners, L.P. will amend its partnership agreement to provide that Kinder Morgan Energy Partners, L.P. will adjust proportionately the number of i-units held by us through the payment to us of an i-unit distribution or by causing an i-unit split if various events occur, including:


     - the payment of a common unit distribution on the common units; and

     - a subdivision, split or combination of the common units.


     Our limited liability company agreement provides that the number of all of our outstanding shares shall at all times equal the number of i-units we own. If there is a change in the number of i-units we own, we will pay to all shareholders a share distribution or effect a share split of the shares to provide that at all times the number of shares outstanding equals the number of i-units we own. Through the combined effect of the provisions in the Kinder Morgan Energy Partners, L.P. partnership agreement and the provisions of our limited liability company agreement, the number of outstanding shares and i-units will be equal.


COVENANTS


     Our limited liability company agreement provides that our activities will be limited to being a limited partner in, and controlling and managing the business and affairs of, Kinder Morgan Energy Partners, L.P. and its operating partnerships and subsidiaries. It also includes provisions that are intended to maintain a one-to-one relationship between the number of i-units we own and our outstanding shares, including provisions:


     - prohibiting our sale, pledge or other transfer of i-units;


     - requiring the proceeds from our sale of shares to be used for the purchase of i-units from Kinder Morgan Energy Partners, L.P.;


     - prohibiting our issuance of options, warrants or other securities entitling the holder to subscribe for or purchase shares;

     - prohibiting us from borrowing money or issuing debt;


     - prohibiting a liquidation, merger or recapitalization or similar transactions involving our company; and


     - prohibiting our purchase of shares.


     The performance of the covenants contained in our limited liability company agreement may be waived by the affirmative vote of the owners of 50% of our outstanding shares. Prior to the date on which all shares have been acquired by Kinder Morgan, Inc. or its affiliates pursuant to the optional or mandatory purchase provisions or otherwise, shares held by Kinder Morgan Inc., and its affiliates will be treated as not outstanding.

     Under the terms of the Kinder Morgan Energy Partners, L.P. partnership agreement, Kinder Morgan Energy Partners, L.P. agrees that except in conjunction with its liquidation prior to a date on which all shares have been acquired by Kinder Morgan, Inc. or its affiliates pursuant to the optional or mandatory purchase provisions in the Kinder Morgan, Inc. purchase agreement or otherwise, Kinder Morgan Energy Partners, L.P. will not:



     - make a distribution on an i-unit other than an i-unit or a security that has in all material respects the same rights and privileges as the i-units.



     - make a distribution on a common unit other than in cash, common units or a security that has in all material respects the same rights and privileges as the common units;



     - allow an owner of common units to receive any consideration other than cash or common units or a security which has in all material respects the same rights and privileges as the common units or allow us, as the holders of the i-units, to receive any consideration other than i-units or a security which has in all material respects the same rights and privileges as the i-units in a:


          -- merger in which Kinder Morgan Energy Partners, L.P. is not the survivor, if the unitholders of Kinder Morgan Energy Partners, L.P. immediately prior to the transaction own more than 50% of the total voting power of the voting stock of the survivor immediately after the transaction;

          -- merger in which Kinder Morgan Energy Partners, L.P. is the survivor; or

          -- recapitalization, reorganization or similar transaction;

     or

     - merge into another person, sell substantially all of its assets to another person or enter into similar transactions if:

          -- the other person is to be controlled by Kinder Morgan, Inc. after the transaction; and

          -- the transaction will be a mandatory purchase event;

     or

     - make a tender offer for common units unless the consideration:

          -- is exclusively cash; and


          -- together with any cash payable in respect of any tender offer by Kinder Morgan Energy Partners, L.P. for the common units concluded within the preceding 360 days and the aggregate amount of any cash distributions to all holders of common units made within the preceding 360 days, is less than 12% of Kinder Morgan Energy Partners, L.P.'s aggregate market value of the units of Kinder Morgan Energy Partners, L.P. determined on the trading day immediately preceding the commencement of the tender offer;



     or



     - issue any of its i-units to any person other than us.



     The Kinder Morgan Energy Partners, L.P. partnership agreement provides that when any cash is to be received by a common unitholder as a result of a merger, recapitalization, reorganization or similar transaction, that payment will require Kinder Morgan Energy Partners, L.P. to issue additional i-units to us. The fraction of an additional share distributed will be equal to the cash distribution on each common unit divided by the average market price of one of our shares determined for a 10 trading day period ending immediately prior to the effective date of the transaction. This will result in us also issuing a matching number of shares to the holders of shares.


OPTIONAL PURCHASE


     The Kinder Morgan, Inc. purchase agreement, which is part of our limited liability company agreement, provides that if at any time Kinder Morgan, Inc. and its affiliates own 80% or more of our outstanding shares, then Kinder Morgan, Inc. has the right but not the obligation to purchase for cash all of the outstanding shares that it and its affiliates do not own. Kinder Morgan, Inc. can exercise its right to make that purchase by giving notice to the transfer agent for the shares of its election to make the purchase not less than ten days and not more than 60 days prior to the date which it selects for the purchase. We will cause the transfer agent to mail the notice of the purchase to the record holders of the shares. Upon closing of this offering, Kinder Morgan, Inc. and its affiliates will own approximately 10% of our outstanding shares.


     The price at which Kinder Morgan, Inc. may make the purchase is equal to the higher of 110%:


     - of the average closing price for the shares for the ten consecutive trading days ending on the fifth trading day prior to the date the notice of the purchase is given; and



     - the highest price Kinder Morgan, Inc. or its affiliates paid for the shares during the 90 days prior to the giving of the notice, excluding exchanges or cash settlements pursuant to the exchange feature of the shares.



     Our limited liability company agreement and Kinder Morgan Energy Partners, L.P.'s partnership agreement each provide that if at any time Kinder Morgan Inc. and its affiliates own 80% or more of the outstanding common units and the shares on a combined basis, then Kinder Morgan, Inc. has the right to purchase all of the shares and common units that it and its affiliates do not own. Upon closing of this offering, Kinder Morgan, Inc. and its affiliates will own, excluding the general partner's net 2% interests, approximately 19.5% of the outstanding common and Class B units and shares on a combined basis. The price at which Kinder Morgan Inc. may make the purchase is equal to the highest of:



     - the average closing price of the shares or the common units for the 20 consecutive trading days ending five days prior to the date on which the notice of the purchase is given; and



     - the highest price Kinder Morgan, Inc. or its affiliates paid in cash for such shares or common units during the 90 days prior to the giving of the notice, excluding exchanges or cash settlements pursuant to the exchange feature of the shares.



     Kinder Morgan, Inc. may exercise its right to make that purchase by giving notice to the transfer agents for the shares and for the common units of its election to make the purchase not less than ten days and not more than 60 days prior to the date which it selects for the purchase. We and the general partner or Kinder Morgan, Inc. shall also cause the transfer agents to mail that notice of the purchase to the record holders of the shares and common units.



     If it elects to purchase either the shares or the combination of the common units and shares, Kinder Morgan, Inc. will deposit the aggregate purchase price for the shares with the transfer agent. On and after the date set for the purchase, the holders of the shares or the common units, as the case may be, shall have no rights as holders of shares or common units, except to receive the purchase price, and their shares or common units will be deemed to be transferred to Kinder Morgan, Inc. for all purposes.


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


MANDATORY PURCHASE



     General. Under the terms of the Kinder Morgan, Inc. purchase agreement, upon the occurrence of any of the following purchase events, Kinder Morgan, Inc. will be required to purchase for cash all of our shares that it and its affiliates do not own at a purchase price equal to the higher of the average market price of the shares and the common units as determined for the ten-day trading period immediately prior to the date of the applicable event.


     A purchase event means any of the following:


     - aggregate distributions or other payments by Kinder Morgan Energy Partners, L.P., other than in common units or in securities which have in all material respects the same rights and privileges as common units but including pursuant to an Issuer tender offer, during a 360-day period in amount exceeding 50% of the average market price of a common unit during the ten consecutive trading day period ending on the last trading day prior to that 360-day period.



     - the occurrence of an event resulting in Kinder Morgan, Inc. and its affiliates ceasing to be the beneficial owner, as defined in Rule 13d-3 and 13d-5 under the Securities Exchange Act of 1934, of more than 50% of the total voting power of all shares of capital stock of the general partner of Kinder Morgan Energy Partners, L.P., unless:


          -- the event results in another person becoming the beneficial owner of more than 50% of the total voting power of all shares of capital stock of the general partner of Kinder Morgan Energy Partners, L.P.;

          -- that other person is organized under the laws of a state in the United States;


          -- that other person has long term unsecured debt with an investment grade credit rating, as determined by Moody's Investor Services, Inc. and Standard & Poor's Rating Service, immediately prior to the closing of the transaction; and



          -- that other person assumes all obligations of Kinder Morgan, Inc. to us and to the owners of the shares.



     - the merger of Kinder Morgan Energy Partners, L.P. with or into another person in any case where Kinder Morgan Energy Partners, L.P. is not the surviving entity, or the sale of all or substantially all of the assets of Kinder Morgan Energy Partners, L.P. and its subsidiaries taken as a whole to another person, unless in the transaction:



          -- the owners of common units receive a security that has in all material respects the same rights and privileges as the common units;



          -- we receive a security which has in all material respects the same rights and privileges as the i-units;



          -- no consideration is received by an owner of common units other than securities that have in all material respects the same rights and privileges as the common units and/or cash, and the amount of cash received per common unit does not exceed 33 1/3% of the average market price of a common unit for the ten trading day period ending immediately prior to the date of the transaction; and



          -- no consideration is received by us or the owners of i-units other than i-units or securities that have in all material respects the same rights and privileges as the i-units.



     Procedure. Within three business days following any purchase event requiring a mandatory purchase by Kinder Morgan, Inc., Kinder Morgan, Inc. shall mail to each holder of record of the shares on the earlier of the date of the purchase event and the latest practicable date, a notice stating, among other things:


     - that a purchase event has occurred and that Kinder Morgan, Inc. will purchase such holder's shares for the purchase price described above;


     - the circumstances and relevant facts regarding the purchase event;



     - the purchase date which shall be no later than five business days from the date such notice is mailed; and


     - the instructions you must follow in order to have your shares purchased.


     On or prior to the date of the purchase, Kinder Morgan, Inc. shall irrevocably deposit with the transfer agent funds sufficient to pay the purchase price. Following the purchase date, a share owned by any person other than Kinder Morgan, Inc. and its affiliates will only represent the right to receive the purchase price.


EXCHANGE FEATURE


     Concurrently with the closing of this offering, Kinder Morgan, Inc. and we will enter into the Kinder Morgan, Inc. exchange agreement, which will constitute a part of our limited liability company agreement. Pursuant to the Kinder Morgan, Inc. exchange agreement, you will have the right, at your option, after the 45th day following the closing of this offering, to exchange any or all of your shares for common units of Kinder Morgan Energy Partners, L.P. owned by Kinder Morgan, Inc., directly or indirectly through its subsidiaries, at an exchange rate of one common unit per one share. Any shares received for exchange after the occurrence of a purchase event or after Kinder Morgan, Inc. has given notice of optional purchase of the shares will not be exchanged and will be held for purchase as if they had been delivered for that purpose.



     At any time, instead of delivering a common unit, Kinder Morgan, Inc. may elect to make a cash payment in respect of any share surrendered for exchange by giving notice thereof to the tendering holder not more than three trading days after such share is surrendered for exchange. This cash payment shall be in an amount, per share delivered for exchange, equal to the average of the closing price of common units on the three trading days commencing two trading days after Kinder Morgan, Inc. gives such notice to such holder. Kinder Morgan, Inc. will make this cash payment as promptly as practicable after the completion of such three trading day period.



     The decision to deliver common units or make a cash payment upon a tendered exchange of shares will be made solely by Kinder Morgan, Inc. at the time of each exchange. Kinder Morgan, Inc. will make these decisions based on what it believes to be in its best interests at the time, rather than the best interests of the owner of the shares. Kinder Morgan, Inc. expects to consider such factors as the number of common units it and its affiliates hold, the market price of the common units, the tax cost to it of delivering common units, whether a registration statement is in effect at the time with respect to the common units to be delivered, its financial condition, cash flows and results of operations, and other matters which at the time it believes are relevant.



     The right of exchange attaching to any share may be exercised by the owner by delivering the share to Kinder Morgan, Inc. by book entry through the depositary accompanied by a duly signed and completed notice of exchange, a copy of which may be obtained from the transfer agent for the shares. Any notice of exchange will be irrevocable. The exchange date will be immediately prior to the close of business on the date on which the share and the duly signed and completed notice of exchange are so delivered. Unless Kinder Morgan, Inc. has elected to make a cash payment, Kinder Morgan, Inc. will, within three trading days after the exchange date, deliver to the transfer agent for mailing to the owner a certificate or certificates for the number of full common units deliverable upon exchange. Common units deliverable upon exchange of the shares will be fully paid and nonassessable.

     Although the exchange is a taxable event for federal and state income tax purposes to the exchanging shareholder, an owner delivering a share for exchange will not be required to pay any transfer taxes or duties in respect of the issue or delivery of common units on exchange. However, we and Kinder Morgan, Inc. will not be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the common units in a name other than that of the registered owner of the share. Certificates representing common units will not be issued or delivered unless the person requesting such issue has paid to us the amount of any such tax or duty or has established to our satisfaction that such tax or duty has been paid. An exchange of shares for common units or cash will be a taxable event for federal and state income tax purposes to the exchanging shareholder


     Kinder Morgan, Inc. from time to time may increase the exchange rate by any amount for any period of at least 20 days, in which case we shall give at least 15 days' notice of such increase.


     Owners of shares have no rights in respect of the common units unless and until the shares are exchanged and common units registered in the name of the owner have been issued and delivered as described above.



     Kinder Morgan, Inc. and its subsidiaries currently own 11,312,000 common units and approximately 2,656,700 Class B units which are convertible into common units on a one-for-one basis at the time Kinder Morgan Energy Partners, L.P. is advised by the New York Stock Exchange that the common units issuable upon conversion are eligible for listing on the New York Stock Exchange. Kinder Morgan, Inc. agrees that it will at all times own either directly or through its subsidiaries common units equal to 20% of the number of outstanding shares not held by Kinder Morgan, Inc. and its affiliates. This ownership will serve as a source of common units that will be available to satisfy the exchange obligation of Kinder Morgan, Inc. Kinder Morgan, Inc. may use those common units or other common units acquired by it to satisfy its exchange obligations with you. Kinder Morgan Energy Partners, L.P. has agreed to indemnify Kinder Morgan, Inc. for all costs and expenses associated with any claims arising out of the exchange of shares for common units or cash between a shareholder and Kinder Morgan, Inc.


REGISTRATION RIGHTS


     Concurrently with the closing of this offering, Kinder Morgan, Inc. and Kinder Morgan Energy Partners, L.P. will enter into a registration rights agreement. Pursuant to the Kinder Morgan Energy Partners, L.P. registration rights agreement, Kinder Morgan Energy Partners, L.P. agrees to file, and to use its best efforts to cause to become effective no later than the effective date of our registration statement, a registration statement for a continuous offering of common units delivered by Kinder Morgan, Inc. upon the exchange of shares, and to maintain the effectiveness of that registration statement or a replacement registration statement. Pursuant to the registration rights agreement, Kinder Morgan Energy Partners, L.P. has the right at any time and from time to time after such registration statement has been filed and declared effective, to require us to suspend the use of any resale prospectus or prospectus supplement included therein for a reasonable period of time, not to exceed 90 days in any one instance or an aggregate of 120 days in any 12-month period, if Kinder Morgan Energy Partners, L.P. would be required to disclose information regarding Kinder Morgan Energy Partners, L.P. it was not otherwise then required by law to publicly disclose where such disclosure would reasonably be expected to adversely affect any material business transaction or negotiation in which Kinder Morgan Energy Partners, L.P. is then engaged. Kinder Morgan, Inc. will be required to satisfy share exchanges for cash if there is a suspension of the Kinder Morgan Energy Partners, L.P. registration statement. Kinder Morgan Energy Partners, L.P. has filed such a registration statement with the Securities and Exchange Commission.


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

TAX INDEMNITY OF KINDER MORGAN, INC.


     Concurrently with the closing of this offering, we will enter into a tax indemnification agreement with Kinder Morgan, Inc. Pursuant to this tax indemnification agreement, Kinder Morgan, Inc. has agreed to indemnify us for any tax liability attributable to our formation or our management of Kinder Morgan Energy Partners, L.P., and for any taxes arising out of a transaction involving our i-units to the extent the transaction does not generate sufficient cash to pay our taxes.


TRANSFER AGENT AND REGISTRAR


                    has agreed to serve as transfer agent and registrar for our shares and will receive a fee from us for serving in those capacities. All fees charged by the transfer agent for transfers of shares will be borne by us and not by you, except that fees similar to those customarily paid by shareholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by you and other similar fees or charges will be borne by you. There will be no charge to you for disbursements by us of cash distributions. We will indemnify the transfer agent and registrar, our agents and each of their respective shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in respect of our activities, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.



     The transfer agent and registrar may at any time resign, by notice to us, or be removed by us, that resignation or removal to become effective upon the appointment by us of a successor transfer agent and registrar and its acceptance of that appointment. If no successor has been appointed and accepted that appointment within 30 days after notice of that resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.


BOOK ENTRY SYSTEM

     The Depositary Trust Company will act as securities depositary for the shares. The shares will be issued only as fully-registered securities registered in the name of Cede & Co. (the depositary's nominee). One or more fully-registered global security certificates, representing the total aggregate number of shares, will be issued and deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

     The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities of definitive form. Those laws may impair the ability to transfer beneficial interest in the shares so long as the shares are represented by global security certificates.

     The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve Banking System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1994.

     The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly collectively referred to as indirect participants. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

     No shares represented by global security certificates may be exchanged in whole or in part for shares, and no transfer of global security certificates in whole or in part may be registered in the name of any person other than the depositary or any nominee of the depositary unless, however, the depositary has notified us that it is unwilling or unable to continue as depositary for the global security certificates or has ceased to be qualified to act as required in connection with this offering. All shares represented by one or more global security certificates or any portion of them will be registered in those names as the depositary may direct.

     As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all units represented by those certificates for all purposes under the units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the shares represented by those certificates registered in their names, will not be considered to be owners or holders of the global security certificates or any shares represented by those certificates for any purpose. All payments on the shares represented by the global security certificates and all related transfers and deliveries will be made to the depositary or its nominee as their holder.

     Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interest through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants' interest or by the participant with respect to interests of persons held by the participants on their behalf.

     Procedures for settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

     Neither we nor any of our agents, nor the purchase contract agent nor any of its agents will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to those beneficial ownership interests.


REPLACEMENT OF SHARE CERTIFICATES



     If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the transfer agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the transfer agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by us.


FRACTIONAL SHARES


     We will make distributions of additional shares, including fractional shares. Records of fractional interests held by the holders of shares will be maintained by the Depositary Trust Company. You will be able to sell such
fractional shares on the           exchange only when they equal, in the
aggregate, whole shares. Certificates representing fractional shares will not be issued under any condition. Fractional shares will receive distributions when distributions are made on our shares. All fractions of shares will be calculated to six decimal places and rounded down if necessary.


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                           DESCRIPTION OF THE i-UNITS


     The i-units are a separate class of limited partner interests in Kinder Morgan Energy Partners, L.P. All the i-units will be owned by us and will not be publicly traded. A number of the covenants in our limited liability company agreement and in Kinder Morgan Energy Partners, L.P.'s partnership agreement affect us as the holder of i-units. For a description of the material covenants, see "Description of Our Shares -- Covenants."


VOTING RIGHTS


     Owners of i-units generally will vote together with the common units and Class B units as a single class and sometimes will vote as a class separate from the holders of common units and Class B units. The i-units will have the same voting rights as the common units and Class B units voting together as a single class on the following matters:


     - a sale or exchange of all or substantially all of Kinder Morgan Energy Partners, L.P.'s assets;

     - the election of a successor general partner in connection with the removal of the general partner;

     - a dissolution or reconstitution of Kinder Morgan Energy Partners, L.P.;

     - a merger of Kinder Morgan Energy Partners, L.P.; and


     - some amendments to the partnership agreement, including any amendment that would cause Kinder Morgan Energy Partners, L.P. to be treated as a corporation for income tax purposes.



     The i-units will vote separately as a class on amendments to the Kinder Morgan Energy Partners, L.P. partnership agreement that would have a material adverse effect on the holders of the i-units in relation to the other classes of units. The i-units will also vote separately as a class with respect to the approval of the withdrawal of the general partner or the transfer to a non-affiliate of all of its interest as a general partner.



     In all cases, i-units will be voted in proportion to the votes and non-votes of owners of our shares.



DISTRIBUTIONS AND PAYMENTS



     The number of i-units distributed to us by Kinder Morgan Energy Partners, L.P. will be based upon the amount of cash to be distributed by Kinder Morgan Energy Partners, L.P. to an owner of a common unit. Kinder Morgan Energy Partners, L.P. will distribute to us a number of i-units equal to the number of shares distributed by us.



     Generally, if cash is paid to the holders of common units as a result of a transaction which is not a mandatory purchase event, we, as the owner of i-units, will receive additional i-units instead of cash. The fraction of an i-unit received per i-unit held by us will be determined as if the cash payment on the common unit were a cash distribution. If additional units are paid to the holders of common units as a result of a transaction which is not a mandatory purchase event, as the owner of i-units we will receive an equivalent amount of units based on the number of i-units that we own.



     If a transaction, other than a liquidation, occurs which is a mandatory purchase event, we will generally receive per i-unit the same consideration as an owner of common units receives per common unit.


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

MERGER, CONSOLIDATION OR SALE OF ASSETS


     In case of any consolidation or merger of Kinder Morgan Energy Partners, L.P. with or into another person or any merger of another person into Kinder Morgan Energy Partners, L.P. (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Kinder Morgan Energy Partners, L.P. common units), or in the case of any conveyance, sale, transfer or lease of all or substantially all of the properties and assets of Kinder Morgan Energy Partners, L.P., each i-unit then outstanding will, without the consent of the owner of any i-unit, become exchangeable only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, conveyance, lease or other transfer by an owner of the number of Kinder Morgan Energy Partners, L.P. common units into which such i-unit was exchangeable immediately prior thereto, assuming that owner of Kinder Morgan Energy Partners, L.P. common units failed to exercise any rights of election and that such i-unit was then exchangeable. Under these circumstances, Kinder Morgan, Inc. may have been required to purchase the shares. See "Description of Shares -- Mandatory Purchase."


FEDERAL INCOME TAX CHARACTERISTICS


     The terms of the i-units provide that no allocations of income, gain, loss or deduction will be made in respect of the i-units until such time as there is a liquidation of Kinder Morgan Energy Partners, L.P. If there is a liquidation of Kinder Morgan Energy Partners, L.P., it is intended that we will receive allocations of income and gain, or deduction and loss, in an amount necessary for the capital account attributable to each i-unit to be equal to that of a common unit. As a result, we would likely realize taxable income upon the liquidation of Kinder Morgan Energy Partners, L.P. However, no assurance can be given that there will be sufficient amounts of income and gain to cause the capital account attributable to each i-unit to be equal to that of a common unit. If they are not equal, we may receive less value than would be received by a holder of common units.


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

                                    BUSINESS

KINDER MORGAN MANAGEMENT, LLC


     We are a limited liability Company formed in Delaware on February 14, 2001. We will have no operations prior to the closing of the offering. Pursuant to a delegation of control agreement among Kinder Morgan G.P., Inc., Kinder Morgan Energy Partners, L.P. and us, the parties have agreed that:



     - Kinder Morgan G.P., Inc., as general partner of Kinder Morgan Energy Partners, L.P., will delegate to us, to the fullest extent permitted under Delaware law and the Kinder Morgan Energy Partners, L.P. partnership agreement, and we will assume, on the closing of this offering, all of Kinder Morgan G.P., Inc.'s power and authority to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P.; and



     - We will not take any of the following actions without the approval of Kinder Morgan G.P., Inc.:



        -- amend or propose an amendment to the Kinder Morgan Energy Partners, L.P. partnership agreement,



        -- change the amount of the distribution made on the Kinder Morgan Energy Partners, L.P. common units,



        -- allow a merger or consolidation involving Kinder Morgan Energy Partners, L.P.,



        -- allow a sale or exchange of all or substantially all of the assets of Kinder Morgan Energy Partners, L.P.,



        --  dissolve or liquidate Kinder Morgan Energy Partners, L.P.,



        --  take any action requiring unitholder approval,



        -- call any meetings of the Kinder Morgan Energy Partners, L.P. common unitholders,



        -- take any action that, under the terms of the partnership agreement of Kinder Morgan Energy Partners, L.P., must or should receive a special approval of the conflicts and audit committee of Kinder Morgan G.P., Inc.,



        -- take any action that, under the terms of the partnership agreement of Kinder Morgan Energy Partners, L.P., cannot be taken by the general partner without the approval of all outstanding units,



        -- settle or compromise any claim or action directly against or otherwise relating to indemnification of our or the general partner's (and respective affiliates) officers, directors, managers or members or relating to our structure or securities,



        --  settle or compromise any claim or action involving tax matters,



        -- allow Kinder Morgan Energy Partners, L.P. to incur indebtedness if the aggregate amount of its indebtedness then exceeds 50% of the market value of then outstanding units of Kinder Morgan Energy Partners, L.P., or



        -- allow Kinder Morgan Energy Partners, L.P. to issue units in one transaction, or in a series of related transactions, having a market value in excess of 20% of the market value of then outstanding units of Kinder Morgan Energy Partners, L.P.


     - Kinder Morgan G.P., Inc.:


        -- is not relieved of any responsibilities or obligations to Kinder Morgan Energy Partners, L.P. or its unitholders as a result of such delegation,


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


        --  will own all of our voting shares, and



        -- will not withdraw as general partner of Kinder Morgan Energy Partners, L.P. or transfer to a non-affiliate all of its interest as general partner, unless approved by both the holders of a majority of each of the i-units and the holders of a majority of all units voting as a single class, other than Kinder Morgan, Inc. and its affiliates.


     - Kinder Morgan Energy Partners, L.P. will:


        --  recognize the delegation of rights and powers to us,



        -- indemnify and protect us and our officers and directors to the same extent as it does with respect to Kinder Morgan G.P., Inc. as general partner; and



        -- reimburse our expenses to the same extent as it does with respect to Kinder Morgan G.P., Inc. as general partner.



     These agreements will continue as long as Kinder Morgan G.P., Inc. has not withdrawn or been removed as the general partner of Kinder Morgan Energy Partners, L.P. and all of our shares are not owned by Kinder Morgan, Inc. and its affiliates. The partnership agreement of Kinder Morgan Energy Partners, L.P. will be amended to reflect these agreements. These agreements will also apply to the operating subsidiary partnerships or other entities of Kinder Morgan Energy Partners, L.P. and their partnership agreements will be amended accordingly.



     Kinder Morgan G.P., Inc. will remain the only general partner of Kinder Morgan Energy Partners, L.P. and all of its operating partnerships. Kinder Morgan G.P., Inc. will retain all of its general partner interests and shares in the profits, losses and distributions from all of these partnerships or other entities.



     The withdrawal or removal of Kinder Morgan G.P., Inc. as general partner of Kinder Morgan Energy Partners, L.P. will simultaneously result in the termination of our power and authority to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P. Similarly, if Kinder Morgan G.P., Inc.'s power and authority as general partner are modified in the partnership agreement of Kinder Morgan Energy Partners, L.P., then the power and authority delegated to us will be modified on the same basis. The delegation of control agreement cannot be amended unless all parties to that amendment agree, and on any amendment that would reduce the time for any notice to which owners of our shares are entitled or would have a material adverse effect on the shares, as determined by our board of directors in its discretion, the owners of a majority of the shares, excluding shares owned by Kinder Morgan, Inc. and its affiliates.



     We are a limited partner in Kinder Morgan Energy Partners, L.P. We do not expect to have any cash flow attributable to our ownership of the i-units, but we expect that we will receive quarterly distributions of additional i-units from Kinder Morgan Energy Partners, L.P. The number of additional i-units we receive will be based on the amount of cash to be distributed by Kinder Morgan Energy Partners, L.P. to an owner of a common unit. The amount of cash distributed by Kinder Morgan Energy Partners, L.P. to its holders of common units will be determined by the operations of Kinder Morgan Energy Partners, L.P. and its operating limited partnerships and subsidiaries.


     An election has been made with the IRS to treat us as a corporation for federal income tax purposes. Because we will be treated as a corporation for federal income tax purposes, an owner of our shares will not report on its federal income tax return any of our items of income, gain, loss and deduction.

     We will be subject to federal income tax on our taxable income; however, the i-units owned by us generally will not be entitled to allocations of income, gain, loss or deduction of Kinder Morgan Energy Partners, L.P. until such time as there is a liquidation of Kinder Morgan Energy Partners, L.P. Therefore, we do not anticipate that we will have material amounts of taxable income resulting from our ownership of the i-units unless we enter into a sale or exchange of the i-units or Kinder Morgan Energy Partners, L.P. is liquidated.

     We are not a party to any litigation.

KINDER MORGAN ENERGY PARTNERS, L.P.


     Kinder Morgan Energy Partners, L.P. is a Delaware limited partnership formed in August 1992. Kinder Morgan Energy Partners, L.P. is the largest publicly-traded pipeline master limited partnership in the United States in terms of market capitalization and has one of the largest products pipeline systems in the United States based on volumes delivered. Its operations are grouped into five reportable business segments. These segments and their major assets are as follows:


     - Product Pipelines, consisting of:


        -- the Pacific operations, including approximately 3,300 miles of pipelines which transport over one million barrels per day of refined petroleum products to some of the faster growing population centers in the United States, including Los Angeles, San Diego and Orange County, California; the San Francisco Bay area; Las Vegas, Nevada and Tucson and Phoenix, Arizona; and 13 truck-loading terminals with an aggregate usable tankage capacity of approximately 8.2 million barrels;



        -- a 51% operating interest in Plantation Pipe Line Company, which owns and operates a 3,100 mile refined petroleum products pipeline system throughout the southeastern United States, serving major metropolitan areas including Birmingham, Alabama; Atlanta, Georgia; Charlotte, North Carolina; and the Washington, D.C. area;



        -- the North System, a 1,600 mile pipeline that transports natural gas liquids and refined petroleum products between south central Kansas and the Chicago area and various intermediate points, including eight terminals;



        -- the Cypress Pipeline, which transports natural gas liquids from Mont
           Belvieu, Texas to Westlake Petrochemicals Corporation in Lake Charles, Louisiana;



        -- a 32.5% interest in the Cochin Pipeline System, a 1,900 mile natural gas liquids pipeline originating in Alberta, Canada extending through seven U.S. states and terminating in Ontario, Canada;



        -- transmix operations, which separates, for a fee, different types of refined petroleum products that become blended together when shipped through pipelines via processing plants in Colton, California; Richmond, Virginia; Dorsey Junction, Maryland; Indianola, Pennsylvania; and Wood River, Illinois; and



        -- a 50% interest in Heartland Pipeline Company, which ships refined petroleum products in the Midwest;



     - Natural Gas Pipelines, consisting of assets acquired in late 1999 and 2000, including:



        -- Kinder Morgan Interstate Gas Transmission LLC, which owns a
           6,700-mile natural gas pipeline, including the Pony Express pipeline facilities, that extends from northwestern Wyoming east into Nebraska and Missouri and south through Colorado and Kansas;



        -- Kinder Morgan Texas Pipeline, L.P., which owns a 2,700-mile intrastate pipeline along the Texas Gulf Coast;



        -- a 66 2/3% interest in Trailblazer Pipeline Company, which transports natural gas from Colorado through southeastern Wyoming to Beatrice, Nebraska;


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


        -- a 49% interest in Red Cedar Gathering Company, which gathers natural gas in La Plata County, Colorado and owns and operates a carbon dioxide processing plant;



        -- the Casper and Douglas Gathering Systems, consisting of approximately
           1,560 miles of natural gas gathering pipelines and 210 million cubic feet per day of natural gas processing capability at two facilities located in Wyoming;



        -- a 25% interest in Thunder Creek Gas Services LLC, which gathers, transports and processes coal bed methane gas in the Powder River Basin of Wyoming; and



        -- a 50% interest in Coyote Gas Treating Limited Liability Company, which owns a 250 million cubic feet per day natural gas treating facility in La Plata County, Colorado;


     - CO(2) Pipelines, consisting of:


        -- interests in four CO(2) pipelines, including: a 50% interest in Cortez Pipeline, a 100% interest in Central Basin Pipeline, an 81% interest in Canyon Reef Carriers CO(2) Pipeline, a 13% interest in Bravo Pipeline;



        -- interests in two CO(2) reserve fields, including a 45% interest in McElmo Dome and an 11% interest in Bravo Dome; and



        -- interests in four oil fields in West Texas, including in 71% working interest in the SACROC oil field, and minority interests in the Sharon Ridge oil field, the Reirecke oil field, and the Yates oil field.



     - Bulk Terminals, consisting of 29 owned and operated terminal facilities that load, unload and store bulk materials such as coal, petroleum coke and other dry aggregate products, including:



        -- coal terminals located in Cora, Illinois; Paducah, Kentucky; Newport
           News, Virginia; Mount Vernon, Indiana; and Los Angeles, California;



        -- liquid bulk storage terminals in New Orleans and Cincinnati, Ohio;



        -- petroleum coke terminals located on the lower Mississippi River; and



        -- other bulk terminals handling alumina, cement, salt, soda ash, fertilizer and other dry bulk materials.



     - Liquids Terminals, a new business segment beginning in 2001, consisting of five petroleum products and chemicals terminals recently acquired from GATX located in Houston, Texas; Carteret, New Jersey; Philadelphia, Pennsylvania; and Chicago, Illinois.



     For a description of the debt incurred in acquisitions, please see "Capital Requirements for Recent Transactions" under "Management's discussion and analysis of financial condition and results of operations -- Kinder Morgan Energy Partners, L.P."


BUSINESS STRATEGY

     Kinder Morgan Energy Partners, L.P.'s management's objective is to operate Kinder Morgan Energy Partners, L.P. as a low-cost, growth-oriented master limited partnership by:

     - focusing on stable, fee-based assets which are core to the energy infrastructure of growing markets;

     - increasing utilization of assets while controlling costs;

     - leveraging economies of scale from incremental acquisitions; and

     - maximizing the benefits of the unique financial structure of Kinder Morgan Energy Partners, L.P.

     Since February 1997, Kinder Morgan Energy Partners, L.P. has announced 20 acquisitions valued at approximately $4.8 billion. These acquisitions have assisted Kinder Morgan Energy Partners, L.P. in growing its net income from $17.7 million in 1997 to $278.3 million in 2000. Kinder Morgan Energy Partners, L.P. regularly considers and enters into discussions regarding potential acquisitions, including from Kinder Morgan, Inc. or its affiliates, and is currently contemplating potential acquisitions. While there are currently no unannounced purchase agreements for the acquisition of any material business or assets, such transactions can be effected quickly, may occur at any time and may be significant in size relative to Kinder Morgan Energy Partners, L.P.'s existing assets or operations.


     Kinder Morgan Energy Partners, L.P. primarily transports and/or handles products for a fee and largely is not engaged in the purchase and resale of commodity products. As a result, Kinder Morgan Energy Partners, L.P. does not face significant risks relating directly to shifts in commodity prices.

     Product Pipelines. Kinder Morgan Energy Partners, L.P. plans to continue to expand its presence in the rapidly growing refined products markets in the western and southeastern United States through incremental expansions of its Pacific operations and its Plantation system and through acquisitions that increase its unitholder distributions. Because the North system serves a relatively mature market, Kinder Morgan Energy Partners, L.P. intends to focus on increasing throughput within the system by remaining a reliable, cost-effective provider of transportation services and by continuing to increase the range of products transported and services offered. Kinder Morgan Energy Partners, L.P. recently assumed operation of Plantation Pipe Line Company and expects to increase cash flows from Plantation through cost savings and operating efficiencies.


     The acquisition of the transmix operations in September 1999, October 2000 and December 2000 strengthened Kinder Morgan Energy Partners, L.P.'s existing business of separating, for a fee, different types of refined petroleum products that become blended together when shipped through pipelines and added fee-based services related to its core refined products pipeline business.



     Natural Gas Pipeline. Kinder Morgan Interstate Gas Transmission also serves a stable, mature market, and thus Kinder Morgan Energy Partners, L.P. is focused on reducing costs and securing natural gas volumes for this pipeline. New measurement systems and other improvements will aid in managing expenses. Kinder Morgan Energy Partners, L.P. will explore expansion and storage opportunities to increase utilization levels. Kinder Morgan Texas Pipeline, L.P. intends to grow its transportation and storage businesses by identifying and serving significant new customers with demand for capacity on its intrastate pipeline system. Trailblazer Pipeline Company is currently pursuing an expansion of its system supported by volume commitments secured in August 2000. Red Cedar Gathering Company, a partnership with the Southern Ute Indian Tribe, is pursuing additional gathering and processing opportunities on tribal land.



     CO(2) Pipelines. Kinder Morgan CO(2) Company's Permian Basin strategy is to offer customers "one-stop shopping" for carbon dioxide supply, transportation and technical support service. Outside the Permian Basin, Kinder Morgan CO(2) Company intends to compete aggressively for new supply and transportation projects. Kinder Morgan Energy Partners, L.P.'s management believes these projects will arise as other U.S. oil producing basins mature and make the transition from traditional production to methods involving the injection of other products, such as carbon dioxide, to increase production of oil from the basins.


     Bulk Terminals. Kinder Morgan Energy Partners, L.P. is dedicated to growing its bulk terminals business through selective acquisitions, expansions, and the development of new terminals. The bulk terminals industry in the United States is highly fragmented, leading to opportunities for us to make selective, accretive acquisitions. Kinder Morgan Energy Partners,

L.P. will make investments to expand and improve existing facilities, particularly those facilities that handle low-sulfur western coal. Additionally, Kinder Morgan Energy Partners, L.P. plans to design, construct and operate new facilities for current and prospective customers. Kinder Morgan Energy Partners, L.P.'s management believes Kinder Morgan Energy Partners, L.P. can use newly acquired or developed facilities to leverage its operational expertise and customer relationships.


     Liquids Terminals. Kinder Morgan Energy Partners, L.P. intends to grow its liquids terminals business through selective acquisitions, expansions and the development of new terminals. Kinder Morgan Energy Partners, L.P.'s management believes it can leverage its relationships with major oil companies, petrochemical companies, and other customers who store liquid petroleum and chemical products to increase utilization of its existing facilities and acquire new assets.


RECENT DEVELOPMENTS


     On October 25, 2000, Kinder Morgan Energy Partners, L.P. acquired from a subsidiary of Buckeye Partners, L.P. transmix processing plants in Indianola, Pennsylvania and Wood River, Illinois for approximately $37 million plus net working capital. The two facilities are projected to process over 4.3 million barrels of transmix in 2000.



     On October 25, 2000, Kinder Morgan Energy Partners, L.P. entered into a new $600 million 364-day bank revolving facility that replaced and expanded its then existing $300 million facility and contains substantially the same covenants.



     On December 4, 2000, Kinder Morgan Energy Partners, L.P. announced that it had purchased Delta Terminal Services, Inc. for approximately $114 million in cash. The acquisition included two liquid bulk storage terminals in New Orleans, Louisiana, and Cincinnati, Ohio. The facilities provide services to producers of petroleum, chemicals and other products. The New Orleans terminal has a storage capacity of 2.5 million barrels. It is located at the 98.5-mile point on the Mississippi River close to the Harvey Canal and the Greater New Orleans Bridge. The terminal serves the New Orleans/Baton Rouge corridor and is situated on approximately 100 acres of land. The Cincinnati terminal has a storage capacity of 500,000 barrels. It is located at the 465.7-mile point on the Ohio River and is situated on approximately 60 acres of land.


     On December 21, 2000, Kinder Morgan Energy Partners, L.P. completed a transaction whereby Kinder Morgan, Inc. contributed approximately $300 million of its assets to Kinder Morgan Energy Partners, L.P. As consideration for these assets, Kinder Morgan Energy Partners, L.P. paid Kinder Morgan, Inc. approximately 50% of the fair value of the assets in cash and the remaining 50% of the fair value of the assets in units. The largest asset contributed was Kinder Morgan Texas Pipeline, L.P., a 2,600-mile natural gas pipeline system that extends from south Texas to Houston along the Texas gulf coast. Other assets contributed included the Casper and Douglas Natural Gas Gathering and Processing Systems, Kinder Morgan, Inc.'s 50% interest in Coyote Gas Treating, LLC and Kinder Morgan, Inc.'s 25% interest in Thunder Creek Gas Services, LLC.


     On December 21, 2000, Kinder Morgan Energy Partners, L.P. reached agreement with the other owner of Plantation Pipe Line Company to become the operator of Plantation, a 3,100 mile pipeline system throughout the southeastern United States.



     On December 28, 2000, Kinder Morgan Energy Partners, L.P. completed the purchase of a 32.5% interest in the Cochin Pipeline system from NOVA Chemicals Corporation. The Cochin Pipeline consists of approximately 1,900 miles of 12-inch pipeline operating between Fort Saskatchewan, Alberta and Sarnia, Ontario. It transports high vapor pressure ethane, ethylene, propane, butane and natural gas liquids to the midwestern United States and eastern Canadian petrochemical and fuel markets, and is a joint venture of Kinder Morgan Energy Partners, L.P.'s subsidiary and subsidiaries of BP Amoco, Conoco, Shell and NOVA Chemicals.

     On December 28, 2000, Kinder Morgan Energy Partners, L.P. entered into a definitive agreement to form a joint venture with Marathon Oil Company in the southern Permian Basin of West Texas. The joint venture will consist of a nearly 13% interest in the SACROC oil field and a 49.9% interest in the Yates Field oil field, the largest single interest in that oil field. The joint venture will be owned 85% by Marathon Oil Company and 15% by Kinder Morgan CO(2) Company. In connection with the formation of the joint venture, Kinder Morgan Energy Partners, L.P. entered into a 10-year contract to supply Marathon with an aggregate of 30 Bcf of carbon dioxide expected to be used to enhance oil recovery in the area.



     On December 31, 2000, Kinder Morgan Energy Partners, L.P. increased its ownership in the Colton, California transmix processing facility to 100% by purchasing Duke Energy Merchants' 50% interest in the facility. The facility's processing agreements with third parties were transferred to Duke, and in turn, Kinder Morgan Energy Partners, L.P. entered into a ten-year fee-based processing agreement to process transmix for Duke at the facility. Duke will market all of the products Kinder Morgan Energy Partners, L.P. processes for it at the Colton facility.



     On March 13, 2001, Kinder Morgan Energy Partners, L.P. purchased the Pinney Dock and Transportation Company for approximately $41.5 million in cash. Pinney Dock and Transportation Company has six docks with 15,000 feet of vessel berthing space, 300 acres of outside storage space, 350,000 feet of warehouse space and two 45-ton gentry cranes.



     In two closings on March 1, 2001 and March 30, 2001, Kinder Morgan Energy Partners, L.P. purchased GATX Corporation's U.S. pipeline and terminal businesses for approximately $1.17 billion, consisting of cash, assumed debt and other obligations. Primary assets included in the transaction are the CALNEV Pipe Line Company and the Central Florida Pipeline Company, along with 12 terminals that store refined petroleum products and chemicals. CALNEV is a 550-mile refined petroleum products pipeline system originating in Colton, California and extending to the Las Vegas, Nevada market. The central Florida pipeline is a 195-mile refined petroleum products pipeline system consisting of a 16-inch gasoline pipeline and a 10-inch jet fuel and diesel pipeline, transporting product from Tampa to the Orlando, Florida market. The 12 liquids terminals have a storage capacity of 35.6 million barrels, and the largest of these terminals are located in Houston, New York Harbor, Los Angeles and Chicago, with a total capacity of approximately 31.2 million barrels. The other terminals are located in Philadelphia, Portland, Oregon, San Francisco and Seattle. In addition, six other terminals acquired from GATX with a capacity of
3.6 million barrels that are part of the CALNEV and Central Florida pipeline systems.



     Kinder Morgan Energy Partners, L.P. entered into an additional $1.1 billion unsecured 364-day credit facility with a syndicate of financial institutions on February 22, 2001 to fund the GATX Acquisition. On March 23, 2001 this facility was reduced by $600 million to $500 million. Following the close of this offering, Kinder Morgan Energy Partners, L.P. expects to terminate this facility. First Union National Bank, an affiliate of First Union Securities, Inc., is the administrative agent under this agreement.



     On March 12, 2001, Kinder Morgan Energy Partners, L.P. sold $700 million aggregate principal amount of its 6.75% Notes due March 15, 2011 and $300 million aggregate principal amount of its 7.40% Notes due March 15, 2031. The proceeds of the sale of the notes were used to repay short-term debt incurred to complete the GATX acquisition.



     On March 15, 2001, Kinder Morgan Energy Partners, L.P. announced its intention to increase the cash distribution per common unit for the first quarter from $0.95 (an annualized rate of $3.80) to $1.00 (an annualized rate of $4.00). This distribution will be payable on May 15, 2001 to common unitholders of record on April 30, 2001. In addition, management revised its estimate for the year 2001 from an average annual distribution of $3.90 to an average annual distribution of approximately $4.10.


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

KINDER MORGAN, INC.


     Kinder Morgan, Inc., a Kansas corporation, with its common stock traded on the New York Stock Exchange under the symbol "KMI," is one of the largest energy transportation and storage companies in America, operating more than 30,000 miles of natural gas and products pipelines. It also has significant retail natural gas distribution and electric generation assets. Kinder Morgan, Inc. through an indirect general partner interest, operates Kinder Morgan Energy Partners, L.P. Kinder Morgan also holds a significant limited partnership interest in Kinder Morgan Energy Partners, L.P.


                  MANAGEMENT OF KINDER MORGAN MANAGEMENT, LLC

DIRECTORS AND EXECUTIVE OFFICERS


     Our business and affairs will be managed by a board of managers whom we call our directors.


     Our directors and executive officers have served since our formation on February 14, 2001.


     The following table sets forth specific information for our executive officers and directors. All of our directors are elected annually by, and may be removed by, Kinder Morgan G.P., Inc. as the sole owner of our voting shares. Executive officers are elected for one-year terms. The table also sets forth the percentage of professional time each officer intends to devote solely to Kinder Morgan Management, LLC, which is almost exclusively composed of time spent managing the business and affairs of Kinder Morgan Energy Partners, L.P.



                                                                                       PERCENTAGE OF
                                                                                      OFFICERS' TIME
                                                                                     DEVOTED TO KINDER
                                                                                          MORGAN
NAME                             AGE    POSITION WITH KINDER MORGAN MANAGEMENT, LLC   MANAGEMENT, LLC
----                             ---    -------------------------------------------  -----------------
Richard D. Kinder..............  56     Director, Chairman and CEO                            50%
William V. Morgan..............  57     Director, Vice Chairman and President                 50%
Edward O. Gaylord..............  69     Director                                              NA
Gary L. Hultquist..............  57     Director                                              NA
Perry Waughtal.................  65     Director                                              NA
William V. Allison.............  53     President, Natural Gas Pipeline Operations            75%
Thomas A. Bannigan.............  47     President, Products Pipeline Operations              100%
David G. Dehaemers, Jr.........  40     Vice President, Corporate Development                 75%
Joseph Listengart..............  32     Vice President, General Counsel and                   60%
                                        Secretary
Michael C. Morgan..............  32     Vice President, Strategy and Investor                 60%
                                        Relations
C. Park Shaper.................  32     Vice President, Treasurer and Chief                   60%
                                        Financial Officer
Thomas B. Stanley..............  50     President, Bulk Terminals                            100%
James E. Street................  44     Vice President, Human Resources and                   50%
                                        Administration


     Richard D. Kinder was elected Director, Chairman, and Chief Executive Officer of Kinder Morgan Management, LLC upon its formation. Mr. Kinder was appointed to Kinder Morgan, Inc.'s Board of Directors upon completion of its acquisition by merger of Kinder Morgan (Delaware), Inc. on October 7, 1999, as one of his own designees, in accordance with a governance agreement entered into between Mr. Kinder and Kinder Morgan, Inc. Mr. Kinder has been Kinder Morgan, Inc.'s Chairman of the Board of Directors and Chief Executive Officer since October 7, 1999. Mr. Kinder was elected Director, Chairman, and Chief Executive Officer of Kinder Morgan G.P., Inc. in February 1997. From 1992 to 1994, Mr. Kinder served as Chairman of the general partner. From October 1990 until December 1996, Mr. Kinder was President of Enron Corp. Mr. Kinder was employed by Enron and its affiliates and predecessors for over 16 years. Mr. Kinder is also a director of TransOcean Offshore Inc. and Baker Hughes Incorporated.

     William V. Morgan was elected Director, Vice Chairman and President of Kinder Morgan Management, LLC upon its formation. Mr. Morgan was appointed to Kinder Morgan, Inc.'s Board of Directors upon completion of its acquisition by merger of Kinder Morgan (Delaware), Inc. on October 7, 1999, as a designee of Morgan Associates, Inc., in accordance with the governance agreement entered into between Morgan Associates, Inc. and Kinder Morgan, Inc. Mr. Morgan is Kinder Morgan, Inc.'s Vice Chairman of the Board and its President. Mr. Morgan was President and a Director of Kinder Morgan (Delaware), Inc. since October 1996. In February 1997, he was also elected Vice Chairman of Kinder Morgan (Delaware), Inc. In addition, Mr. Morgan was elected as Director of Kinder Morgan G.P., Inc. in June 1994, Vice Chairman of Kinder Morgan G.P., Inc. in February 1997 and President of Kinder Morgan G.P., Inc. in November 1998. Mr. Morgan has held legal and management positions in the energy industry since 1975, including the presidencies of three major interstate natural gas companies which are now part of Enron Corp. (namely, Florida Gas Transmission Company, Transwestern Pipeline Company and Northern Natural Gas Company). Prior to joining Florida Gas in 1975, Mr. Morgan was engaged in the private practice of law. Mr. Morgan is the father of Michael C. Morgan, our Vice President, Strategy and Investor Relations.


     Edward O. Gaylord was elected Director of Kinder Morgan Management, LLC upon its formation. Mr. Gaylord was elected Director of Kinder Morgan G.P., Inc. in February 1997. Mr. Gaylord is the Chairman of the Board of Directors of Jacintoport Terminal Company, a liquid bulk storage terminal on the Houston, Texas ship channel. Mr. Gaylord has served as Chairman of the Board for EOTT Energy Corporation, an oil trading and transportation company also located in Houston, Texas, including a term as chairman, from February 1993 until May 2000. Mr. Gaylord owned and managed Gaylord & Company, a private venture capital firm, and he has owned interests in and managed various trucking, storage and manufacturing entities in his career of more than 30 years. Mr. Gaylord serves on the Board of Directors of Imperial Sugar Company, Seneca Foods Corporation and Federal Reserve Bank of Dallas -- Houston Branch.



     Gary L. Hultquist was elected Director of the Kinder Morgan Management, LLC upon its formation. Mr. Hultquist was elected Director of Kinder Morgan G.P., Inc. in October 1999. Since 1995, Mr. Hultquist has been the Managing Director of Hultquist Capital, LLC, a San Francisco-based strategic and merger advisory firm. Since 1996, he also has served as Chairman and Chief Executive Officer of TitaniumX Corporation, a supplier of high-performance storage disk substrates and magnetic media to the disk drive industry. He is also a member of the Board of Directors of Rodel, Inc. Previously, Mr. Hultquist practiced law in two San Francisco area firms for over 15 years, specializing in business, intellectual property, securities and venture capital litigation.



     Perry M. Waughtal was elected Director of Kinder Morgan Management, LLC upon its formation. Mr. Waughtal was elected Director of Kinder Morgan G.P., Inc. in April 2000. Mr. Waughtal is a Limited Partner and 40% owner of Songy Partners Limited, an Atlanta, Georgia based real estate investment company. Mr. Waughtal advises Songy's management on real estate investments and has overall responsibility for strategic planning, management and operations. Previously, Mr. Waughtal served for over 30 years as Vice Chairman of Development and Operations and as Chief Financial Officer for Hines Interests Limited Partnership, a real estate and development entity based in Houston, Texas.

     William V. Allison was elected President, Natural Gas Pipeline Operations of Kinder Morgan Management, LLC upon its formation. Mr. Allison was elected President, Natural Gas Pipeline Operations of Kinder Morgan G.P., Inc. in September 1999. He served as President, Pipeline Operations of Kinder Morgan G.P., Inc. from February 1999 to September 1999. From April 1998 to February 1999, he served as Vice President and General Counsel of Kinder Morgan G.P., Inc. From 1976 to May 1996, Mr. Allison was employed at Enron Corp. where he held various executive positions, including President of Enron Liquid Services Corporation, Florida Gas Transmission Company and Houston Pipeline Company and Vice President and Associate General Counsel of Enron Corp. Prior to joining Enron Corp., he was an attorney at the Federal Energy Regulatory Commission.


     Thomas A. Bannigan was elected President, Product Pipeline Operations of Kinder Morgan Management, LLC upon its formation. Mr. Bannigan was elected President, Products Pipeline Operations of the Kinder Morgan G.P., Inc. in October 1999. Since 1980, Mr. Bannigan has held various legal and management positions in the energy industry, including General Counsel and Secretary of Plantation Pipe Line Company, and from May 1998 until October 1999, President and Chief Executive Officer of Plantation Pipe Line Company.

     David G. Dehaemers, Jr. was elected Vice President, Corporate Development of Kinder Morgan Management, LLC upon its formation. Mr. Dehaemers was elected Vice President, Corporate Development of Kinder Morgan, Inc. in January 2000. Mr. Dehaemers was elected Vice President, Corporate Development of Kinder Morgan G.P., Inc. in January 2000. He was Treasurer of Kinder Morgan G.P., Inc. from February 1997 to January 2000 and Vice President and Chief Financial Officer of Kinder Morgan G.P., Inc. from July 1997 to January 2000. He served as Secretary of the general partner from February 1997 to August 1997. From October 1992 to January 1997, he was Chief Financial Officer of Morgan Associates, Inc., an energy investment and pipeline management company. Mr. Dehaemers was previously employed by the national CPA firms of Ernst & Whinney and Arthur Young. He is a CPA, and received his undergraduate Accounting degree from Creighton University in Omaha, Nebraska. Mr. Dehaemers received his law degree from the University of Missouri-Kansas City and is a member of the Missouri Bar.


     Joseph Listengart was elected Vice President and General Counsel of Kinder Morgan Management, LLC upon its formation. Mr. Listengart was elected Vice President, Secretary and General Counsel of Kinder Morgan, Inc. in October 1999. Mr. Listengart was elected Vice President and General Counsel of Kinder Morgan G.P., Inc. in October 1999. Mr. Listengart became an employee of Kinder Morgan G.P., Inc. in March 1998 and was elected its Secretary in November 1998. From March 1995 through February 1998, Mr. Listengart worked as an attorney for Hutchins, Wheeler & Dittmar, a Professional Corporation. Mr. Listengart received his Juris Doctor, magna cum laude, from Boston University in May 1994, his Masters in Business Administration from Boston University in January 1995 and his Bachelors of Arts degree in Economics from Stanford University in June 1990.


     Michael C. Morgan was elected Vice President, Strategy and Investor Relations Kinder Morgan Management, LLC upon its formation. Mr. Morgan was elected Vice President, Strategy and Investor Relations of Kinder Morgan, Inc. in January 2000. Mr. Morgan was elected Vice President, Strategy and Investor Relations of Kinder Morgan G.P., Inc. in January 2000. He was Vice President, Corporate Development of Kinder Morgan G.P., Inc. from February 1997 to January 2000. From August 1995 until February 1997, Mr. Morgan was a consultant with McKinsey & Company, an international management consulting firm. In 1995, Mr. Morgan received a Masters in Business Administration from the Harvard Business School. From March 1991 to June 1993, Mr. Morgan held various positions at PSI Energy, Inc., an electric utility, including Assistant to the Chairman. Mr. Morgan received a Bachelor of Arts in Economics and a Masters of Arts in Sociology from Stanford University in 1990. Mr. Morgan is the son of William V. Morgan.

     C. Park Shaper was elected Vice President, Treasurer and Chief Financial Officer of Kinder Morgan Management, LLC upon its formation. Mr. Shaper was elected Vice President, Treasurer and Chief Financial Officer of Kinder Morgan G.P., Inc. and Kinder Morgan, Inc. in January 2000. Previously, Mr. Shaper was President and Director of Altair Corporation, an enterprise focused on the distribution of web-based investment research for the financial services industry, from June 1999 to December 1999. He also served as Vice President and Chief Financial Officer of First Data Analytics, a wholly-owned subsidiary of First Data Corporation, from 1997 until June 1999. From 1995 to 1997, he was a consultant with The Boston Consulting Group. Mr. Shaper has prior experience with TeleCheck Services, Inc. and as a management consultant with the Strategic Services Division of Andersen Consulting. Mr. Shaper has a Bachelor of Science degree in Industrial Engineering and a Bachelor of Arts degree in Quantitative Economics from Stanford University. He also received a Master of Management degree from the J. L. Kellogg Graduate School of Management at Northwestern University.


     Thomas B. Stanley was elected President, Bulk Terminals of Kinder Morgan Management, LLC upon its formation. Mr. Stanley was elected President, Bulk Terminals of Kinder Morgan G.P., Inc. in August 1998. From 1993 to July 1998, he was President of Hall-Buck Marine, Inc. (now known as Kinder Morgan Bulk Terminals, Inc.), for which he has worked since 1980. Mr. Stanley is a CPA with ten years' experience in public accounting, banking, and insurance accounting prior to joining Hall-Buck. He received his bachelor's degree from Louisiana State University in 1972.


     James E. Street was elected Vice President, Human Resources and Administration of Kinder Morgan Management, LLC upon its formation. Mr. Street was elected Vice President, Human Resources and Administration of the Kinder Morgan G.P., Inc. in August 1999. Mr. Street was elected Vice President, Human Resources and Administration of Kinder Morgan, Inc. in October 1999. From August 1993 to September 1996, Mr. Street was President of BRI Consulting, Inc. From October 1996 to August 1999, Mr. Street was Senior Vice President, Human Resources and Administration for Coral Energy. Prior to joining Coral Energy, he was Vice President, Human Resources of Enron from August 1988 to August 1993.



BOARD OF DIRECTORS AND COMMITTEES


     We anticipate that we will have an audit committee composed of our three independent directors, Perry Waughtal, Edward Gaylord and Gary Hultquist, upon the closing of the sale of shares offered by this prospectus.

DIRECTOR COMPENSATION

     Directors of Kinder Morgan Management, LLC, other than our independent directors, do not receive compensation for their services as directors nor do they receive compensation for attending our board meetings. However, each director will be reimbursed for travel expenses incurred for each meeting of the board or for each board committee meeting attended. Each of our three
independent directors receives $     per year to serve as directors.

EXECUTIVE COMPENSATION

     Because Kinder Morgan Management, LLC was formed in 2001, our directors and executive officers received no compensation in 2000. We have made no decision regarding 2001 compensation for our executive officers. We will be reimbursed for the aggregate amount of compensation we pay our executive officers and other employees by Kinder Morgan Energy Partners, L.P.

                               RELATIONSHIPS AND
                           RELATED PARTY TRANSACTIONS

OUR RELATIONSHIP WITH KINDER MORGAN, INC. AND
KINDER MORGAN ENERGY PARTNERS, L.P.


     The following charts depict the current organizational structure of Kinder Morgan, Inc. and Kinder Morgan Energy Partners, L.P. and the organizational structure following the offering.


                                    [CHART]

                                    [CHART]



          OWNERSHIP OF KINDER MORGAN ENERGY PARTNERS, L.P. AND ITS SUBSIDIARY OPERATING PARTNERSHIPS, ON A COMBINED BASIS AFTER THE
     OFFERING:



i-units (entire class owned by Kinder Morgan Management,
  LLC)......................................................   11.0%
Common units owned by the public............................   69.0%
Common units and Class B units owned by Kinder Morgan, Inc.
  and affiliates............................................   18.0%
General partner interest....................................    2.0%
                                                              ------
          Total.............................................  100.0%

     The following table sets forth certain information, as of March 31, 2001, regarding the beneficial ownership by Kinder Morgan, Inc. and its affiliates of our shares sold in this offering and our voting shares.



                                                KINDER MORGAN MANAGEMENT, LLC -- SHARES
                                  --------------------------------------------------------------------
                                    CURRENT     CURRENT PERCENT       PRO FORMA          PRO FORMA
                                  # OF SHARES       OF CLASS       NUMBER OF SHARES   PERCENT OF CLASS
                                  -----------   ----------------   ----------------   ----------------
Kinder Morgan, Inc. ............       0                0%             850,000               10%



                                             KINDER MORGAN MANAGEMENT, LLC -- VOTING SHARES
                                  --------------------------------------------------------------------
                                    CURRENT     CURRENT PERCENT       PRO FORMA          PRO FORMA
                                  # OF SHARES       OF CLASS       NUMBER OF SHARES   PERCENT OF CLASS
                                  -----------   ----------------   ----------------   ----------------
Kinder Morgan G.P., Inc. .......       1              100%                   1              100%



     The following table sets forth information as of February 15, 2001, regarding (a) the beneficial ownership of (i) our units and (ii) the common stock of Kinder Morgan, Inc., the parent company of our general partner, by all directors of Kinder Morgan G.P., Inc., each of the named executive officers and all directors and executive officers as a group and (b) all persons known by Kinder Morgan G.P., Inc. to own beneficially more than 5% of Kinder Morgan Energy Partners, L.P.'s units.



                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)



                                                                             KINDER MORGAN, INC.
                                 COMMON UNITS           CLASS B UNITS           VOTING STOCK
                             ---------------------   --------------------   ---------------------
                             NUMBER OF    PERCENT    NUMBER OF   PERCENT    NUMBER OF    PERCENT
                              UNITS(2)    OF CLASS   UNITS(3)    OF CLASS   SHARES(4)    OF CLASS
                             ----------   --------   ---------   --------   ----------   --------
Richard D. Kinder(5).......     145,000        *            --        --    23,989,992    20.87%
William V. Morgan(6).......       2,000        *            --        --     4,500,000     3.92%
Edward O. Gaylord(7).......      19,000        *            --        --            --       --
Gary L. Hultquist(8).......       2,500        *            --        --            --       --
Perry M. Waughtal..........      10,000        *            --        --        10,000        *
William V. Allison(9)......       6,000        *            --        --        85,000        *
David G. Dehaemers,
  Jr.(10)..................       4,000        *            --        --       197,500        *
Joseph Listengart(11)......       6,699        *            --        --        49,050        *
Michael C. Morgan(12)......       2,500        *            --        --       223,500        *
Directors and Executive
  Officers as a group (13
  persons)(13).............     263,765        *            --        --    29,227,690    25.29%
Kinder Morgan, Inc.(14)....  11,312,000    17.44%    2,656,700   100.00%            --       --


---------------


  * Less than 1%.



 (1)Except as noted otherwise, all units and Kinder Morgan, Inc. shares involve sole voting power and sole investment power.



 (2)As of February 15, 2001, we had 64,861,509 common units issued and outstanding.



 (3)As of February 15, 2001, we had 2,656,000 class B units issued and outstanding.



 (4)As of February 15, 2001, Kinder Morgan, Inc. had a total of 114,931,387 shares of outstanding voting common stock.



 (5)Does not include (a) 2,987 common units owned by Mr. Kinder's spouse, Nancy
    G. Kinder (b) 463,683 Kinder Morgan, Inc. shares held by a Kinder family charitable foundation, a charitable not-for-profit corporation and (c) 2,500 Kinder Morgan, Inc. shares held by

    Mrs. Kinder. Mr. Kinder disclaims any and all beneficial or pecuniary interest in these units and shares. Mr. Kinder's business address is One Allen Center, Suite 1000, 500 Dallas St., Houston, Texas 77002.



 (6)Morgan Associates, Inc., a Kansas corporation, wholly owned by Mr. Morgan, holds the Kinder Morgan, Inc. shares. Mr. Morgan may be deemed to own the 4,500,000 Kinder Morgan, Inc. shares and thereby shares in the voting and disposition power with Morgan Associates, Inc.



 (7)Includes options to purchase 4,000 common units exercisable within 60 days of February 15, 2001.



 (8)Includes options to purchase 2,000 common units exercisable within 60 days of February 15, 2001.



 (9)Includes options to purchase 6,000 common units and 75,000 Kinder Morgan, Inc. shares exercisable within 60 days of February 15, 2001, and includes 10,000 shares of restricted Kinder Morgan, Inc. stock, 25% of which vests on each of the first four anniversaries after the date of grant.



(10)Includes options to purchase 187,500 Kinder Morgan, Inc. shares exercisable within 60 days of February 15, 2001, and includes 10,000 shares of restricted Kinder Morgan, Inc. stock, 25% of which vests on each of the first four anniversaries after the date of grant.



(11)Includes options to purchase 6,000 common units and 39,050 Kinder Morgan, Inc. shares exercisable within 60 days of February 15, 2001, and includes 10,000 shares of restricted Kinder Morgan, Inc. stock, 25% of which vests on each of the first four anniversaries after the date of grant.



(12)Includes options to purchase 212,500 Kinder Morgan, Inc. shares exercisable within 60 days of February 15, 2001, and includes 10,000 shares of restricted Kinder Morgan, Inc. stock, 25% of which vests on each of the first four anniversaries after the date of grant.



(13)Includes options to purchase 22,000 common units and 656,200 Kinder Morgan, Inc. shares exercisable within 60 days of February 15, 2001, and includes 65,000 shares of restricted Kinder Morgan, Inc. stock, 25% of which vests on each of the first four anniversaries after the date of grant.



(14)Kinder Morgan, Inc.'s address is One Allen Center, Suite 1000, 500 Dallas St., Houston, Texas 77002. Common units owned include units owned by Kinder Morgan, Inc. and its subsidiaries, including 862,000 common units held by Kinder Morgan G.P., Inc.


  TAX INDEMNIFICATION AND OTHER AGREEMENTS.


     We have entered into the tax indemnification agreement, exchange agreement and purchase agreement with Kinder Morgan, Inc. and a registration rights agreement with Kinder Morgan Energy Partners, L.P. which are described under "Description of our Shares."


     Conflicts of interest may arise because of the relationships between Kinder Morgan, Inc., Kinder Morgan G.P., Inc., Kinder Morgan Energy Partners, L.P. and us. Our directors and officers have fiduciary duties to manage our business in a manner beneficial to us and to the holders of our shares; provided however such fiduciary duties have been limited pursuant to the terms of our limited liability company agreement. Simultaneously, some of our managers and officers are also directors and officers of Kinder Morgan, Inc. and Kinder Morgan G.P., Inc. and have fiduciary duties to manage the businesses of Kinder Morgan, Inc. or Kinder Morgan G.P., Inc. and Kinder Morgan Energy Partners, L.P. in a manner beneficial to Kinder Morgan, Inc. and its shareholders or Kinder Morgan G.P., Inc., Kinder Morgan Energy Partners, L.P. and their respective shareholders or unitholders, as the case may be. The resolution of these conflicts may not always be in our best interest or in the interest of the holders of our shares.


     Kinder Morgan G.P., Inc. holds 100% of our voting shares. As the owner of all of our voting shares, Kinder Morgan G.P., Inc. is entitled to elect all of our directors. In addition, because of its exclusive ownership of the voting shares, Kinder Morgan G.P., Inc. has the exclusive right to vote on all matters other than:


     - those submitted to a vote of the holders of i-units, for which the i-units will be voted as directed by a vote of the holders of shares;


     - amendments to our limited liability company agreement, the Kinder Morgan Energy Partners, L.P. purchase agreement and tax indemnity agreement, and the Kinder Morgan, Inc. exchange agreement and registration rights agreement; but only if any of these amendments would have a material adverse effect on us or the holders of our shares; and



     - amendments to the Kinder Morgan Energy Partners, L.P. partnership agreement that would have a material adverse effect on the holders of the i-units in relation to the common units.

              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES



CONFLICTS OF INTEREST



     Kinder Morgan, Inc. owns all of the stock of the general partner of Kinder Morgan Energy Partners and elects all of its directors. The general partner of Kinder Morgan Energy Partners, L.P. owns all of our voting stock and elects all of our directors. Kinder Morgan, Inc. has a number of interests which differ from your interests as a shareholder of ours. As a result, there is a risk that important business decisions will not be made in your best interest.



SITUATIONS IN WHICH A CONFLICT OF INTEREST COULD ARISE



     WE AND KINDER MORGAN ENERGY PARTNERS, L.P. MAY COMPETE FOR THE TIME AND EFFORT OF OUR DIRECTORS AND OFFICERS WHO ARE ALSO DIRECTORS AND OFFICERS OF KINDER MORGAN, INC. Kinder Morgan, Inc. and its affiliates conduct business and activities of their own in which we have no economic interest. There could be material competition for the time and effort of the directors, officers and employees who provide services to us. Our officers are not required to work full time on our affairs and will devote significant time to the affairs of Kinder Morgan, Inc. or its affiliates, and are compensated by them for the services rendered to them.



     KINDER MORGAN, INC. MAY SELL ASSETS OR PROVIDE SERVICES TO KINDER MORGAN ENERGY PARTNERS, L.P., GIVING RISE TO CONFLICTS OF INTEREST. Kinder Morgan, Inc.'s interest as seller of these assets or provider of services in these transactions would conflict with Kinder Morgan Energy Partners, L.P.'s interests as buyer of the assets or recipient of services. Kinder Morgan, Inc. would want to receive the highest possible price and Kinder Morgan Energy Partners, L.P. would want to pay the lowest possible price. The same type of conflict would arise if Kinder Morgan Energy Partners, L.P. were the seller of services or assets and Kinder Morgan, Inc. were the purchaser.



     THE FIDUCIARY DUTIES OF OUR BOARD OF DIRECTORS TO US AND OF THE GENERAL PARTNER OF KINDER MORGAN ENERGY PARTNERS, L.P. TO THE UNITHOLDERS HAS BEEN LIMITED UNDER THE LIMITED LIABILITY COMPANY AGREEMENT AND THE PARTNERSHIP AGREEMENT, RESPECTIVELY. Our limited liability company agreement and the Kinder Morgan Energy Partners, L.P. partnership agreement limit the fiduciary duties of our board of directors and of the general partner of Kinder Morgan Energy Partners, L.P., respectively. This limitation reduces the rights of our shareholders under the limited liability company agreement and the unitholders under the Kinder Morgan Energy Partners, L.P. partnership agreement to sue the board of directors and the general partner of Kinder Morgan Energy Partners, L.P., respectively, should they act in a way that, were it not for this limitation of liability, would be a breach of fiduciary duties.



     OWNERS OF THE SHARES WILL HAVE NO RIGHT TO ENFORCE OBLIGATIONS OF KINDER MORGAN, INC. AND ITS AFFILIATES UNDER AGREEMENTS WITH US. Any agreements between us, on the one hand, and Kinder Morgan, Inc. and its affiliates, on the other hand, will not grant to holders of our shares any right to enforce the obligations of Kinder Morgan, Inc. and its affiliates in our favor.



     CONTRACTS BETWEEN US AND KINDER MORGAN ENERGY PARTNERS, L.P., ON THE ONE HAND, AND KINDER MORGAN, INC. AND ITS AFFILIATES, ON THE OTHER, WILL NOT BE THE RESULT OF ARM'S-LENGTH NEGOTIATIONS. Neither the limited liability company agreement nor any of the other contracts or arrangements between us and Kinder Morgan, Inc. and its affiliates are or will be the result of arm's-length negotiations.



     THE SIMILARITY OF THE ACQUISITION STRATEGY OF KINDER MORGAN, INC. TO THE STRATEGY OF KINDER MORGAN ENERGY PARTNERS, L.P. CREATES CONFLICTS OF INTEREST. Since Kinder Morgan, Inc. and Kinder Morgan Energy Partners, L.P. plan to grow their business through acquisitions, conflicts of interest may arise because Kinder Morgan, Inc. is not prohibited from making acquisitions which would also be of interest to Kinder Morgan Energy Partners, L.P. Therefore, regardless of any arrangement for sharing or allocating investment opportunities which may be established between them, this conflict may result in Kinder Morgan Energy Partners, L.P. being unable to make all of the favorable acquisitions it would otherwise make.



     KINDER MORGAN, INC. AND ITS AFFILIATES MAY COMPETE WITH KINDER MORGAN ENERGY PARTNERS, L.P. Kinder Morgan, Inc. and its affiliates are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with Kinder Morgan Energy Partners, L.P.



     THERE COULD BE A CONFLICT AS TO WHETHER KINDER MORGAN ENERGY PARTNERS, L.P. SHOULD ISSUE EQUITY DILUTING KINDER MORGAN, INC.'S OWNERSHIP. It may be in the best interests of Kinder Morgan Energy Partners, L.P. to finance a transaction or operation by means of the issuance of equity which would result in a reduction of Kinder Morgan, Inc.'s percentage ownership of Kinder Morgan Energy Partners, L.P. Kinder Morgan, Inc. may not find it in its interest to have its percentage interest in the partnership reduced at that time. This could result in Kinder Morgan Energy Partners, L.P. either having to forego a transaction that would otherwise be beneficial to it or to finance the transaction or operations in whole or in part by indebtedness which could increase its leverage.



     KINDER MORGAN, INC. MAY EXERCISE ITS PURCHASE RIGHTS AT A TIME OR PRICE THAT MAY BE UNDESIRABLE TO YOU. Kinder Morgan, Inc. or its affiliates may exercise its optional purchase rights to acquire your shares at any time in its sole discretion after the conditions for such exercise have been satisfied. In exercising the rights, Kinder Morgan, Inc. and its affiliates do not have to consider whether the exercise is in your best interest. As a result, a shareholder may have his shares purchased from him at an undesirable time or price. For more information, please read "Description of Our Shares -- Optional Purchase."



FIDUCIARY DUTIES OWED TO OUR SHAREHOLDERS AND TO THE OWNERS OF UNITS



     The fiduciary duties owed to you by our board of directors are prescribed by Delaware law and our limited liability company agreement. Similarly, the fiduciary duties owed to the owners of common units of Kinder Morgan Energy Partners, L.P. by the board of directors of the general partner of Kinder Morgan Energy Partners, L.P. are prescribed by Delaware law and the partnership agreement. The Delaware Limited Liability Company Act and the Delaware Limited Partnership Act provide that Delaware limited liability companies and Delaware limited partnerships, respectively, may, in their limited liability company agreements and partnership agreements, as applicable, restrict the fiduciary duties owed by the board of directors to the shareholders and us and by the general partner to the limited partners.



     Our limited liability company agreement and the Kinder Morgan Energy Partners, L.P. partnership agreement contain various provisions restricting the fiduciary duties that might otherwise be owed. The following is a summary of the material restrictions of the fiduciary duties owed by our board of directors to us and the other shareholders and by Kinder Morgan G.P., Inc. to the limited partners. Any fiduciary duties owed to you by Kinder Morgan, Inc. and its affiliates, as the beneficial owner of all our voting shares, are similarly limited.

State-law fiduciary duty standards...  Fiduciary duties are generally considered to include an obligation to act with due care and loyalty. The duty of
                                       care, in the absence of a provision in a limited liability company agreement or partnership agreement providing
                                       otherwise, would generally require a manager or general
                                       partner to act for the limited liability company or limited partnership, as applicable, in the same manner as a prudent person would act on his behalf. The duty of loyalty, in the absence of a provision in a limited liability company
                                       agreement or partnership agreement providing otherwise,
                                       would generally prohibit a manager of a Delaware limited
                                       liability company or a general partner of a Delaware limited partnership from taking any action or engaging in any
                                       transaction where a conflict of interest is present.
Limited liability company agreement
  modifies these standards...........  Our limited liability company agreement contains provisions that waive claims arising from, or consent to, conduct by
                                       our board of directors that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our limited liability company agreement permits the board of directors to make a number of decisions in its
                                       "sole discretion." This entitles the board of directors to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to
                                       any interest of, or factors affecting, us, our affiliates or any shareholder.
                                       Kinder Morgan, Inc., its affiliates, and their officers and directors who are also our officers or directors are not
                                       required to offer to us any business opportunity. Each
                                       shareholder waives any claim that any business opportunity pursued by those persons constitutes a business opportunity that was misappropriated. Each shareholder also waives any right to complain or make any claim as a result of any
                                       competition for business between those persons and us.
                                       In addition to the other more specific provisions limiting the obligations of our board of directors, our limited
                                       liability company agreement further provides that our board of directors will not be liable for monetary damages to us or our shareholders for any acts or omissions if our board of directors acted in good faith. Please read "Limited
                                       Liability Company Agreement -- Indemnification."
Kinder Morgan Energy Partners, L.P.
  limited partnership agreement
  modifies these standards...........  The general partner of Kinder Morgan Energy Partners, L.P.
                                       is permitted to attempt to avoid personal liability in
                                       connection with the management of Kinder Morgan Energy
                                       Partners, L.P., pursuant to the partnership agreement of
                                       Kinder Morgan Energy Partners, L.P. This partnership
                                       agreement provides that the general partner does not breach its fiduciary duty even if the partnership could have
                                       obtained more favorable terms without limitations on the
                                       general partner's liability.

                                       The partnership agreement of Kinder Morgan Energy Partners,
                                       L.P. contains provisions that allow the general partner to take into account the interests of parties in addition to Kinder
                                       Morgan Energy Partners, L.P. in resolving conflicts of interest, thereby limiting its fiduciary duty to the limited partners. Also, this partnership agreement contains provisions that may restrict the remedies available to limited partners for actions taken that might, without such limitations, constitute breaches of fiduciary duty. The duty of the directors and officers of Kinder Morgan,
                                       Inc. to the shareholders of Kinder Morgan, Inc. may, therefore, come into conflict with the duties of the general partner, to the limited partners. The general partner's conflicts and audit committee of the board of directors will, at the request of the general partner, review and resolve conflicts of interest that may arise between Kinder Morgan, Inc. or its subsidiaries, on the one hand, and Kinder Morgan Energy Partners, L.P., on the other hand.



     In order to become one of our shareholders, a shareholder is required to agree to be bound by the provisions in the limited liability agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Limited Liability Company Act favoring the principle of freedom of contract and the enforceability of limited liability company agreements. The failure of a shareholder to sign a limited liability company agreement does not render the limited liability company agreement unenforceable against that person.

                      LIMITED LIABILITY COMPANY AGREEMENT

FORMATION

     Our certificate of formation has been filed in the office of the Secretary of State of the State of Delaware and is effective.

PURPOSE AND POWERS

     Our business purpose is to engage in any lawful business or activity in which limited liability companies are permitted to engage under the Delaware Limited Liability Company Act. We possess and may exercise all the powers and privileges granted by this Act, by any other law or by our limited liability company agreement, together with any incidental powers necessary, appropriate, advisable or convenient to the conduct, promotion or attainment of our business purposes or activities. Our limited liability company agreement provides that as long as the shares are outstanding, our activities will be limited to being a partner in and managing and controlling the business and affairs of Kinder Morgan Energy Partners, L.P.


FEDERAL INCOME TAX STATUS AS A CORPORATION



     An election has been made to treat us as a corporation for federal income tax purposes. The i-units owned by us will not be entitled to allocations of income, gain, loss or deduction of Kinder Morgan Energy Partners L.P. until such time as Kinder Morgan Energy Partners, L.P. is liquidated. Thus, we do not expect to have material amounts of taxable income resulting from our ownership of the i-units unless we dispose of the i-units in a taxable transaction or Kinder Morgan Energy Partners, L.P. is liquidated. See "Kinder Morgan Management, LLC Status as a Corporation For Federal Income Tax Purposes" below.



POWER OF ATTORNEY



     Each shareholder appoints any person specifically authorized by our board of directors to act as its true and lawful representative and attorney-in-fact, in its name, place and stead, to make, execute, sign, deliver and file:



     - any amendment of the organizational certificate required because of an amendment to this Agreement or in order to effectuate any change in the ownership of the Company Securities;



     - any amendments to the limited liability company agreement made in accordance with the terms of that agreement; and



     - all such other instruments, documents and certificates which may from time to time be required by law to effectuate, implement and continue the valid and subsisting existence of the Company or to dissolve the Company or for any other purpose consistent with the limited liability company agreement and this offering.



The power of attorney is irrevocable and coupled with an interest, and it survives and is not affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any shareholder or the transfer of any of the shareholder's shares. The power of attorney also extends to the shareholder's heirs, successors, assigns and personal representatives.


MEMBERS


     Kinder Morgan G.P., Inc. is our organizational shareholder and owns all of our voting shares as our sole voting member. Our other members are the owners of the class of shares being sold in this offering.

     The voting member may approve a matter or take any action at a meeting or without a meeting by written consent. It may call meetings of the organizational shareholder at any time. In limited circumstances described in "Business -- Kinder Morgan Management, LLC," the holders of our outstanding shares, by a majority vote, have the right to approve a number of significant actions.



LIMITED LIABILITY



     All of our debts, obligations and liabilities, whether arising in contract, tort or otherwise, will be our debts, obligations and liabilities alone, and no owner of shares will be obligated for any of these debts, obligations or liabilities as a result of being an owner of shares.


THE BOARD


     Our business and affairs will be managed by a board of managers which we call our directors. Members of the board will be selected only by the organizational shareholder. The board will consist of no less than five members, with the exact number to be established from time to time by resolution of the board.


     The board will hold regular and special meetings at any time as may be necessary. Regular meetings may be held without notice on dates set by the board from time to time. Special meetings of the board may be called on one days' notice to each director upon the written request of any one director. A quorum for a regular or special meeting will exist when a majority of the directors are participating in the meeting either in person or by conference telephone. Any action required or permitted to be taken at a meeting may be taken without a meeting, without prior notice and without a vote if the required number of directors sign a written consent authorizing the action. The Board can establish committees composed of two or more directors and can delegate power and authority to these committees.

OFFICERS AND EMPLOYEES


     Subject to the terms of any of our employment agreements, the board can appoint and terminate officers and retain and terminate employees, agents and consultants. The board can delegate power and authority to officers, employees, agents and consultants, including the power to represent us and bind us in accordance with the scope of their duties. An affiliate of Kinder Morgan G.P., Inc. provides us and the general partner of Kinder Morgan Limited Partners, L.P. with our employees. The costs of these employees will be borne directly or reimbursed by Kinder Morgan Energy Partners, L.P. without profit to the affiliate.


CAPITAL STRUCTURE


     Our present capital structure consists of two classes of membership equity interests: (1) the class of nonvoting shares being sold in this offering; and
(2) the class of voting shares held by Kinder Morgan G.P., Inc. Additional classes of equity interests may be created with the approval of the board, provided that all shares of any such additional class must be approved by a vote of the owners of our shares of the class sold in this offering.. We are also authorized to issue an unlimited number of additional shares of the voting shares and the class of shares being sold in this offering.


DISSOLUTION AND LIQUIDATION


     We will be dissolved only upon a judicial decree, upon the approval by the organizational shareholder and by the holders of a majority of our outstanding shares of the class sold in this offering, or upon the approval of 66 2/3% of our outstanding shares of the class sold in this offering. In the event that we are dissolved, we will be liquidated and our affairs will be wound up. All proceeds from the liquidation will be distributed pro rata to our outstanding shares of all classes.

EXCULPATION AND INDEMNIFICATION

     Notwithstanding any express or implied provision of our limited liability company agreement, or any other legal duty or obligation, none of our members, managers, directors or officers will be liable to us, our affiliates or any other person for any act or omission taken or omitted by the person in the reasonable belief that the act or omission is in or is not contrary to our best interests.


     Our limited liability company agreement provides that we will indemnify our directors, members and officers from liabilities arising in the course of such persons' service to us, provided that the indemnitee acted in good faith and in a manner which such indemnitee believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee's conduct was unlawful. We expect that we will be covered by directors' and officers' liability insurance for potential liability under such indemnification. The owners of shares will not be personally liable for such indemnification.


AMENDMENTS


     Amendments to our limited liability company agreement and to our certificate of formation can be approved in writing solely by the organizational shareholder, except for amendments which have a material adverse effect on the class of shares being sold in this offering. This type of amendment must also be approved by the owners of a majority of the outstanding shares of the class being sold in this offering.



MEETINGS; VOTING



     Meetings of the shareholders may be called by the board of directors, the chairman of the board or by the organizational shareholder. Within 60 days after such a call or within such greater time as may be reasonably necessary for us to comply with applicable law or the regulations of any securities exchange on which the shares are listed, the board of directors shall send a notice of the meeting to the shareholders owning shares for which a meeting is being called either directly or indirectly through the transfer agent. The meeting shall be held at a time and place determined by the board of directors on a date not more than 60 nor less than ten days after the mailing of notice of the meeting. The owners of Kinder Morgan Management, LLC shares do not have the right to call a meeting of the shareholders. For more information on the voting rights of owners of Kinder Morgan Management, LLC shares, please see "Description of Our
Shares -- Limited Voting Rights."



BOOKS AND RECORDS; LIST OF SHAREHOLDERS



     We will keep at our principal office complete and accurate books and records, supporting documentation of the transactions with respect to the conduct of our business and affairs and minutes of the proceedings of our board of directors, the shareholders and each committee of the board of directors. The records will include:



     - complete and accurate information regarding the state of our business and financial condition;



     - a copy of the limited liability company agreement and the organizational certificate, and any amendments thereto;



     - a current list of the names and last known business, residence, or mailing addresses of all directors and officers; and



     - our federal, state and local tax returns for our six most recent tax years.



Subject to reasonable standards (including standards governing what information and documents are to be furnished and at what time and location and at whose expense) as may be established by the board of directors or any officer, each shareholder is entitled to all information to which a member of a Delaware limited liability company is entitled to have access pursuant to the Delaware Limited Liability Company Act under the circumstances and subject to the conditions therein stated. Specifically, each shareholder will have access to:



     - true and full information regarding the status of our business and financial condition;



     - a copy of our federal, state and local income tax returns for each year;



     - a current list of the name and last known business, residence or mailing address of each director and shareholder;



     - a copy of our limited liability company agreement and certificate of formation, including all amendments, together with executed copies of any written powers of attorney pursuant to which our limited liability company agreement and any certificate and all amendments have been executed;



     - true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each shareholder and which each shareholder has agreed to contribute in the future, and the date on which each became a shareholder; and



     - other information regarding our affairs as is just and reasonable.



Our board of directors will have the right to keep confidential from the shareholders, for such period of time as the board of directors deems reasonable, any information which the board of directors reasonably believes to be in the nature of trade secrets or other information the disclosure of which the board of directors in good faith believes is not in our best interest or could damage us or our business or which the we are required by law or by agreement with a third party to keep confidential.



NO REMOVAL



     A shareholder may not be expelled or removed.



DISTRIBUTIONS



     For information regarding distributions payable on each Kinder Morgan Management, LLC share, please see "Description of Our Shares -- Distributions."



EXCHANGE



     For information regarding the right of owners of Kinder Morgan Management, LLC shares, please see "Description of Our Shares -- Exchange Feature."



OPTIONAL AND MANDATORY PURCHASE



     For information regarding the obligation of owners of Kinder Morgan Management, LLC shares to sell their shares under specified circumstances, please see "Description of Our Shares -- Optional Purchase" and Description of Our Shares -- Mandatory Purchase."


PURCHASE EVENTS


     Our limited liability company agreement requires owners of the shares being sold in this offering to sell their shares to Kinder Morgan, Inc. under limited circumstances. These purchase events are described under the caption "Description of the Shares -- Optional Purchase."

                 DESCRIPTION OF COMMON UNITS AND CLASS B UNITS



NUMBER OF UNITS



     As of December 31, 2000, Kinder Morgan Energy Partners, L.P. had 64,858,109 common units and 2,656,700 Class B units outstanding. Its partnership agreement does not limit the number of common units, Class B units or other securities it may issue. If Kinder Morgan Energy Partners, L.P. issues other securities, these securities may have rights and preferences that are superior to those of the common units, the Class B units and the i-units.



WHERE UNITS ARE TRADED



     Kinder Morgan Energy Partners, L.P.'s outstanding common units are listed on the New York Stock Exchange under the symbol "KMP." Any additional common units it issues will also be listed on the NYSE. The Class B units are owned by an affiliate of Kinder Morgan, Inc. and are not listed for trading on any exchange.


QUARTERLY DISTRIBUTIONS


     Kinder Morgan Energy Partners, L.P.'s partnership agreement requires it to distribute 100% of "available cash" to the partners within 45 days following the end of each calendar quarter. Concurrently with the closing of this offering, the Kinder Morgan Energy Partners, L.P. partnership agreement will be amended to provide for distributions to common unitholders, Class B unitholders, i-unitholders and the general partner as described under "Kinder Morgan Energy Partners, L.P.'s Distribution Policy." Except upon its liquidation, distributions will be made in cash to owners of common units, Class B units and the general partner and in additional i-units to us as the owner of i-units.


TRANSFER AGENT AND REGISTRAR

     Kinder Morgan Energy Partners, L.P.'s transfer agent and registrar for the common units is First Chicago Trust Company of New York, which may be contacted at the following address:

                    First Chicago Trust Company of New York
525 Washington Blvd.
Jersey City, NJ 07310

SUMMARY OF PARTNERSHIP AGREEMENT


     A summary of the important provisions of Kinder Morgan Energy Partners, L.P.'s partnership agreement is included under the caption "Description of the Partnership Agreement in the Form 10-K for Kinder Morgan Energy Partners, L.P. filed with the Securities and Exchange Commission on March 14, 2001.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering there has been no public market for or holders of our shares, and no predictions can be made regarding the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time.


     After the closing of this offering, Kinder Morgan, Inc. will hold the 850,000 shares. The future resale of these shares by Kinder Morgan, Inc. could have an adverse impact on the price of the shares or on any trading market that may develop.



     The shares sold in the offering will generally be freely transferable without restriction or further registration under the Securities Act of 1933, except that any shares owned by an "affiliate" of our company, including Kinder Morgan, Inc., may not be resold publicly other than in compliance with the registration requirements of the Securities Act of 1933 or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:



          - 1% of the total number of the securities outstanding; or



          - the average weekly reported trading volume of the securities for the four calendar weeks prior to the sale.



     Sales under Rule 144 are also subject to specific manner of sale provisions, notice requirements and the availability of current public information about us.



     Under a registration rights agreement, Kinder Morgan, Inc. and its affiliates have the right to cause us to register under the Securities Act of 1933 and state laws the offer and sale of any shares that they hold. Subject to the terms and conditions of the registration rights agreement, these registration rights allow Kinder Morgan, Inc. and its affiliates or their assignees holding any shares to require registration of any of these shares and to include any of these shares in a registration by us of other shares, including shares offered by us or by any shareholder. In connection with any registration of this kind, we will indemnify each shareholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act of 1933 or any state securities laws arising from the registration statement or prospectus. Kinder Morgan Energy Partners, L.P. will bear or reimburse us for all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, Kinder Morgan, Inc. and its affiliates may sell their shares in private transactions at any time, subject to compliance with applicable laws.



     Kinder Morgan, Inc. and its affiliates, have agreed not to sell any shares they beneficially own for a period of 180 days from the date of this prospectus. Please read "Underwriting" for a description of these lock-up provisions.



                           INCOME TAX CONSIDERATIONS

                  RELATING TO THE SHARES AND THE COMMON UNITS


     This section is a summary of material income tax considerations that may be relevant to prospective owners of shares or common units and, unless otherwise noted in the following discussion, expresses the opinion of our counsel, Bracewell & Patterson, L.L.P., in so far as it relates to matters of the United States federal income tax law and legal conclusions with respect to those matters. All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, reflect the opinion of counsel and are based on the accuracy of the representations made by us and Kinder Morgan G.P., Inc. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder and current administrative rulings and court decisions.


     The following discussion does not address all federal income tax matters affecting us or the owners of shares or common units, nor does it address all state, local or foreign tax matters. Moreover, the discussion does not address the federal income tax consequences that may be relevant to certain types of investors subject to special treatment under the federal income tax laws, such as financial institutions, insurance companies, estates, trusts, dealers and persons entering into hedging transactions. ACCORDINGLY, PROSPECTIVE HOLDERS OF SHARES OR COMMON UNITS SHOULD CONSULT, AND DEPEND ON, THEIR OWN TAX ADVISORS IN ANALYZING THE TAX CONSEQUENCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, PARTICULAR TO THEIR OWNERSHIP OR DISPOSITION OF SHARES OR COMMON UNITS.



LEGAL OPINIONS



     Counsel is of the opinion that, based on the accuracy of the representations made by us and Kinder Morgan G.P., Inc. and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (1) Kinder Morgan Energy Partners, L.P. and the operating partnerships will each be treated as a partnership, and (2) owners of units (with certain exceptions, as described in "Limited Partner Status" below) will be treated as partners of Kinder Morgan Energy Partners, L.P. In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of counsel.



     No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective owners of shares or common units. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for shares and common units and the prices at which shares and common units trade. The cost of any contest with the IRS will be borne directly or indirectly by us and the owners of shares and common units. Furthermore, the tax considerations discussed herein may be significantly modified by future legislative or administrative changes or court decisions. Any modification may or may not be retroactively applied.


FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF SHARES

  Kinder Morgan Management, LLC STATUS AS A CORPORATION FOR FEDERAL INCOME TAX PURPOSES

     An election has been made with the IRS to treat us as a corporation for federal income tax purposes. Thus, we will be subject to federal income tax on our taxable income at tax rates up to 35%. Additionally, in certain instances we could be subject to the alternative minimum tax of 20% on our alternative minimum taxable income to the extent that the alternative minimum tax exceeds our regular tax.

     The i-units owned by us will not be entitled to allocations of income, gain, loss or deduction of Kinder Morgan Energy Partners, L.P. until such time as it is liquidated. See "Ownership of i-units by Kinder Morgan Management, LLC" below. Thus, we do not anticipate that we will have material amounts of either taxable income or alternative minimum taxable income resulting from our ownership of the i-units unless we dispose of the i-units in a taxable transaction or Kinder Morgan Energy Partners, L.P. is liquidated. See "Ownership of i-units by Kinder Morgan Management, LLC" below.

TAX CONSEQUENCES OF SHARE OWNERSHIP

     NO FLOW-THROUGH OF TAXABLE INCOME OF Kinder Morgan Management,
LLC. Because we will be treated as a corporation for federal income tax purposes, an owner of shares will not report on its federal income tax return any of our items of income, gain, loss and deduction.


     DISTRIBUTIONS OF ADDITIONAL SHARES. Under the terms of our limited liability company agreement, except in connection with our liquidation, we will not make distributions of cash in respect of shares but rather will make distributions of additional shares. Because these distributions of additional shares will be made proportionately to all owners of shares, the receipt of these additional shares will not be includable in the gross income of an owner of shares for federal income tax purposes. As each owner of shares receives distributions of additional shares, it will be required to allocate its basis in the shares in the manner described below. See "Basis of Shares" below.



     BASIS OF SHARES. A holder's initial tax basis for its shares will be the amount paid for them. As additional shares are distributed to an owner of shares, that owner will be required to allocate its tax basis in its shares equally between the old shares and the new shares received. If the old shares were acquired for different prices, and the owner can identify each separate lot, then the basis of each old lot of shares can be used separately in the allocation. If an owner of shares cannot identify each lot, then it must use the first-in first-out tracing approach.



     DISPOSITION OF SHARES OR EXCHANGE OF SHARES FOR COMMON UNITS OR CASH. Gain or loss will be recognized on a sale or other disposition of shares, whether to a third party or to Kinder Morgan, Inc. pursuant to the Kinder Morgan, Inc. purchase agreement or in connection with the liquidation of us, equal to the difference between the amount realized and the owner's tax basis for the shares sold or otherwise disposed of. An owner's amount realized will be measured by the sum of the cash and the fair market value of other property received by it.



     Any sale or exchange of shares with Kinder Morgan, Inc. for common units or cash will be a taxable transaction to the owner of the shares sold or exchanged. Accordingly, gain or loss will be recognized on the sale or exchange equal to the difference between the fair market value of the common units or cash received and the owner's tax basis in the shares sold or exchanged.



     Except as noted below, gain or loss recognized by an owner, other than a "dealer" in shares, on the sale or exchange of a share will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of shares held more than 12 months will generally be taxed at a maximum rate of 20%, subject to the discussion below relating to straddles. Capital gain recognized by a corporation on the sale of shares will generally be taxed at a maximum rate of 35%. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.



     Capital gain treatment may not result from a disposition of shares if our shareholders as a group own 50% or more of the stock of Kinder Morgan, Inc. In this case, if either we or Kinder Morgan, Inc. has earnings and profits, then the amount received by a seller of shares may be taxed as ordinary income to the extent of its portion of those earnings and profits, but only if the seller sells less than all of its shares or is a shareholder of Kinder Morgan, Inc. after applying the ownership attribution rules.



     For purposes of determining whether capital gains or losses on the disposition of shares are long or short term, subject to the discussion below relating to straddles, an owner's holding period begins on its acquisition of shares pursuant to this offering. As additional shares are distributed to an owner of shares, the holding period of each new share received will also include the period for which the owner held the old shares to which the new share relates.

     Because the purchase and exchange rights in respect of the shares arise as a result of agreements other than solely with us, these rights do not appear to constitute inherent features of the shares for tax purposes, See "Description of the Shares -- Optional Purchase, -- Mandatory Purchase, -- Exchange Feature." As such, it is possible that the IRS would assert that shares and the related purchase and exchange rights constitute a straddle for federal income tax purposes to the extent that such rights are viewed as resulting in a substantial diminution of a share purchaser's risk of loss from owning its shares. In that case, any owner who incurs interest or other carrying charges that are allocable to the shares (as would be the case if the owner finances its acquisition of shares with debt) would have to capitalize such interest or carrying charges to the basis of the related shares and purchase and exchange rights rather than deducting them currently. In addition, the holding period of the shares would be suspended, resulting in short-term capital gain or loss (generally taxed at ordinary income rates) upon a taxable disposition even if the shares were held for more than 12 months. However, we believe that the purchase and exchange rights have minimal value and do not result in a substantial diminution of a share purchaser's risk of loss from owning shares. Based on that, the shares and the related purchase and exchange rights should not constitute a straddle for federal income tax purposes and therefore should not result in any suspension of an owner's holding period or interest and carrying charge capitalization, although there can be no assurance that the IRS or the courts would agree with this conclusion.



     If an owner receives common units in exchange for its shares, it will then own common units in Kinder Morgan Energy Partners, L.P. which is treated as a partnership for federal income tax purposes. For a discussion of the federal income tax consequences of owning common units, see "Federal Income Tax Considerations Associated with the Ownership and Disposition of Common Units" below.



     INVESTMENT IN SHARES BY TAX-EXEMPT INVESTORS, REGULATED INVESTMENT COMPANIES AND NON-U.S. PERSONS. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Because we will be treated as a corporation for federal income tax purposes, an owner of shares will not report on its federal income tax return any of our items of income, gain, loss and deduction. Therefore, a tax-exempt investor will not have unrelated business taxable income attributable to its ownership or sale of shares unless its ownership of the shares is debt financed. In general, a share would be debt financed if the tax-exempt owner of shares incurs debt to acquire a share or otherwise incurs or maintains a debt that would not have been incurred or maintained if that share had not been acquired.



     A regulated investment company, or "mutual fund," is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. As stated above, an owner of shares will not report on its federal income tax return any of our items of income, gain, loss and deduction. Thus, ownership of shares will not result in income which is not qualifying income to a mutual fund. Furthermore, any gain from the sale or other disposition of the shares, and the associated purchase and exchange rights, will constitute gain from the sale of stock or securities and will qualify for purposes of that 90% test. Finally, shares, and the associated purchase and exchange rights, will constitute qualifying assets to mutual funds which also must own at least 50 percent qualifying assets at the end of each quarter.



     Because distributions of additional shares will be made proportionately to all owners of shares, the receipt of these additional shares will not be includable in the gross income of an owner of shares for United States federal income tax purposes. Therefore, no withholding taxes will be imposed on distributions of additional shares to non-resident aliens and foreign corporations, trust or estates. A non-United States owner of shares generally will not be subject


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


to United States federal income tax or subject to withholding on any gain recognized on the sale or other disposition of shares unless:



     - the gain is considered effectively connected with the conduct of a trade or business by the non-United States owner within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of that owner (and, in which case, if the owner is a foreign corporation, it may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty);



     - the non-United States owner is an individual who holds the shares as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or



     - we are or have been a "United States real property holding corporation," or a USRPHC, for United States federal income tax purposes.



     We believe that we will be a USRPHC for United States federal income tax purposes. Therefore, any gain on the sale or other disposition of shares by a non-United States owner will be subject to United States federal income tax unless the shares are regularly traded on established securities market and the non-United States owner does not actually or constructively own more than 5% of the shares during the shorter of the five-year period preceding the disposition or that owner's holding period. We expect our shares to be traded on such an established securities market.



     OWNERSHIP OF i-UNITS BY Kinder Morgan Management, LLC. A partner in a partnership is generally required to report on its federal income tax return its share of the partnership's income, gain, loss and deduction. However, the terms of the i-units provide that no allocations of income, gain, loss or deduction will be made in respect of the i-units until such time as there is a liquidation of Kinder Morgan Energy Partners, L.P. If there is a liquidation of Kinder Morgan Energy Partners, L.P., it is intended that we will receive allocations of income and gain, or deduction and loss, in an amount necessary for the capital account attributable to each i-unit to be equal to that of a common unit. As a result, we would likely realize taxable income or loss upon the liquidation of Kinder Morgan Energy Partners, L.P. However, no assurance can be given that there will be sufficient amounts of income and gain, or deduction or loss, to cause the capital account attributable to each i-unit to be equal to that of a common unit. If they are not equal, we may receive less value than would be received by a holder of common units upon such a liquidation. We would also likely realize taxable income or loss upon any sale or other disposition of our i-units.


FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF COMMON UNITS

  PARTNERSHIP STATUS


     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account that partner's share of items of income, gain, loss and deduction of the partnership in computing the partner's own federal income tax liability, regardless of whether cash distributions are made to the partner by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted tax basis in that partner's partnership interest.



     Pursuant to Treasury Regulations Sections 301.7701-1, 301.7701-2 and 301.7701-3, effective January 1, 1997 (the "Check-the-Box Regulations"), an entity in existence on January 1, 1997, will generally retain its current treatment for federal income tax purposes. As of January 1, 1997, Kinder Morgan Energy Partners, L.P. and the operating partnerships were each treated as a partnership for federal income tax purposes. Pursuant to the Check-the-Box Regulations, this prior treatment will be respected for all periods prior to January 1, 1997, if:



     - the entity had a reasonable basis for the claimed treatment;



     - the entity recognized the federal tax consequences of any change in treatment within five years prior to January 1, 1997; and



     - the entity was not notified prior to May 8, 1996 that the entity treatment was under examination.



     Based on these regulations and the applicable federal income tax law, counsel is of the opinion that Kinder Morgan Energy Partners, L.P. and the operating partnerships each have been and will be treated as a partnership for federal income tax purposes.


     In rendering its opinion, counsel has relied on certain factual representations made by Kinder Morgan Energy Partners, L.P. and its general partner, including:


     - neither Kinder Morgan Energy Partners, L.P. nor the operating partnerships has elected or will elect to be treated as a corporation for tax purposes;


     - prior to January 1, 1997, Kinder Morgan Energy Partners, L.P. and the operating partnerships were operated in accordance with all applicable partnership statutes and their partnership agreements and in the manner described herein;

     - prior to January 1, 1997, except as otherwise required by Section 704 of the Internal Revenue Code and regulations promulgated thereunder, the general partner had an interest in each material item of Kinder Morgan Energy Partners, L.P.'s income, gain, loss, deduction or credit equal to at least 1% at all times during Kinder Morgan Energy Partners, L.P.'s existence;

     - prior to January 1, 1997, the general partner had, in the aggregate, a minimum capital account balance in Kinder Morgan Energy Partners, L.P. equal to 1% of Kinder Morgan Energy Partners, L.P.'s total positive capital account balances;

     - for each taxable year, less than 10% of Kinder Morgan Energy Partners, L.P.'s gross income has been and will be derived from sources other than
       (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof and naturally occurring carbon dioxide or
       (ii) other items of income which counsel has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.


     Counsel's opinion is valid even in the event of a change in the general partner, assuming the new general partner will satisfy the same representations.



     Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation or marketing of any mineral or natural resource. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property, real property rents and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. Kinder Morgan Energy Partners, L.P. has represented that in excess of 90% of its gross income has been and will be derived from fees and charges for transporting natural gas, refined petroleum products, natural gas liquids, naturally occurring carbon dioxide and other hydrocarbons through its pipelines, dividends and interest (other than from a financial business). Based upon that representation, counsel is of the opinion that at least 90% of Kinder Morgan Energy Partners, L.P.'s current gross income constitutes qualifying income. Kinder Morgan Energy Partners, L.P. believes that less than 1% of its gross income is not qualifying income.

     If Kinder Morgan Energy Partners, L.P. fails to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, it will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which it fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in it. This contribution and liquidation should be tax-free to unitholders and Kinder Morgan Energy Partners, L.P., so long as it, at that time, does not have liabilities in excess of the tax basis of its assets. Thereafter, it would be treated as a corporation for federal income tax purposes.


     If Kinder Morgan Energy Partners, L.P. were treated as a corporation in any taxable year, as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to its unitholders, and its net income would be taxed to it at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of Kinder Morgan Energy Partners, L.P.'s current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholders's tax basis in its units, or taxable capital gain, after the unitholder's tax basis in its units is reduced to zero. Accordingly, Kinder Morgan Energy Partners, L.P.'s treatment as an association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.


     The discussion below is based on the conclusion of counsel that Kinder Morgan Energy Partners, L.P. and the operating partnerships will be classified as partnerships for federal income tax purposes.

LIMITED PARTNER STATUS


     Unitholders, including an owner of i-units, who have become limited partners of Kinder Morgan Energy Partners, L.P. will be treated as partners of Kinder Morgan Energy Partners, L.P. for federal income tax purposes. Moreover, the IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of this ruling, except as otherwise described herein, (a) assignees who have executed and delivered transfer applications and are awaiting admission as limited partners and (b) unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of Kinder Morgan Energy Partners, L.P. for federal income tax purposes. Because this ruling does not extend, on its facts, to assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to record holders of common units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.


     A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale may lose the beneficial owner's status as a partner with respect to those

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

units for federal income tax purposes. See "Tax Consequences of Unit Ownership -- Treatment of Short Sales."

     Income, gain, deductions, losses or credits would not appear to be reportable by a common unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a common unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in Kinder Morgan Energy Partners, L.P. for federal income tax purposes.

TAX CONSEQUENCES OF COMMON UNIT OWNERSHIP


     FLOW-THROUGH OF TAXABLE INCOME. Kinder Morgan Energy Partners, L.P. will not pay any federal income tax. Instead, each unitholder will be required to report on that unitholder's federal income tax return its share of Kinder Morgan Energy Partners, L.P.'s income, gains, losses and deductions without regard to whether corresponding cash distributions are received by it. Consequently, Kinder Morgan Energy Partners, L.P. may allocate income to a common unitholder even if the unitholder has not received a cash distribution. Each common unitholder will be required to include in income its share of Kinder Morgan Energy Partners, L.P.'s income, gains, losses and deductions for its taxable year ending with or within the unitholder's taxable year.



     TREATMENT OF DISTRIBUTIONS. Distributions by Kinder Morgan Energy Partners, L.P. to a common unitholder will not be taxable to the unitholder for federal income tax purposes to the extent of the unitholder's tax basis in its common units immediately before the distribution, unless the distribution reduces the unitholder's share of Kinder Morgan Energy Partners, L.P.'s "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and known collectively as "Section 751 Assets." Kinder Morgan Energy Partners, L.P.'s cash distributions in excess of a common unitholder's tax basis will be considered to be gain from the sale or exchange of the units except to the extent the gain is attributable to Section 751 Assets of Kinder Morgan Energy Partners, L.P., taxable in accordance with the rules described under "Disposition of Common Units" below. Any reduction in a common unitholder's share of Kinder Morgan Energy Partners, L.P.'s liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent Kinder Morgan Energy Partners, L.P.'s distributions cause a common unitholder's "at risk" amount to be less than zero at the end of any taxable year, the unitholder must recapture as additional income any losses from Kinder Morgan Energy Partners, L.P. deducted in previous years. See "Limitations on Deductibility of Losses" below.



     A decrease in a common unitholder's percentage interest in Kinder Morgan Energy Partners, L.P. because of its issuance of additional units will decrease the unitholder's share of nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a common unitholder, regardless of the unitholder's tax basis in the unitholder's units, if the distribution reduces the unitholder's share of Kinder Morgan Energy Partners, L.P.'s Section 751 Assets.


     To that extent, the common unitholder will be treated as having been distributed the unitholder's proportionate share of the Section 751 Assets and having exchanged those assets with Kinder Morgan Energy Partners, L.P. in return for the non-pro rata portion of the actual distribution made to the unitholder. This latter deemed exchange will generally result in the common unitholder's realization of ordinary income. That income will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the common unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.


     BASIS OF UNITS. A common unitholder's initial tax basis for its units will be the amount paid for the units plus its share of Kinder Morgan Energy Partners, L.P.'s nonrecourse liabilities. That

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


basis will be increased by its share of Kinder Morgan Energy Partners, L.P.'s income and by any increases in its share of Kinder Morgan Energy Partners, L.P.'s nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions to it from Kinder Morgan Energy Partners, L.P., by any decreases in its share of Kinder Morgan Energy Partners, L.P.'s nonrecourse liabilities, by its share of Kinder Morgan Energy Partners, L.P.'s losses and by its share of Kinder Morgan Energy Partners, L.P.'s expenditures that are not deductible in computing taxable income and are not required to be capitalized. A common unitholder will have no share of Kinder Morgan Energy Partners, L.P.'s debt which is recourse to the general partner, but will have a share, generally based on the unitholder's share of its profits, of its nonrecourse liabilities.



     LIMITATIONS ON DEDUCTIBILITY OF LOSSES. The deduction by a common unitholder of its share of Kinder Morgan Energy Partners, L.P.'s losses will be limited to the tax basis in the unitholder's units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to Kinder Morgan Energy Partners, L.P.'s activities, if that is less than the unitholder's tax basis. A common unitholder must recapture its share of Kinder Morgan Energy Partners, L.P. losses deducted in previous years to the extent that distributions cause the unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a common unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a common unit, any gain recognized by a common unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.



     In general, a common unitholder will be at risk to the extent of the tax basis of the unitholder's units, excluding any portion of that basis attributable to the unitholder's share of Kinder Morgan Energy Partners, L.P.'s nonrecourse liabilities, reduced by any amount of money the unitholder borrows to acquire or hold the unitholder's units, if the lender of those borrowed funds owns an interest in Kinder Morgan Energy Partners, L.P., is related to the unitholder or can look only to the units for repayment. A common unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in the unitholder's share Kinder Morgan Energy Partners, L.P.'s nonrecourse liabilities.



     The passive loss limitations generally provide that individuals, estates, trusts and some closely held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses Kinder Morgan Energy Partners, L.P. generates will only be available to offset its passive income generated in the future and will not be available to offset income from other passive activities or investments, including its investments or investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a common unitholder's share of the passive income Kinder Morgan Energy Partners, L.P. generates may be deducted in full when the unitholder disposes of its entire investment in Kinder Morgan Energy Partners, L.P. in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.



     A common unitholder's share of Kinder Morgan Energy Partners, L.P.'s net passive income may be offset by any of its suspended passive losses, but it may not be offset by any other


                                       107
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current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

     LIMITATIONS ON INTEREST DEDUCTIONS. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." The IRS has announced that treasury regulations will be issued that characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest. In addition, the common unitholder's share of Kinder Morgan Energy Partners, L.P.'s portfolio income will be treated as investment income. Investment interest expense includes:

     - interest on indebtedness properly allocable to property held for investment;

     - Kinder Morgan Energy Partners, L.P.'s interest expense attributed to portfolio income; and

     - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

     The computation of a common unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.


     ENTITY-LEVEL COLLECTIONS. If Kinder Morgan Energy Partners, L.P. or an operating partnership is required or elects under applicable law to pay any federal, state, local or foreign income tax on behalf of any common unitholder, the general partner or any former unitholder, the general partner is authorized to pay such taxes from Kinder Morgan Energy Partners, L.P.'s or the operating partnerships' funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. The general partner is authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by Kinder Morgan Energy Partners, L.P. as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.



     ALLOCATION OF INCOME, GAIN, LOSS AND DEDUCTION. In general, if Kinder Morgan Energy Partners, L.P. has a net profit, its items of income, gain, loss and deduction will be allocated among the general partner and the common unitholders in accordance with their percentage interests in Kinder Morgan Energy Partners. A class of Kinder Morgan Energy Partners, L.P.'s unitholders that receives more cash than another class, other than i-units, on a per unit basis, with respect to a year, will be allocated additional income equal to that excess. If Kinder Morgan Energy Partners, L.P. has a net loss, that loss will generally be allocated, first, to the general partner and the common unitholders in accordance with their percentage interests in Kinder Morgan Energy Partners, L.P. to the extent of their positive capital accounts and, second, to the general partner.



     Notwithstanding the above, as required by Section 704(c) of the Internal Revenue Code, certain items of Kinder Morgan Energy Partners, L.P.'s income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to Kinder Morgan Energy Partners, L.P., or owned by Kinder Morgan Energy Partners, L.P. at the time new units are issued, referred to in this discussion as "Contributed Property." In addition, certain items of recapture income will be allocated to the extent possible


                                       108
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to the unitholder who was allocated the deduction giving rise to the treatment of the gain as recapture income in order to minimize the recognition of ordinary income by some unitholders, but these allocations may not be respected by the IRS or the courts. If these allocations of recapture income are not respected, the amount of the income or gain allocated to a unitholder will not change, but instead a change in the character of the income allocated to a unitholder would result. Finally, although Kinder Morgan Energy Partners, L.P. does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of its income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.


     An allocation of items of Kinder Morgan Energy Partners, L.P.'s income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a common unitholder's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a unitholder's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a unitholder's share of an item will be determined on the basis of the unitholder's interest in Kinder Morgan Energy Partners, L.P., which will be determined by taking into account all the facts and circumstances, including the unitholder's relative contributions to Kinder Morgan Energy Partners, L.P., the interests of all the unitholders in profits and losses, the interest of all the unitholders in cash flow and other nonliquidating distributions and rights of all the unitholders to distributions of capital upon liquidation.



     Under the Internal Revenue Code, the partners in a partnership cannot be allocated more depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period. This rule, often referred to as the "ceiling limitation," is not expected to have significant application to allocations with respect to Contributed Property and, thus, is not expected to prevent Kinder Morgan Energy Partners, L.P. common unitholders from receiving allocations of depreciation, gain or loss from such properties equal to that which they would have received had such properties actually had a basis equal to fair market value at the outset. However, to the extent the ceiling limitation is or becomes applicable, Kinder Morgan Energy Partners, L.P.'s partnership agreement requires that certain items of income and deduction be allocated in a way designed to effectively "cure" this problem and eliminate the impact of the ceiling limitation. Such allocations will not have substantial economic effect because they will not be reflected in the capital accounts of our unitholders.



     The legislative history of Section 704(c) of the Internal Revenue Code states that Congress anticipated that treasury regulations would permit partners to agree to a more rapid elimination of Book-Tax Disparities than required provided there is no tax avoidance potential. Further, under final treasury regulations under Section 704(c) of the Internal Revenue Code, allocations similar to the curative allocations would be allowed. Although the curative allocations are consistent with the final treasury regulations, since the final treasury regulations are not applicable to Kinder Morgan Energy Partners, L.P., counsel is unable to opine on the validity of the curative allocations. Counsel is of the view, however, that such curative allocations are consistent with the policy underlying these final regulations.


     Counsel is of the opinion that, with the exception of curative allocations and the allocation of recapture income discussed above and the issues described in "Tax Consequences of Common Unit Ownership -- Section 754 Election" and "Disposition of Common Units -- Allocations Between Transferors and Transferees," allocations under Kinder Morgan Energy Partners, L.P.'s partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction. There are, however, uncertainties in the treasury regulations relating to allocations of partnership income, and investors should be

                                       109
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aware that some of the allocations in Kinder Morgan Energy Partners, L.P.'s partnership agreement could be successfully challenged by the IRS.


     TREATMENT OF SHORT SALES. A common unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, the unitholder would no longer be a partner for federal income tax purposes for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any of Kinder Morgan Energy Partners, L.P.'s income, gain, deduction and loss with respect to those common units would not be reportable by the unitholder, any cash distributions received by the unitholder as to those units would be fully taxable and all of these distributions would likely be ordinary income.



     Counsel has not rendered an opinion regarding the treatment of a common unitholder where units are loaned to a short seller to cover a short sale of the units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests.



     ALTERNATIVE MINIMUM TAX. Each common unitholder will be required to take into account its share of any items of Kinder Morgan Energy Partners, L.P.'s income, gain or loss for purposes of the alternative minimum tax. A portion of Kinder Morgan Energy Partners, L.P.'s depreciation deductions may be treated as an item of tax preference for this purpose.



     A common unitholder's alternative minimum taxable income derived from Kinder Morgan Energy Partners, L.P. may be higher than that unitholder's share of Kinder Morgan Energy Partners, L.P.'s net income because Kinder Morgan Energy Partners, L.P. may use more accelerated methods of depreciation for purposes of computing federal taxable income or loss. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. For corporations, the current minimum tax rate is 20% on alternative minimum taxable income in excess of the exemption amount. Prospective common unitholders should consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.



     SECTION 754 ELECTION. Kinder Morgan Energy Partners, L.P. has made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit Kinder Morgan Energy Partners, L.P. to adjust a common unit purchaser's tax basis in Kinder Morgan Energy Partners, L.P.'s assets ("inside basis") under
Section 743(b) of the Internal Revenue Code to reflect the purchase price. The
Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a common unitholder's inside basis in Kinder Morgan Energy Partners, L.P.'s assets will be considered to have two components:
(1) unitholder's share of Kinder Morgan Energy Partners, L.P.'s actual basis in such assets (the "Common Basis"); and (2) unitholder's Section 743(b) adjustment to that basis.



     Treasury regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment attributable to property subject to cost recovery deductions under Section 168 to be recovered over the remaining cost recovery period for the Section 704(c) built-in gain in such property. Recently finalized treasury regulations under Section 197 similarly require a portion of the Section 743(b) adjustment attributable to amortizable Section 197 intangibles to be amortized over the remaining amortization period for the
Section 704(c) built-in gain in such intangibles. These treasury regulations apply only to partnerships that have adopted the remedial method, which Kinder Morgan Energy Partners, L.P. may adopt with respect to certain recovery property. If a different method is adopted, the Section 743(b) adjustment attributable to property subject to cost recovery deductions under Section 168 or amortization

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under Section 197 must be taken into account as if it were a newly-purchased property placed in service when the transfer giving rise to the Section 743(b) adjustment occurs. Regardless of the method adopted, Treasury Regulation Section 1.167(c)-1(a)(6) requires the portion of a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code to be depreciated using either the straight-line or the 150% declining balance method.


     Pursuant to Kinder Morgan Energy Partners, L.P.'s partnership agreement, the general partner is authorized to adopt a position intended to preserve the uniformity of units even if that position is not consistent with specified treasury regulations. See "Disposition of Common Units -- Uniformity of Common Units." Although counsel is unable to opine as to the validity of such an approach, Kinder Morgan Energy Partners, L.P.'s intends to adopt a method to depreciate and amortize the Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property or Adjusted Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of the property, or treat that portion as non-amortizable to the extent attributable to property the Common Basis of which is not amortizable, despite its inconsistency with treasury regulations. If Kinder Morgan Energy Partners, L.P. determines that this position cannot reasonably be taken, it may adopt a depreciation or amortization position under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to the Common Basis or a
Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in Kinder Morgan Energy Partners, L.P.'s assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain of its unitholders. See "Disposition of Common Units -- Uniformity of Common Units." If the IRS successfully challenged Kinder Morgan Energy Partners, L.P.'s method for depreciating or amortizing the Section 743(b) adjustment, the uniformity of common units might be affected, and the gain realized by a unitholder from the sale of units might be increased without the benefit of additional deductions. See "Disposition of Common Units -- Uniformity of Common Units."


     A Section 754 election is advantageous if the transferee's basis in the transferee's common units is higher than the units' share of the aggregate tax basis of Kinder Morgan Energy Partners, L.P.'s assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and the transferee's share of any gain or loss on a sale of Kinder Morgan Energy Partners, L.P.'s assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's basis in such common units is lower than those units' share of the aggregate tax basis of Kinder Morgan Energy Partners, L.P.'s assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.


     The calculations involved in the Section 754 election are complex and will be made on the basis of the general partner's determination of the value of Kinder Morgan Energy Partners, L.P.'s assets and other matters. For example, the allocation of the Section 743(b) adjustment among Kinder Morgan Energy Partners, L.P.'s assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by Kinder Morgan Energy Partners, L.P. to tangible assets to goodwill instead. Goodwill, as an intangible asset, may be unamortizable and, if amortizable, is generally amortizable over a longer period of time, or under a less accelerated method than Kinder Morgan Energy Partners, L.P.'s tangible assets. Kinder Morgan Energy Partners, L.P. cannot assure you that the determinations it makes will not be successfully challenged by the IRS and that the deductions attributable to them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in the general partner's opinion, the expense of compliance exceed the benefit of the election, the general partner may seek


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permission from the IRS to revoke Kinder Morgan Energy Partners, L.P.'s Section
754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than the purchaser would have been allocated had the election not been revoked.

TAX TREATMENT OF OPERATIONS


     ACCOUNTING METHOD AND TAXABLE YEAR. Kinder Morgan Energy Partners, L.P. uses the year ending December 31 as its taxable year and the accrual method of accounting for federal income tax purposes. Each common unitholder will be required to include in income its share of Kinder Morgan Energy Partners, L.P.'s income, gain, loss and deduction for its taxable year ending within or with that unitholder's taxable year. In addition, a common unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of that unitholder's units following the close of Kinder Morgan Energy Partners, L.P.'s taxable year but before the close of that unitholder's taxable year must include its share of Kinder Morgan Energy Partners, L.P.'s income, gain, loss and deduction in income for that unitholder's taxable year, with the result that the unitholder will be required to include in income for its taxable year its share of more than one year of Kinder Morgan Energy Partners, L.P.'s income, gain, loss and deduction.



     TAX BASIS, DEPRECIATION AND AMORTIZATION. The tax basis of Kinder Morgan Energy Partners, L.P.'s assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets.


     The IRS may challenge either the fair market values or the useful lives assigned to Kinder Morgan Energy Partners, L.P.'s assets or seek to characterize intangible assets as nonamortizable goodwill. If any such challenge or characterization were successful, the deductions allocated to a common unitholder in respect of Kinder Morgan Energy Partners, L.P.'s assets would be reduced, and a unitholder's share of taxable income received from it would be increased accordingly. Any increase could be material.


     To the extent allowable, the general partner may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service.


     If Kinder Morgan Energy Partners, L.P. disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a common unitholder who has taken cost recovery or depreciation deductions with respect to property Kinder Morgan Energy Partners, L.P.'s owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of any of the unitholder's interest in Kinder Morgan Energy Partners, L.P. See "Tax Consequences of Common Unit Ownership -- Allocation of Income, Gain, Loss and Deduction" and "Disposition of Common Units -- Recognition of Gain or Loss."

     The costs incurred in selling Kinder Morgan Energy Partners, L.P.'s units, called "syndication expenses," must be capitalized and cannot be deducted currently, ratably or upon its termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by Kinder Morgan Energy Partners, L.P., and as syndication expenses, which may not be amortized by it. The underwriting discounts and commissions Kinder Morgan Energy Partners, L.P. incurs will be treated as a syndication cost.


     VALUATION AND TAX BASIS OF KINDER MORGAN ENERGY PARTNERS, L.P.'S PROPERTIES. The federal income tax consequences of the ownership and disposition of common units will depend in part on Kinder Morgan Energy Partners, L.P.'s estimates of the relative fair market values, and the tax bases, of Kinder Morgan Energy Partners, L.P.'s assets. Although Kinder Morgan Energy Partners, L.P. may from time to time consult with professional appraisers regarding valuation matters, it will make many of the relative fair market value estimates itself. These estimates are


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subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss, deductions or credits previously reported by Kinder Morgan Energy Partners, L.P.'s common unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

DISPOSITION OF COMMON UNITS


     RECOGNITION OF GAIN OR LOSS. Gain or loss will be recognized on a sale of common units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A common unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by it plus the its share of any Kinder Morgan Energy Partners, L.P.'s nonrecourse liabilities. Because the amount realized includes a common unitholder's share of Kinder Morgan Energy Partners, L.P.'s nonrecourse liabilities, the gain recognized on the sale of units may result in a tax liability in excess of any cash received from such sale.


     Prior distributions from Kinder Morgan Energy Partners, L.P. in excess of cumulative net taxable income for a unit that decreased a common unitholder's tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder's tax basis in that unit, even if the price received is less than the unitholder's original cost.


     Except as noted below, gain or loss recognized by a common unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held more than 12 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss to the extent attributable to Section 751 Assets Kinder Morgan Energy Partners, L.P. owns. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized upon the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a common unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.



     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold based upon its value. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, recently finalized treasury regulations allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions should consult the unitholder's tax advisor as to the possible consequences of this ruling and application of the final treasury regulations.


     Specific provisions of the Internal Revenue Code affect the taxation of some financial positions, including partnership interests, by treating a taxpayer as having sold an "appreciated"

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partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

     - a short sale;

     - an offsetting notional principal contract; or

     - a futures or forward contract with respect to the partnership interest or substantially identical property.

     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the appreciated financial position.

     ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES. In general, Kinder Morgan Energy Partners, L.P.'s taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the common unitholders in proportion to the number of units owned by each of them as of the opening of the New York Stock Exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of Kinder Morgan Energy Partners, L.P.'s assets other than in the ordinary course of business will be allocated among the common unitholders of record as of the opening of the New York Stock Exchange on the first business day of the month in which such gain or loss is recognized. As a result, a common unitholder transferring units may be allocated income, gain, loss, deduction, and credit realized after the date of transfer.


     The use of this method is uncertain under existing treasury regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between common unitholders. If this method is not allowed under the treasury regulations, Kinder Morgan Energy Partners, L.P.'s taxable income or losses might be reallocated among Kinder Morgan Energy Partners, L.P.'s unitholders. Kinder Morgan Energy Partners, L.P. is authorized to revise its method of allocation between common unitholders to conform to a method permitted under future treasury regulations.


     A common unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter, but will not be entitled to receive that cash distribution.

     NOTIFICATION REQUIREMENTS. A common unitholder who sells or exchanges units is required to notify Kinder Morgan Energy Partners, L.P. in writing of that sale or exchange within 30 days after the sale or exchange. Kinder Morgan Energy Partners, L.P. is required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a common unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the unit that is allocated to Kinder Morgan Energy Partners, L.P.'s goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

     CONSTRUCTIVE TERMINATION. Kinder Morgan Energy Partners, L.P. will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a 12-month period. A constructive termination results in
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the closing of Kinder Morgan Energy Partners, L.P.'s taxable year for all unitholders. In the case of a common unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of Kinder Morgan Energy Partners, L.P.'s tax year may result in more than 12 months of Kinder Morgan Energy Partners, L.P.'s taxable income or loss being includable in that unitholder's taxable income for the year of termination. Kinder Morgan Energy Partners, L.P. would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of Kinder Morgan Energy Partners, L.P.'s deductions for depreciation. A termination could also result in penalties if Kinder Morgan Energy Partners, L.P. was unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject Kinder Morgan Energy Partners, L.P. to, any tax legislation enacted before the termination.

UNIFORMITY OF COMMON UNITS

     Because Kinder Morgan Energy Partners, L.P. cannot match transferors and transferees of units, Kinder Morgan Energy Partners, L.P. must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these units. In the absence of uniformity, Kinder Morgan Energy Partners, L.P. may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) or Treasury Regulations under Sections 743 and 197 of the Internal Revenue Code and from the application of the "ceiling limitation" on Kinder Morgan Energy Partners, L.P.'s ability to make allocations to eliminate Book-Tax Disparities attributable to Contributed Property. Any non-uniformity could have a negative impact on the value of the common units.


     Kinder Morgan Energy Partners, L.P. intends to depreciate and amortize the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of that property, or treat that portion as non-amortizable to the extent attributable to property the Common Basis of which is not amortizable, despite its inconsistency with treasury regulations which apply, in part, to its assets. See "Tax Consequences of Common Unit Ownership -- Section 754 Election." If Kinder Morgan Energy Partners, L.P. determines that this position cannot reasonably be taken, it may adopt depreciation and amortization positions under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to the Common Basis or the Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in Kinder Morgan Energy Partners, L.P.'s property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some common unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. If Kinder Morgan Energy Partners, L.P. chooses not to utilize this aggregate method, it may adopt any other reasonable depreciation and amortization positions to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the common unitholders. The IRS may challenge any method of depreciating or amortizing the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions.



TAX-EXEMPT ORGANIZATIONS, MUTUAL FUNDS AND NON U.S. INVESTORS


     Ownership of common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other foreign persons and regulated investment companies

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or mutual funds raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.



     Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of Kinder Morgan Energy Partners, L.P.'s income allocated to a common unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.


     A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of Kinder Morgan Energy Partners, L.P.'s gross income will include that type of income.


     Non-resident aliens and foreign corporations, trusts or estates that own common units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of Kinder Morgan Energy Partners, L.P.'s income, gain, loss and deduction and pay federal income tax at regular rates on their share of Kinder Morgan Energy Partners, L.P.'s net income or gain. Under rules applicable to publicly traded partnerships, Kinder Morgan Energy Partners, L.P. will withhold, currently at the rate of 39.6%, on cash distributions made quarterly to foreign common unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to Kinder Morgan Energy Partners, L.P.'s transfer agent on a Form W-8 or applicable substitute form in order to obtain credit for these withholding taxes. Subsequent adoption of treasury regulations or the issuance of other administrative pronouncements may require Kinder Morgan Energy Partners, L.P. to change these procedures.


     In addition, because a foreign corporation that owns common units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of Kinder Morgan Energy Partners, L.P.'s income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

     Under an IRS ruling, a foreign common unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from this ruling, a foreign common unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if the foreign unitholder has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

ADMINISTRATIVE MATTERS


     KINDER MORGAN ENERGY PARTNERS, L.P.'S INFORMATION RETURNS AND AUDIT PROCEDURES. Kinder Morgan Energy Partners, L.P. intends to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes that unitholder's share of Kinder Morgan Energy Partners, L.P.'s income, gain, loss and deduction for Kinder Morgan Energy Partners, L.P.'s preceding taxable year. In preparing this information, which will not be reviewed by counsel, Kinder Morgan Energy Partners, L.P. will take various accounting and reporting positions, some of which have been mentioned earlier, to determine that unitholder's share of income, gain, loss and deduction. Kinder Morgan Energy Partners, L.P.

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

cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. No assurance can be given to prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

     The IRS may audit Kinder Morgan Energy Partners, L.P.'s federal income tax information returns. Adjustments resulting from an IRS audit may require each common unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to Kinder Morgan Energy Partners, L.P.'s returns as well as those related to its returns.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Kinder Morgan Energy Partners, L.P.'s partnership agreement appoints the general partner as the Tax Matters Partner.

     The Tax Matters Partner has made and will make some elections on our behalf and on behalf of the unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in Kinder Morgan Energy Partners, L.P.'s returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in Kinder Morgan Energy Partners, L.P. to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

     A unitholder must file a statement with the IRS identifying the treatment of any item on that unitholder's federal income tax return that is not consistent with the treatment of the item on Kinder Morgan Energy Partners, L.P.'s return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

     NOMINEE REPORTING. Persons who hold an interest in Kinder Morgan Energy Partners, L.P. as a nominee for another person are required to furnish to Kinder Morgan Energy Partners, L.P.:

     - the name, address and taxpayer identification number of the beneficial owner and the nominee;

     - whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing or
       (iii) a tax-exempt entity;

     - the amount and description of units held, acquired or transferred for the beneficial owner; and

     - specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per
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calendar year, is imposed by the Internal Revenue Code for failure to report that information to Kinder Morgan Energy Partners, L.P. The nominee is required to supply the beneficial owner of the units with the information furnished to Kinder Morgan Energy Partners, L.P.

     REGISTRATION AS A TAX SHELTER. The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary treasury regulations interpreting the tax shelter registration provisions of the Internal Revenue Code are extremely broad. It is arguable that Kinder Morgan Energy Partners, L.P. is not subject to the registration requirement on the basis that (i) it does not constitute a tax shelter or (ii) it constitutes a projected income investment exempt from registration. However, Kinder Morgan Energy Partners, L.P. has registered as a tax shelter with the Secretary of the Treasury because of the absence of assurance that it will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN KINDER MORGAN ENERGY PARTNERS, L.P. OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. Kinder Morgan Energy Partners, L.P.'s tax shelter registration number is 9228900496. A unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose Kinder Morgan Energy Partners, L.P.'s tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss, credit or other benefit Kinder Morgan Energy Partners, L.P. generates is claimed or on which any of Kinder Morgan Energy Partners, L.P.'s income is included. A unitholder who fails to disclose the tax shelter registration number on the unitholder's return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

     ACCURACY-RELATED PENALTIES. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (i) for which there is, or was, "substantial authority," or (ii) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return. More stringent rules apply to "tax shelters," a term that in this context does not appear to include Kinder Morgan Energy Partners, L.P. If any item of income, gain, loss, deduction or credit included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, Kinder Morgan Energy Partners, L.P. must disclose the pertinent facts on its return. In addition, Kinder Morgan Energy Partners, L.P. will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

FOREIGN, STATE, LOCAL AND OTHER TAX CONSIDERATIONS


     In addition to federal income taxes, common unitholders will be subject to other taxes, including state and local income taxes, foreign taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which Kinder Morgan Energy Partners, L.P. does business or owns property or in which a common unitholder is a resident. Although an analysis of those various taxes is not presented here, each prospective common unitholder should consider their potential impact on an investment in Kinder Morgan Energy Partners, L.P. Kinder Morgan Energy Partners, L.P. currently owns property or is doing business in Canada and in various states including Arizona, California, Colorado, Delaware, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Missouri, Nebraska, Nevada, New Mexico, North Carolina, Oregon, Pennsylvania, South Carolina, Texas, Virginia and Wyoming. A common unitholder will likely be required to file Canadian federal income tax returns and to pay Canadian federal and provincial income taxes and to file state income tax returns and to pay taxes in many of these states and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some states may require Kinder Morgan Energy Partners, L.P., or it may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by Kinder Morgan Energy Partners, L.P. Based on current law and Kinder Morgan Energy Partners, L.P.'s estimate of its future operations, the general partner anticipates that any amounts required to be withheld will not be material. Kinder Morgan Energy Partners, L.P. may also own property or do business in other states in the future.

     It is the responsibility of each common unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of an investment in Kinder Morgan Energy Partners, L.P. Accordingly, each prospective common unitholder should consult, and must depend upon, that unitholder's own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each common unitholder to file all foreign, state and local, as well as United States federal tax returns, that may be required of the unitholder. Counsel has not rendered an opinion on the foreign, state or local tax consequences of an investment in Kinder Morgan Energy Partners, L.P.

                              ERISA CONSIDERATIONS

     The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended, commonly known as "ERISA", and the prohibited transaction provisions of section 4975 of the Internal Revenue Code that may be relevant to a prospective purchaser of shares. The discussion does not purport to deal with all aspects of ERISA or section 4975 of the Internal Revenue Code that may be relevant to particular shareholders in light of their particular circumstances.

     The discussion is based on current provisions of ERISA and the Internal Revenue Code, existing and currently proposed regulations under ERISA and the Internal Revenue Code, the legislative history of ERISA and the Internal Revenue Code, existing administrative rulings of the Department of Labor ("DOL") and reported judicial decisions. No assurance can be given that legislative, judicial, or administrative changes will not affect the accuracy of any statements herein with respect to transactions entered into or contemplated prior to the effective date of such changes.

     A FIDUCIARY MAKING A DECISION TO INVEST IN THE SHARES ON BEHALF OF A PROSPECTIVE PURCHASER THAT IS AN EMPLOYEE BENEFIT PLAN, A TAX-QUALIFIED RETIREMENT PLAN, OR AN IRA IS ADVISED TO

CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE INTERNAL REVENUE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, SALE OR EXCHANGE OF THE shareS BY SUCH PLAN OR IRA.

     Each fiduciary of a pension, profit-sharing, or other employee benefit plan, known as an "ERISA Plan", subject to Title I of ERISA should consider carefully whether an investment in the shares is consistent with his fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require an ERISA Plan's investments to be (1) prudent and in the best interests of the ERISA Plan, its participants, and its beneficiaries, (2) diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so, and (3) authorized under the terms of the ERISA Plan's governing documents (provided the documents are consistent with ERISA). In determining whether an investment in the shares is prudent for purposes of ERISA, the appropriate fiduciary of an ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow, and funding requirements of the ERISA Plan's portfolio.

     The fiduciary of an individual retirement account, commonly called an "IRA", or of a qualified retirement plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees (a "Non-ERISA Plan") should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents and under applicable state law.

     Fiduciaries of ERISA Plans and persons making the investment decision for an IRA or other Non-ERISA Plan should consider the application of the prohibited transaction provisions of ERISA and the Internal Revenue Code in making their investment decision. A "party in interest" or "disqualified person" with respect to an ERISA Plan or with respect to a Non-ERISA Plan or IRA subject to Internal Revenue Code section 4975 is subject to (1) an initial 15% excise tax on the amount involved in any prohibited transaction involving the assets of the plan or IRA and (2) an excise tax equal to 100% of the amount involved if any prohibited transaction is not corrected. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA is maintained (or his beneficiary), the IRA will lose its tax-exempt status and its assets will be deemed to have been distributed to such individual in a taxable distribution (and no excise tax will be imposed) on account of the prohibited transaction. In addition, a fiduciary who permits an ERISA Plan to engage in a transaction that the fiduciary knows or should know is a prohibited transaction may be liable to the ERISA Plan for any loss the ERISA Plan incurs as a result of the transaction or for any profits earned by the fiduciary in the transaction.

     The following section discusses certain principles that apply in determining whether the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA and the Internal Revenue Code apply to an entity because one or more investors in the equity interests in the entity is an ERISA Plan or is a Non-ERISA Plan or IRA subject to section 4975 of the Internal Revenue Code. An ERISA Plan fiduciary also should consider the relevance of those principles to ERISA's prohibition on improper delegation of control over or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach by another fiduciary.

     Regulations of the DOL defining "plan assets" (the "Plan Asset Regulations") generally provide that when an ERISA Plan or Non-ERISA Plan or IRA acquires a security that is an equity interest in an entity and the security is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA or Non-ERISA Plan's or IRA's assets include both the equity interest and an undivided interest in each of the underlying assets of the issuer of such equity interest, unless one or more exceptions specified in the Plan Asset Regulations are satisfied.

     The Plan Asset Regulations define a publicly-offered security as a security that is "widely-held," "freely transferable," and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act, provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred. The Plan Asset Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be widely held because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances.

     It is anticipated that the shares will meet the criteria of publicly offered securities under the Plan Asset Regulations. The Underwriters expect (although no assurance can be given) that the shares will be held beneficially by more than 100 independent persons by the conclusion of the offering; there are no restrictions imposed on the transfer of shares; and the shares will be sold as part of an offering pursuant to an effective registration statement under the Securities Act of 1933, and thus will be timely registered under the Securities Exchange Act of 1934.

                                  UNDERWRITING


     We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Credit Suisse First Boston Corporation, Lehman Brothers Inc., Dain Rauscher Incorporated and First Union Securities, Inc. are the representatives of the underwriters.



                                                               Number of
                        Underwriters                            shares
                        ------------                           ---------
Goldman, Sachs & Co. .......................................
Credit Suisse First Boston Corporation......................
Lehman Brothers Inc. .......................................
Dain Rauscher Incorporated..................................
First Union Securities, Inc. ...............................

                                                               ---------
          Total.............................................   8,500,000
                                                               =========



     As part of this offering, the underwriters will sell 850,000 shares to Kinder Morgan, Inc. The underwriters are not entitled to any discount or commission of these shares.



     Under the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.


     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,275,000 shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.


     The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,275,000 additional shares.



                                                       Paid by
                                            Kinder Morgan Management, LLC   No Exercise   Full Exercise
                                            -----------------------------   -----------   -------------
Per Share.................................. $                               $             $
Total...................................... $                               $             $


     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.


     Kinder Morgan, Inc., Kinder Morgan Energy Partners, L.P., Kinder Morgan Management, LLC and its directors, executive officers and sole member have agreed with the underwriters not to dispose of or hedge any securities of Kinder Morgan Energy Partners, L.P. or Kinder Morgan Management, LLC that are substantially similar to the shares, i-units or common units, including, but not limited to, any securities that are convertible or exchangeable for shares, i-units or common units or any substantially similar securities, without the prior written consent of

Goldman, Sachs & Co. in its sole discretion. Goldman, Sachs & Co. has no set criteria for the waiver of these restrictions and currently has no intention to waive these restrictions. With respect to shares and i-units and securities of such issuers that are substantially similar to the shares and i-units as described above, but specifically excluding common units, the lock-up period will be from the date of this prospectus and continuing through the date 180 days after the date of this prospectus. With respect to the common units and securities of such issuers that are substantially similar to the common units as described above, the lock-up period will be from the date of this prospectus and continuing through the date of 60 days after the date of this prospectus. This agreement does not apply to (1) the sale of i-units by Kinder Morgan Energy Partners, L.P to Kinder Morgan Management, LLC and subsequent quarterly distributions of i-units and shares as contemplated by the prospectus, (2) the disposal of such securities in connection with the acquisition of assets (other than cash), businesses or the capital stock or other ownership interests of businesses by any of Kinder Morgan, Inc., Kinder Morgan Energy Partners, L.P., or any operating subsidiary of Kinder Morgan Energy Partners, L.P. owning common units or Class B units on the date of this prospectus if the recipient of such securities agrees not to dispose of the securities received in connection with such acquisitions during the lock-up period, and (3) the disposal of such securities pursuant to an employee stock or unit option plan existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus.



     Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among Kinder Morgan Management, LLC and the representative. The factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions and the recent market price of the common units, will be Kinder Morgan Energy Partners, L.P.'s historical performance, estimates of the business potential and earnings prospects of Kinder Morgan Management, LLC and Kinder Morgan Energy Partners, L.P., an assessment of Kinder Morgan Management, LLC's management and the consideration of the above factors in relation to market valuation of companies in related businesses.


     The shares will be listed on the                     under the symbol
"     ."

     In connection with the offering, the underwriters may purchase and sell shares and common units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares or common units made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the shares or the common units, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the shares or the common units. As a result, the price of the shares or the common units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These
transactions may be effected on the                     in the over-the-counter
market or otherwise.

     Because the National Association for Securities Dealers, Inc. views the common units offered pursuant to the exchange feature as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Accordingly, the representative of the underwriters has informed Kinder Morgan Management, LLC and its affiliates that the underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange. The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.


     A prospectus in electronic format may be made available on the Internet web sites maintained by one or more of the underwriters. The representatives of the underwriters may agree to allocate a number of shares to the underwriters for sale to their online brokerage account holders. Any Internet distribution will be allocated by the representatives to the underwriters that may make Internet distributions on the same basis as other allocations.


     We estimate that our share of the total expenses of the offering, excluding
underwriting discounts and commissions, will be approximately $     .

     Each of Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Some of the underwriters have from time to time performed various investment banking and financial advisory services, participated in the underwriting of debt and equity securities offerings and served as lender or agent under credit facilities for Kinder Morgan Energy Partners, L.P., Kinder Morgan, Inc. and their affiliates for which they have received customary fees and reimbursement of their out of pocket expenses. The underwriters may, from time to time in the future, engage in transactions with and perform services for Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P., Kinder Morgan, Inc. and their affiliates in the ordinary course of business.

                                 LEGAL MATTERS


     The validity of the shares, i-units and common units offered by this prospectus will be passed upon for us by Bracewell & Patterson, L.L.P., Houston, Texas. Various legal matters relating to the offering will be passed upon for the underwriters by Vinson & Elkins L.L.P.


                                    EXPERTS


     The financial statement as of February 16, 2001 of Kinder Morgan Management, LLC included in this prospectus and registration statement, has been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The financial statements of Kinder Morgan Energy Partners, L.P. incorporated in this prospectus and registration statement by reference to its Amendment No. 1 on Form 10-K/A for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The financial statements of Kinder Morgan, Inc. incorporated in this prospectus and registration statement by reference to its Amendment No. 1 on Form 10-K/A for the year ended December 31, 2000 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the adjustments described in Note 2 that were applied to restate the 1998 financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     In addition, (1) the balance sheet of Kinder Morgan G.P., Inc. as of December 31, 2000 which appears in Kinder Morgan Energy Partners, L.P.'s Current Report on Form 8-K/A (Amendment No. 1) dated April 4, 2001; (2) the statements of income, cash flows and changes in member's equity of Kinder Morgan Interstate Gas Transmission LLC for the year ended December 31, 1999 which appear in the Form 8-K/A (Amendment No. 2) dated April 4, 2001; and (3) the statements of income, cash flows and changes in partners' equity of Trailblazer Pipeline Company for the year ended December 31, 1999 which appear in the Form 8-K/A (Amendment No. 2) dated April 4, 2001 incorporated in this prospectus and registration statement by reference have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The financial statements of Kinder Morgan, Inc. for the year ended December 31, 1998 (prior to the restatement of the 1998 financial statements described in Note 2) included in Kinder Morgan, Inc.'s December 31, 2000 Form 10-K/A, incorporated by reference in this prospectus and registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.



     The financial statements of Red Cedar Gathering Company as of and for the years ended December 31, 1999 and 1998 included in Kinder Morgan Energy Partners, L.P.'s Form 8-K/A (Amendment No. 2) dated April 4, 2001, incorporated by reference in this prospectus and registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated March 24, 2000, with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.



     The combined financial statements of GATX Terminals Companies as of and for the year ended December 31, 2000, included in the Kinder Morgan Energy Partners, L.P. Current Report on Form 8-K/A (Amendment No. 1) dated April 4, 2001, and incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon also incorporated herein by reference. Such combined financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION


     Kinder Morgan Management, LLC has filed on Form S-1, and Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. have filed on Form S-3, a registration statement with the SEC under the Securities Act of 1933 with respect to the securities offered in this offering. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits which are part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. For further information about Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. and about the securities to be sold in this offering, please refer to the registration statement and the exhibits which are part of the registration statement.



     Upon completion of this offering, Kinder Morgan Management, LLC will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the SEC. Kinder Morgan Management, LLC's periodic reports, proxy and information statements and other information will be available for inspection and copying at the regional offices, public references facilities and web site of the SEC referred to below.


     We intend to furnish our shareholders with annual reports containing audited financial statements and an opinion thereon expressed by independent certified public accountants. We also intend to furnish other reports as we may determine or as required by law.


     Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. file annual, quarterly and other reports, proxy statements and other information with the SEC. Their current SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document they file at the SEC's public reference rooms located at:


     450 Fifth Street, N.W.
     Washington, D.C. 20549

     Seven World Trade Center
     New York, New York 10048; and

     Northwest Atrium Center
     500 West Madison Street
     Chicago, Illinois 60661

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

     Because Kinder Morgan Energy Partners, L.P.'s common units and Kinder Morgan, Inc.'s common stock are listed on the New York Stock Exchange, Kinder Morgan Energy Partners, L.P.'s and Kinder Morgan, Inc.'s reports, proxy statements and other information can be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005.

     The SEC allows Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. to "incorporate by reference" the information they file with them, which means that Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. file later with the SEC will automatically update and supersede this information. Kinder

Morgan Energy Partners, L.P. and Kinder Morgan, Inc. incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering:


KINDER MORGAN ENERGY PARTNERS, L.P.
SEC FILINGS (FILE NO. 1-11234)                          PERIOD
-----------------------------------                     ------
Current Report on Form 8-K/A               Dated April 4, 2001
Current Report on Form 8-K/A               Dated April 4, 2001
Annual Report on Form 10-K/A               Dated April 4, 2001
Annual Report on Form 10-K                 Year ended December 31, 2000
Current Report on Form 8-K                 Filed March 5, 2001
Current Report on Form 8-K                 Filed February 20, 2001
Current Report on Form 8-K                 Filed February 1, 2001
Registration Statement on Form 8-A, as     Filed July 2, 1992
  thereafter amended



KINDER MORGAN, INC. SEC FILINGS
(FILE NO. 1-06446)                                      PERIOD
-------------------------------                         ------
Current Report on Form 8-K/A               Dated April 4, 2001
Annual Report on Form 10-K/A               Dated April 4, 2001
Annual Report on Form 10-K                 Year Ended December 31, 2000
Current Report on Form 8-K                 Filed March 14, 2001
Current Report on Form 8-K                 Filed March 6, 2001
Current Report on Form 8-K                 Filed February 20, 2001


     Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc., respectively, will provide a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents at no cost by request directed to them at the following address and telephone number:

     Kinder Morgan Energy Partners, L.P.
     Kinder Morgan, Inc.
     Investor Relations Department
     One Allen Center, Suite 1000
     500 Dallas Street
     Houston, Texas 77002
     (713) 369-9000

     The information concerning Kinder Morgan Energy Partners, L.P. contained or incorporated by reference in this document has been provided by Kinder Morgan Energy Partners, L.P., and the information concerning Kinder Morgan, Inc. contained or incorporated by reference in this document has been provided by Kinder Morgan, Inc.

     You should rely only on the information contained or incorporated by reference in this prospectus to purchase the securities offered by this prospectus. Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. have not authorized anyone to provide you with information that is different from what is contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the cover, and the mailing of the prospectus to shareholders shall not create any implication to the contrary.

                          INDEX TO FINANCIAL STATEMENT

                         KINDER MORGAN MANAGEMENT, LLC

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................   F-2
Balance Sheet...............................................   F-3
Notes to Balance Sheet......................................   F-4

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Member of
  Kinder Morgan Management, LLC:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Kinder Morgan Management, LLC at February 16, 2001 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Houston, Texas
February 16, 2001

                         KINDER MORGAN MANAGEMENT, LLC

                                 BALANCE SHEET
                               FEBRUARY 16, 2001


                                ASSETS
Cash........................................................  $100,000
                                                              --------
          Total Assets......................................  $100,000
                                                              ========
                                EQUITY
Voting shares; unlimited shares authorized; 1 share issued
  and outstanding...........................................  $100,000
Nonvoting shares; unlimited shares authorized; no shares
  issued....................................................        --
                                                              --------
          Total Equity......................................  $100,000
                                                              ========


         The accompanying Notes are an integral part of this statement.

                         KINDER MORGAN MANAGEMENT, LLC

                             NOTES TO BALANCE SHEET

1. FORMATION AND OWNERSHIP


     Kinder Morgan Management, LLC is a Delaware limited liability company formed on February 14, 2001 under the Delaware Limited Liability Company Act. Kinder Morgan G.P., Inc., a wholly owned subsidiary of Kinder Morgan, Inc. (a major energy company traded on the New York Stock Exchange under the ticker symbol "KMI"), owns all of Kinder Morgan Management, LLC's voting securities and is its sole managing member.


2. CAPITALIZATION


     Kinder Morgan Management, LLC's authorized capital structure consists of two classes of membership interests: (1) nonvoting shares and (2) voting shares. Additional equity interests may be approved by the board and the vote of the holders of a majority of the outstanding shares of nonvoting equity interests. As of February 16, 2001, the issued capitalization consists of $100,000 contributed by Kinder Morgan, G.P., Inc. for its voting equity interest.



     We expect to issue shares of nonvoting shares for cash to the public as discussed in Note 3, using all of the net proceeds to purchase a number of i-units from Kinder Morgan Energy Partners, L.P. (the nation's largest publicly-traded pipeline limited partnership, traded on the New York Stock Exchange under the ticker symbol "KMP") equal to the number of shares we have outstanding and related rights from Kinder Morgan, Inc. These i-units are similar to Kinder Morgan Energy Partners, L.P. common limited partner units, except that quarterly distributions from operations and from interim capital transactions will be received in additional i-units rather than cash. Each time Kinder Morgan Energy Partners, L.P. issues i-units to us, we will also distribute an equal number of shares to holders of our shares. The number of i-units and shares will remain equal.


3. BUSINESS

     Kinder Morgan Management, LLC proposes to file a registration statement with respect to an initial public offering of shares.


     At no time after our formation and prior to the public offering have we had or do we expect to have any operations or own any interest in Kinder Morgan Energy Partners, L.P. After the public offering, we will be a limited partner in Kinder Morgan Energy Partners, L.P. and pursuant to a delegation of control agreement we will manage and control its business and affairs. We will own all of the i-units issued by Kinder Morgan Energy Partners, L.P., which will represent an approximate 11.0% ownership interest in Kinder Morgan Energy Partners, L.P.


4. INCOME TAX


     We are a limited liability company that has elected to be treated as a corporation for federal income tax purposes.

----------------------------------------------------------------
----------------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                             ----------------------

                               TABLE OF CONTENTS


                                                       Page
                                                       ----
Prospectus Summary...................................    3
Risk Factors.........................................   20
Information Regarding Forward Looking Statements.....   30
Use of Proceeds......................................   31
Our Policy Regarding Share Distributions.............   31
Kinder Morgan Energy Partners, L.P.'s Distribution
  Policy.............................................   32
Capitalization of Kinder Morgan Management, LLC......   38
Capitalization of Kinder Morgan Energy Partners,
  L.P................................................   39
Capitalization of Kinder Morgan, Inc.................   40
Selected Financial Data of Kinder Morgan Energy
  Partners, L.P......................................   41
Selected Pro Forma Financial Data of Kinder Morgan
  Energy Partners, L.P...............................   43
Management's Discussion and Analysis of Financial
  Condition and Results of Operations................   45
Description of Our Shares............................   61
Description of the i-Units...........................   72
Business.............................................   74
Management of Kinder Morgan Management, LLC..........   81
Relationships and Related Party Transactions.........   85
Conflicts of Interest and Fiduciary
  Responsibilities...................................   90
Limited Liability Company Agreement..................   94
Description of Common Units and Class B Units........   98
Shares Eligible for Future Sale......................   99
Income Tax Considerations Relating to the Shares and
  the Common Units...................................   99
ERISA Considerations.................................  119
Underwriting.........................................  122
Legal Matters........................................  125
Experts..............................................  125
Where You Can Find Additional Information............  126
Index to Financial Statements........................  F-1


                             ----------------------

  Through and including     , 2001 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

----------------------------------------------------------------
----------------------------------------------------------------

----------------------------------------------------------------
----------------------------------------------------------------
                                8,500,000 SHARES

                                 KINDER MORGAN
                                MANAGEMENT, LLC

                         Representing Limited Liability
                               Company Interests
                              GOLDMAN, SACHS & CO.

                           CREDIT SUISSE FIRST BOSTON


                                LEHMAN BROTHERS


                             DAIN RAUSCHER WESSELS


                          FIRST UNION SECURITIES, INC.



                      Representatives of the Underwriters

                ----------------------------------------------------------------
                ----------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (FORM S-1; ITEM 14 OF FORM S-3).


     Shown below are the expenses (other than underwriting discounts) expected to be incurred by Kinder Morgan Management, LLC (the "Company") in connection with the issuance and distribution of the securities being registered. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the securities exchange listing fee, the amounts shown below are estimates:



Securities and Exchange Commission registration fee.........  $  146,625
NASD filing fee.............................................      30,500
Securities exchange listing fee.............................      62,450
Printing and engraving expenses.............................     650,000
Legal fees and expenses.....................................   1,500,000
Accounting fees and expenses................................     500,000
Blue Sky fees and expenses..................................      25,000
Transfer agent and registrar fees...........................      50,000
Miscellaneous...............................................      35,425
                                                              ----------
          TOTAL.............................................  $3,000,000
                                                              ==========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS (FORM S-1; ITEM 15 OF FORM S-3).


Kinder Morgan Management, LLC


     Section 18-108 of the Delaware Limited Liability Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The Company's limited liability company agreement provides that the Company will indemnify the members of the board and the officers of the Company from liabilities arising in the course of such persons' service to the Company, provided that the indemnitee acted in good faith and in a manner which such indemnitee believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee's conduct was unlawful. Such liabilities include all losses, claims, damages, expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interests, settlements and other amounts, provided that with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe its conduct was unlawful. The Company expects to be included within the same coverage available to Kinder Morgan G.P., Inc. for directors' and officers' liability insurance for potential liability under such indemnification. The holders of shares will not be personally liable for such indemnification.


KINDER MORGAN ENERGY PARTNERS, L.P.


     Section 17-108 of the Delaware Limited Partnership Act provides that, subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The Partnership Agreement for Kinder Morgan Energy Partners, L.P. ("Kinder Morgan Energy Partners, L.P.") provides that Kinder Morgan Energy Partners, L.P. will indemnify any person who is or was an officer or director of Kinder Morgan G.P., Inc. (the "KM General Partner") or any departing partner, to the fullest extent permitted by law. In addition, Kinder Morgan Energy Partners, L.P.

may indemnify, to the extent deemed advisable by the KM General Partner and to the fullest extent permitted by law, any person who is or was serving at the request of the KM General Partner or any affiliate of the KM General Partner or any departing partner as an officer or director of the KM General Partner, a departing partner or any of their Affiliates (as defined in Kinder Morgan Energy Partners, L.P. Partnership Agreement) ("Indemnitees") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgement, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an officer or director or a person serving at the request of Kinder Morgan Energy Partners, L.P. in another entity in a similar capacity, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee believed to be in or not opposed to the best interests of Kinder Morgan Energy Partners, L.P. and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of Kinder Morgan Energy Partners, L.P. and the KM General Partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to Kinder Morgan Energy Partners, L.P. to enable it to effectuate such indemnification. Kinder Morgan Energy Partners, L.P. is authorized to purchase (or to reimburse the KM General Partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such person to indemnify such person against such liabilities under the provisions described above.

     Article XII(c) of the Certificate of Incorporation of the KM General Partner (the "corporation" therein), contains the following provisions relating to indemnification of directors and officers:

          "(c) Each director and each officer of the corporation (and such holder's heirs, executors and administrators) shall be indemnified by the corporation against expenses reasonably incurred by him in connection with any claim made against him or any action, suit or proceeding to which he may be made a party, by reason of such holder being or having been a director or officer of the corporation (whether or not he continues to be a director or officer of the corporation at the time of incurring such expenses), except in cases where the claim made against him shall be admitted by him to be just, and except in cases where such action, suit or proceeding shall be settled prior to the adjudication by payment of all or a substantial part of the amount claimed, and except in cases in which he shall be adjudged in such action, suit or proceeding to be liable or to have been derelict in the performance of such holder's duty as such director or officer. Such right of indemnification shall not be exclusive of other rights to which he may be entitled as a matter of law."

     Officers and directors of the KM General Partner who are also officers and directors of Kinder Morgan, Inc. are entitled to similar indemnification from Kinder Morgan, Inc. pursuant to Kinder Morgan, Inc.'s certificate of incorporation and bylaws.

KINDER MORGAN, INC.

     Section 17-6305 of the Kansas General Corporation Law provides that a Kansas corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit (including an action by or in the right of the corporation to procure a judgment in its favor) or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit by or in the right of the corporation, including attorney fees, and against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Article Ninth of Kinder Morgan, Inc.'s articles of incorporation requires it to provide substantially the same indemnification of its directors and officers as that authorized by Kansas General Corporation Law.

     Kinder Morgan, Inc. has insurance policies which, among other things, include liability insurance coverage for directors and officers, with a $200,000 corporation reimbursement deductible clause, under which directors and officers are covered against "loss" arising from any claim or claims which may be made against a director or officer by reason of any "wrongful act" in their respective capacities as directors and officers. "Loss" is defined so as to exclude, among other things, fines or penalties, as well as matters deemed uninsurable under the law pursuant to which the policy is to be construed. "Wrongful act" is defined to include any actual or alleged breach of duty, neglect, error, misstatement, misleading statement or omission done or wrongfully attempted. The policy also contains other specific definitions and exclusions and provides an aggregate of more than $20,000,000 of insurance coverage.

Kinder Morgan Management, LLC, KINDER MORGAN ENERGY PARTNERS, L.P., AND KINDER MORGAN, INC.

     The Form of Underwriting Agreement filed herewith as Exhibit 1.1, under certain circumstances, provides for indemnification by the Underwriters of the directors, officers and controlling persons of the Company, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc.

     Each of the Company, Kinder Morgan Energy Partners, L.P., and Kinder Morgan, Inc. has purchased liability insurance policies covering the members or directors, as the case may be, and officers of each of the respective entities, including, to provide protection where the entity cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES (FORM S-1 ONLY).


     The Company's sole voting share was sold to Kinder Morgan G.P., Inc. on February 16, 2001.



     Such sale was completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act.


ITEM 16. EXHIBITS (BOTH FORMS S-1 AND S-3) AND FINANCIAL STATEMENT SCHEDULES (FORM S-1 ONLY).

     (a) Exhibits:




        Unless otherwise indicated, all exhibits are filed herewith.
1.1     Form of Underwriting Agreement.
3.1     Form of Certificate of Formation of the Company.
3.2     Form of Amended and Restated Limited Liability Company
        Agreement of the Company.
4.1*    Form of certificate representing shares of the Company.
4.2     Form of certificate representing the common units of Kinder
        Morgan Energy Partners, L.P. (filed as Exhibit 4 to Kinder
        Morgan Energy Partners, L.P.'s Registration Statement on
        Form S-1 (File No. 33-48142) and incorporated by reference).
4.3*    Form of certificate representing the i-units of Kinder
        Morgan Energy Partners, L.P.

4.4     Form of Purchase Provisions between the Company and Kinder
        Morgan, Inc. (included as Annex B to the Amended and
        Restated Limited Liability Company Agreement filed as
        Exhibit 3.2 hereto).
4.5     Form of Exchange Provisions between the Company and Kinder
        Morgan, Inc. (included as Annex A to the Amended and
        Restated Limited Liability Company Agreement filed as
        Exhibit 3.2 hereto).
4.6     Form of Registration Rights Agreement between Kinder Morgan
        Energy Partners, L.P. and Kinder Morgan, Inc.
4.7     Form of Third Amended and Restated Agreement of Limited
        Partnership of Kinder Morgan Energy Partners, L.P.
5 Opinion of Bracewell & Patterson, L.L.P. as to the legality of the securities being offered.
8 Opinion of Bracewell & Patterson, L.L.P. as to certain federal income tax matters.
10.1    Form of Tax Indemnity Agreement between the Company and
        Kinder Morgan, Inc.
10.2    Form of Delegation of Control Agreement among Kinder Morgan
        Management, LLC, Kinder Morgan G.P., Inc. Kinder Morgan
        Energy Partners, L.P. and its operating partnerships
23.1 Consent of Bracewell & Patterson, L.L.P. (included in their opinions filed as Exhibits 5 and 8).
23.2    Consent of PricewaterhouseCoopers LLP.
23.3    Consent of PricewaterhouseCoopers LLP.
23.4    Consent of PricewaterhouseCoopers LLP.
23.5    Consent of Arthur Andersen LLP.
23.6    Consent of Arthur Andersen LLP.
23.7    Consent of Ernst & Young LLP.
24.1    Powers of Attorney with respect to the Company.
24.2    Powers of Attorney with respect to Kinder Morgan Energy
        Partners, L.P.
24.3    Powers of Attorney with respect to Kinder Morgan, Inc.


---------------


      * To be filed by amendment.



     (b) Financial Statement Schedules of Kinder Morgan Management, LLC.


     All financial statement schedules are omitted because the information is not required, is inapplicable, is not material or is otherwise included in the financial statements or related notes thereto.

ITEM 17.  UNDERTAKINGS (BOTH FORMS S-1 AND S-3).

Kinder Morgan Management, LLC

     (a) Kinder Morgan Management, LLC hereby undertakes to provide at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Kinder Morgan Management, LLC under the foregoing provisions, or otherwise, Kinder Morgan Management, LLC has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Kinder Morgan Management, LLC in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Kinder Morgan Management, LLC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) Kinder Morgan Management, LLC hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Kinder Morgan Management, LLC under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

KINDER MORGAN ENERGY PARTNERS, L.P. AND KINDER MORGAN, INC.

     (a) Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. each hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. each hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of their respective annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each of Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. pursuant to the foregoing or otherwise, each company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the respective company of expenses incurred or paid by a director, officer or controlling person of the respective company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the respective company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant as duly caused this Registration Statement on Form S-3 or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on April 4, 2001.


                                          KINDER MORGAN ENERGY PARTNERS, L.P.
                                          (A Delaware Limited Partnership)

                                          By: Kinder Morgan G.P., Inc. as
                                              General Partner

                                              By: /s/
                                                    JOSEPH LISTENGART
                                              ----------------------------------
                                                      Joseph Listengart
                                               Vice President, General Counsel
                                                        and Secretary
                            ------------------------


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 or amendment thereto has been signed below by the following persons in the indicated capacities on April 4, 2001:


                     SIGNATURE                                             TITLE
                     ---------                                             -----
               /s/ RICHARD D. KINDER                 Director, Chairman of the Board and Chief
---------------------------------------------------    Executive Officer of Kinder Morgan G.P., Inc.
                 Richard D. Kinder                     (Principal Executive Officer)

              /s/ WILLIAM V. MORGAN*                 Director, Vice Chairman of the Board and
---------------------------------------------------    President of Kinder Morgan G.P., Inc.
                 William V. Morgan

              /s/ GARY L. HULTQUIST*                 Director of Kinder Morgan G.P., Inc.
---------------------------------------------------
                 Gary L. Hultquist

              /s/ PERRY M. WAUGHTAL*                 Director of Kinder Morgan G.P., Inc.
---------------------------------------------------
                 Perry M. Waughtal

                /s/ C. PARK SHAPER                   Vice President, Treasurer and Chief Financial
---------------------------------------------------    Officer of Kinder Morgan G.P., Inc. (Principal
                  C. Park Shaper                       Financial Officer and Principal Accounting
                                                       Officer)

          (Constituting a majority of the
                Board of Directors)

            *By: /s/ JOSEPH LISTENGART
   ---------------------------------------------
                 Joseph Listengart
      Attorney-in-fact for persons indicated

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-3 or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on April 4, 2001.


                                          KINDER MORGAN, INC.

                                          By: /s/  JOSEPH LISTENGART
                                            ------------------------------------
                                                     Joseph Listengart
                                              Vice President, General Counsel
                                                       and Secretary
                            ------------------------


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 or amendment thereto has been signed below by the following persons in the indicated capacities on April 4, 2001:


                     SIGNATURE                                             TITLE
                     ---------                                             -----
            /s/ EDWARD H. AUSTIN, JR.*               Director
---------------------------------------------------
               Edward H. Austin, Jr.

               /s/ STEWART A. BLISS*                 Director
---------------------------------------------------
                 Stewart A. Bliss

               /s/ RICHARD D. KINDER                 Director, Chairman and Chief Executive Officer
---------------------------------------------------    (Principal Executive Officer)
                 Richard D. Kinder

               /s/ WILLIAM V. MORGAN                 Director, Vice Chairman and President
---------------------------------------------------
                 William V. Morgan

             /s/ EDWARD RANDALL, III*                Director
---------------------------------------------------
                Edward Randall, III

                /s/ C. PARK SHAPER                   Vice President and Chief Financial Officer
---------------------------------------------------    (Principal Financial and Accounting Officer)
                  C. Park Shaper

               /s/ H. A. TRUE, III*                  Director
---------------------------------------------------
                  H. A. True, III

          (Constituting a majority of the
                Board of Directors)

            * By: /s/ JOSEPH LISTENGART
   --------------------------------------------
                 Joseph Listengart
      Attorney-in-fact for persons indicated

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on April 4, 2001.


                                          Kinder Morgan Management, LLC

                                          By: /s/  JOSEPH LISTENGART
                                            ------------------------------------
                                                     Joseph Listengart
                                              Vice President, General Counsel
                                                       and Secretary

                            ------------------------


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 or amendment thereto has been signed below by the following persons in the indicated capacities on April 4, 2001:


                     SIGNATURE                                             TITLE
                     ---------                                             -----
               /s/ RICHARD D. KINDER                 Director, Chairman and Chief Executive Officer
---------------------------------------------------    (Principal Executive Officer)
                 Richard D. Kinder

              /s/ WILLIAM V. MORGAN*                 Director, Vice Chairman of the Board and
---------------------------------------------------    President
                 William V. Morgan

              /s/ GARY L. HULTQUIST*                 Director
---------------------------------------------------
                Gary L. Hultquist*

              /s/ PERRY M. WAUGHTAL*                 Director
---------------------------------------------------
                Perry M. Waughtal*

                /s/ C. PARK SHAPER                   Vice President, Treasurer and Chief Financial
---------------------------------------------------    Officer
                  C. Park Shaper

Kinder Morgan, Inc.                                  Director

              By: /s/ C. PARK SHAPER
   ---------------------------------------------
                  C. Park Shaper
                Vice President and
              Chief Financial Officer

          (Constituting a majority of the
                Board of Directors)

            *By: /s/ JOSEPH LISTENGART
   ---------------------------------------------
                 Joseph Listengart
      Attorney-in-fact for persons indicated

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
1.1        Form of Underwriting Agreement.
3.1        Form of Certificate of Formation of the Company.
3.2        Form of Amended and Restated Limited Liability Company
           Agreement of the Company.
4.1*       Form of certificate representing shares of the Company.
4.2        Form of certificate representing the common units of Kinder
           Morgan Energy Partners, L.P. (filed as Exhibit 4 to Kinder
           Morgan Energy Partners, L.P.'s Registration Statement on
           Form S-1 (File No. 33-48142) and incorporated by reference).
4.3*       Form of certificate representing the i-units of Kinder
           Morgan Energy Partners, L.P.
4.4        Form of Purchase Provisions between the Company and Kinder
           Morgan, Inc. (included as Annex B to the Amended and
           Restated Limited Liability Company Agreement filed as
           Exhibit 3.2 hereto).
4.5        Form of Exchange Provisions between the Company and Kinder
           Morgan, Inc. (included as Annex A to the Amended and
           Restated Limited Liability Company Agreement filed as
           Exhibit 3.2 hereto).
4.6        Form of Registration Rights Agreement between Kinder Morgan
           Energy Partners, L.P. and Kinder Morgan, Inc.
4.7        Form of Third Amended and Restated Agreement of Limited
           Partnership of Kinder Morgan Energy Partners, L.P.
5          Opinion of Bracewell & Patterson, L.L.P. as to the legality of the securities being offered.
8          Opinion of Bracewell & Patterson, L.L.P. as to certain
           federal income tax matters.
10.1       Form of Tax Indemnity Agreement between the Company and
           Kinder Morgan, Inc.
10.2       Form of Delegation of Control Agreement among Kinder Morgan
           Management, LLC, Kinder Morgan G.P., Inc. and Kinder Morgan
           Energy Partners, L.P. and Its operating partnerships.
23.1       Consent of Bracewell & Patterson, L.L.P. (included in their opinions filed as Exhibits 5 and 8).
23.2       Consent of PricewaterhouseCoopers LLP.
23.3       Consent of PricewaterhouseCoopers LLP.
23.4       Consent of PricewaterhouseCoopers LLP.
23.5       Consent of Arthur Andersen LLP.
23.6       Consent of Arthur Andersen LLP.
23.7       Consent of Ernst & Young LLP.
24.1       Powers of Attorney with respect to the Company.
24.2       Powers of Attorney with respect to Kinder Morgan Energy
           Partners, L.P.
24.3       Powers of Attorney with respect to Kinder Morgan, Inc.


---------------


      * To be filed by amendment.